SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 16, 2006

CYBER MERCHANTS EXCHANGE, INC.
(Exact name of registrant as specified in Charter)

California	001-15643	95-4597370
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

5th Floor, QPL Industrial Building, 126-140 Texaco Road,
Tsuen Wan, Hong Kong
(Address of Principal Executive Offices)

(852) 2944-9905
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward Looking Statements

This Form 8-K and other reports filed by Registrant from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain or may contain forward looking statements and information that are based upon beliefs of, and information currently available to, Registrant’s management as well as estimates and assumptions made by Registrant’s management. When used in the filings the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” or the negative of these terms and similar expressions as they relate to Registrant or Registrant’s management identify forward looking statements. Such statements reflect the current view of Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors (including the risks contained in the section of this report entitled “Risk Factors”) relating to Registrant’s industry, Registrant’s operations and results of operations and any businesses that may be acquired by Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Although Registrant believes that the expectations reflected in the forward looking statements are reasonable, Registrant cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, Registrant does not intend to update any of the forward-looking statements to conform these statements to actual results. The following discussion should be read in conjunction with Registrant’s pro forma financial statements and the related notes that will be filed herein.

In this Form 8-K, references to “we,” “our,” “us,” “our company,” “Cyber” or the “Registrant” refer to Cyber Merchants Exchange, Inc., a California corporation.

PREFACE

The Company is filing this Current Report on Form 8-K (“Form 8-K”) concurrently with a second separate Form 8-K on this same date. However, both Form 8-K’s are being filed in connection with the Closing of the Exchange and Financing transactions described in Items 1.01 and 2.01 below. These two Form 8-K’s are filed separately because the number of “Items” the Company must file in connection with the Closing of the Exchange and Financing transactions exceeds the nine (9) “Item” limitation on the number of Items that can be included in one Form 8-K.

Item 1.01 Entry Into A Material Definitive Agreement

As more fully described in Item 2.01 below, on July 7, 2006, Cyber Merchants Exchange, Inc., a California corporation (the “Registrant” or “Cyber”) acquired a Hong-Kong based recordable digital versatile disk manufacturing company by executing an Exchange Agreement (“Exchange Agreement”) with KI Equity Partners II, LLC, a Delaware limited liability company (“KI Equity”), Prime Fortune Enterprises Limited, an international business company incorporated in the British Virgin Islands ("Prime"), the equity owners of Prime, which consist of Prime Corporate Developments Limited (“Prime Corporate”), Kwok Chung and Lui Sau Wan (collectively, the “Prime Shareholders”) and Hamptons Investment Group Ltd. (“HIG”). Under the terms of the Exchange Agreement, immediately prior to the Closing, HIG is to receive 58.82352 shares of Prime capital stock (the “HIG Shares”) as payment for its services as a finder in connection with the exchange transaction. Pursuant to the Exchange Agreement, Cyber was to acquire all of the outstanding capital stock and ownership interests of Prime (the “Prime Shares”) from the Prime Shareholders and HIG in exchange for Cyber issuing 1,000,000 shares of Series A Convertible Preferred Stock, no par value per share, of Cyber ("Series A Preferred Shares") to the Prime Shareholders and HIG (the “Exchange”). On the execution date of the Exchange Agreement, Prime owned all of the equity interest in Infosmart Group Limited, an international business company incorporated in the British Virgin Islands (“Infosmart”), which consisted of one (1) ordinary share of Infosmart stock. Infosmart beneficially owns 100% of the issued and outstanding capital stock of both: (i) Info Smart Technology Limited, a company incorporated under the laws of Hong Kong (“IS Technology”); and (ii) Info Smart International Enterprises Limited, a company incorporated under the laws of Hong Kong (“IS International”). IS Technology owns all of the issued and outstanding capital stock of Infoscience Media Limited, a company incorporated under the laws of Hong Kong (“IS Media”). IS Media owns 99.42% of the issued and outstanding capital stock of Discobras Industria E Comercio de Electro Eletronica Limiteda, a company incorporated under the laws of Brazil (“Discobras”).

However, as more fully described in Item 2.01 below, in August 2006 and prior to the Closing of the Exchange, the board of directors of Prime and Infosmart and their respective shareholders decided to re-structure certain shareholdings in Infosmart, so that after the re-structuring, Prime would no longer own 100% of Infosmart’s issued capital shares and so that the Prime Shareholders would replace Prime as the direct owners of 100% of the issued capital shares and equity ownership of Infosmart (the “Re-structuring”). As described more fully in Item 2.01, as a result of the Re-structuring, the Prime Shareholders became the direct equity owners of 100% of Infosmart’s issued capital shares.

After the Re-structuring, on August 14, 2006, Cyber entered into a First Amendment to the Exchange Agreement (the “Amendment”) with KI Equity, Prime, the Prime Shareholders, HIG, Infosmart, and each of the equity owners of Infosmart. Under the terms of the Amendment, the Exchange Agreement was amended so that the term “Company”, which is currently defined in the Exchange Agreement as “Prime Fortune Enterprises Limited, an international business company incorporated in the British Virgin Islands” shall instead be defined as “Infosmart Group Limited, an international business company incorporated in the British Virgin Islands” so that all of the obligations, representations, warranties, liabilities and responsibilities of Prime under the Exchange Agreement shall now be the obligations, representations, warranties, liabilities and responsibilities of Infosmart. The parties further agreed and acknowledged that the Infosmart Shareholders (defined below) shall replace the Prime Shareholders as the exchanging party to the Exchange Agreement that will transfer and contribute all of their Infosmart Shares to Cyber in exchange for Cyber’s issuance to the Infosmart Shareholders of 1,000,000 shares of Cyber’s Series A Preferred Stock, and that all of the obligations, representations, warranties, liabilities and responsibilities of the Prime Shareholders under the Exchange Agreement shall become the obligations, representations, warranties, liabilities and responsibilities of the Infosmart Shareholders.

As a result of the Amendment: (1) Prime’s obligation under the Exchange Agreement to issue capital shares to HIG immediately prior to the Closing was transferred to Infosmart, and thus Infosmart will issue 58.82352 Infosmart shares to HIG as payment for HIG’s services; (2) the shares of capital stock to be exchanged with Cyber’s Series A Preferred Stock pursuant to the Exchange Agreement will consist of 100% of Infosmart issued capital shares (the “Infosmart Shares”), (2) the holders of 100% of Infosmart’s issued capital shares, which immediately prior to the Closing shall be Prime Corporate, Kwok Chung, Lui Sau Wan and HIG (hereinafter, collectively the “Infosmart Shareholders”) will be the transferring the Infosmart Shares to Cyber in exchange for Cyber’s issuance of Cyber’s Series A Preferred Stock to the Infosmart Shareholders, and (3) that Infosmart and the Infosmart Shareholders will be replacing Prime and the Prime Shareholders as a parties to the Exchange Agreement and will be assuming all of Prime’s and the Prime Shareholders’ obligations, representations, warranties, liabilities and responsibilities under the Exchange Agreement.

In connection with the execution of the First Amendment to the Exchange Agreement, Cyber, IS Technology, IS International and IS Media entered into an Amended and Restated Guarantee and Assumption Agreement (“Amended Guarantee Agreement”) on August 14, 2006, under which IS Technology, IS International and IS Media have agreed to be jointly and severally liable with Infosmart and the Infosmart Shareholders for each and every obligation and liability of Infosmart and the Infosmart Shareholders under the Exchange Agreement as if it were a party to the Exchange Agreement. A copy of the Amended Guarantee Agreement is included as Exhibit 2.6 to this Current Report and is hereby incorporated by this reference.

Thus, at the Closing, Cyber will acquire all of the Infosmart Shares from the Infosmart Shareholders, and the Infosmart Shareholders will transfer and contribute all of their Infosmart Shares to Cyber. In exchange, Cyber will issue to the Infosmart Shareholders 1,000,000 shares of Series A Preferred Shares, which shall be convertible into 116,721,360 shares of Cyber’s common stock (“Conversion Shares”). A copy of the Amendment is included as Exhibit 2.5 to this Current Report and is hereby incorporated by this reference. All references to the Exchange Agreement, the Amendment and other exhibits to this Current Report are qualified, in their entirety, by the text of such exhibits.

Reference is also made to the description of the financial advisory agreement under Item 2.01 of this report, which description is incorporated by reference into this Item 1.01.

Item 1.02  Termination Of A Material Definitive Agreement.

Reference is made to the description of the termination of the management services agreement with Vero Management, LLC under Item 2.01 of this report, which description is incorporated by reference into this Item 1.02.

Item 2.01 Completion of Acquisition or Disposition of Assets

CLOSING OF EXCHANGE AGREEMENT

As described in Item 1.01 above, on July 7, 2006, Cyber acquired a Hong-Kong based recordable digital versatile disk manufacturing company by executing an Exchange Agreement with KI Equity, Prime, the equity owners of Prime, the Prime Shareholders and HIG. Under the terms of the Exchange Agreement, immediately prior to the Closing, HIG was to receive 58.82352 Prime capital shares as payment for its services as a finder in connection with the exchange transaction. Pursuant to the Exchange Agreement, Cyber was to acquire all of the outstanding capital stock and ownership interests of Prime (the “Prime Shares”) from the Prime Shareholders and HIG in exchange for Cyber issuing 1,000,000 shares of Series A Convertible Preferred Stock, no par value per share, of Cyber ("Series A Preferred Shares") to the Prime Shareholders and HIG (the “Exchange”).

However, prior to the Closing, the board of directors of both Prime and Infosmart decided to re-structure certain shareholdings in Infosmart, so that after the re-structuring, Prime would no longer own 100% of Infosmart’s issued capital shares and so that Prime Corporate, Kwok Chung and Lui Sau Wan would replace Prime as the direct owners of 100% of the issued capital shares and equity ownership of Infosmart (the “Re-structuring”).

Prior to the Re-structuring, Prime owned 100% of the issued capital shares of Infosmart, which consisted on one (1) issued capital share, and Prime’s issued capital shares were owned as follows: 713 shares held by Prime Corporate, 212 shares held by Kwok Chung, and 75 shares held by Lui Sau Wan. On August 11, 2006, and in connection with the Re-structuring, Prime’s board of directors approved resolutions for Prime to transfer the one (1) issued capital share of Infosmart owned by Prime to Prime shareholder Kwok Chung in exchange for a cash payment of $1.00 (the “Prime Transfer”), and that pursuant to such resolutions, Prime transferred the one Infosmart share to Kwok Chung on August 11, 2006 in exchange for the $1.00 cash payment.

Further, on August 11, 2006 and concurrent with the Prime Transfer, the Company’s Board approved resolutions for the issuance of 999 new shares in Infosmart to Prime Corporate, Kwok Chung and Lui Sau Wan, as follows: 713 shares to Prime Corporate, 211 shares to Kwok Chung, and 75 shares to Lui Sau Wan, in exchange for a cash payment by Prime Corporate, Kwok Chung and Lui Sau Wan of $1.00 per Infosmart share that each receives (the “Infosmart Share Issuance”) or an aggregate total payment of $999 for such shares, and that on August 11, 2006, the Company issued the 999 Infosmart shares, in amounts as described above, to Prime Corporate, Kwok Chung and Lui Sau Wan and, in exchange, received the $999 cash payment, pursuant to such resolutions.

As a result of and immediately after the Prime Transfer and the Infosmart Share Issuance, Prime Corporate, Kwok Chung and Lui Sau Wan became the owners of 100% of the issued capital shares of Infosmart, with each of them owning the same number of Infosmart shares as the number of Prime shares that each currently owns.

As discussed in Item 1.01 above, after the Re-structuring, on August 14, 2006, Cyber entered into a First Amendment to the Exchange Agreement (the “Amendment”) with KI Equity, Prime, the Prime Shareholders, HIG, Infosmart, and each of the equity owners of Infosmart.

As a result of the Amendment: (1) Prime’s obligation under the Exchange Agreement to issue capital shares to HIG immediately prior to the Closing was transferred to Infosmart, and thus Infosmart will issue 58.82352 Infosmart shares to HIG as payment for HIG’s services; (2) the shares of capital stock to be exchanged with the Series A Preferred Shares pursuant to the Exchange Agreement will consist of 100% of Infosmart issued capital shares (the “Infosmart Shares”), (3) the holders of 100% of Infosmart’s issued capital shares, which immediately prior to the Closing shall be Prime Corporate, Kwok Chung, Lui Sau Wan and HIG (hereinafter, collectively the “Infosmart Shareholders”) will be the transferring the Infosmart Shares to Cyber in exchange for Cyber’s issuance of Cyber’s Series A Preferred Shares to the Infosmart Shareholders, and (4) that Infosmart and the Infosmart Shareholders will be replacing Prime and the Prime Shareholders as a parties to the Exchange Agreement and will be assuming all of Prime’s and the Prime Shareholders’ obligations, representations, warranties, liabilities and responsibilities under the Exchange Agreement.

Thus, at the Closing, Cyber will acquire all of the Infosmart Shares from the Infosmart Shareholders, and the Infosmart Shareholders will transfer and contribute all of their Infosmart Shares to Cyber. In exchange, Cyber will issue to the Infosmart Shareholders 1,000,000 shares of Cyber’s Series A Preferred Stock, which shall be convertible into 116,721,360 shares of Cyber’s common stock. All references to the Exchange Agreement, the Amendment and other exhibits to this Current Report are qualified, in their entirety, by the text of such exhibits.

Infosmart beneficially owns 100% of the issued and outstanding capital stock of both: (i) Info Smart Technology Limited, a company incorporated under the laws of Hong Kong (“IS Technology”); and (ii) Info Smart International Enterprises Limited, a company incorporated under the laws of Hong Kong (“IS International”). IS Technology owns all of the issued and outstanding capital stock of Infoscience Media Limited, a company incorporated under the laws of Hong Kong (“IS Media”). IS Media owns 99.42% of the issued and outstanding capital stock of Discobras Industria E Comercio de Electro Eletronica Limiteda, a company incorporated under the laws of Brazil (“Discobras”). Infosmart, IS International, IS Technology, IS Media and Discobras shall be referred to herein collectively as "Infosmart Group" or our “predecessor.” Infosmart Group is engaged in the business of development, manufacturing, marketing and sales of recordable digital versatile disks (“DVDR”) media.

The consummation of the Exchange was contingent on a minimum of $7,000,000 (or such lesser amount as mutually agreed to by Prime and the placement agent) being subscribed for, and funded into escrow, by certain accredited and institutional investors (“Investors”) for the purchase of shares of Series B Convertible Preferred Stock (“Series B Preferred Shares”) of Cyber promptly after the closing of the Exchange under terms and conditions approved by Cyber’s board of directors immediately following the Exchange (the “Financing”). The closing of the Financing was contingent on the closing of the Exchange, and the Exchange was contingent on the closing of the Financing.

The closing of the transactions contemplated by the Exchange Agreement and the First Amendment to the Exchange Agreement and in the Financing occurred on August 16, 2006 (the “Closing Date”). Following the Closing Date, Infosmart became a wholly owned subsidiary of Cyber.

FINANCING

Immediately following the Closing, we received gross proceeds of approximately $7.65 million in connection with the Financing from the Investors. Pursuant to Subscription Agreements entered into with these Investors, we sold 1,092,857.143 shares of our Series B Preferred Stock at a price per share of $7.00. Each share of Series B Preferred Stock will be convertible into shares of our common stock. The Company is required to register the common stock underlying the Series B Preferred Stock issued in the Financing with the Securities and Exchange Commission for resale by the Investors. After commissions and expenses, we received net proceeds of approximately $6.89 million in the Financing.

In connection with the issuance of the Series B Preferred Stock to the Investors, the Company issued warrants to the Investors to purchase an aggregate of 29,310,345 shares of common stock, on as-converted basis, of the Company. The warrants have an exercise price of $0.326 per share, subject to adjustments.

Keating Securities, LLC and Axiom Capital Management, Inc. (“Placement Agents”) acted as placement agent in connection with the Financing. For their services, the Placement Agents received a commission equal to 8% of the gross proceeds or approximately $587,000 from the offering and a non-accountable expense allowance equal to 2% of the gross proceeds or approximately $153,000. In addition, the Placement Agents received, for nominal consideration, five-year warrants to purchase 10% of the number of shares of common stock into which the Series B Preferred Stock issued in the Financing may be converted number of shares of common stock into which the Series B Preferred Stock in the offering (“Placement Agent Warrants”).  The Placement Agent Warrants will be exercisable at any time at a price equal 125% of the conversion price, on a net-issuance or cashless basis. The Placement Agent Warrants will have registration rights similar to the registration rights afforded to the holders of Series B Preferred Stock and Warrants. Cyber also paid for the out-of-pocket expenses incurred by the Placement Agent and all purchasers in the amount of $25,000. In addition, Cyber issued to the Placement Agent, warrants to purchase an aggregate of 2,931,035 shares of our common stock on an as-converted basis at an exercise price of $0.326 per share. The warrants are fully vested and have a term of five years.

Copies of the form of Placement Agent Agreement, Subscription Agreement, Registration Rights Agreement, and Form of Common Stock Purchase Warrant are attached to this report as Exhibits 10.14, 10.15, 10.16, and 10.17 respectively, and are incorporated herein by reference.

Upon completion of the Exchange, and after giving effect to the Financing, the Infosmart Shareholders owned 1,000,000 shares of Cyber’s Series A Preferred Stock and the Investors in the aggregate received 1,092,857.143 shares of our Series B Preferred Stock. The Infosmart Shareholders and the Investors will own, in the aggregate, 91.84% of our issued and outstanding shares of common stock after giving effect to the conversion of the Series A and Series B Preferred Stock into common stock. Cyber’s stockholders immediately prior to the Exchange will own 8.16% of the outstanding common stock (or, 12,969,040 shares of our common stock) immediately after completion of these transactions after giving effect to the conversion of the Series A and Series B Preferred Stock into common stock.

The issuance of the Series A Preferred Shares to the Infosmart Shareholders and, upon conversion, the shares of Cyber’s common stock underlying the Series A Preferred Shares, is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Regulation S promulgated thereunder. The issuance of the Series B Preferred Shares to Investors is intended to be exempt from registration under the Securities Act pursuant to Section 4(2) thereof and such other available exemptions. As such, the Series A Preferred Shares and the Series B Preferred Shares, and upon conversion thereof, Cyber’s common stock, may not be offered or sold in the United States unless they are registered under the Securities Act, or an exemption from the registration requirements of the Securities Act is available. No registration statement covering these securities has been filed with the SEC or with any state securities commission in respect of the Exchange or the Financing.

However, pursuant to the Exchange Agreement and in connection with Financing, Cyber entered into a registration rights agreement (the "Registration Rights Agreement") with the Investors and the Placement Agents. Pursuant to the agreements, Cyber has agreed to register for public re-sale the shares of Cyber’s common stock underlying the Series B Preferred Shares issued to the Investors in the Financing and the common stock issuable to each Investor and the Placement Agents pursuant to the warrants. In addition, Cyber has agreed to register for public re-sale after the Exchange: (i) 2,000,000 shares of Cyber’s common stock which are currently outstanding and have been granted piggyback registration rights, (ii) 7,104,160 shares of Cyber’s common stock currently held by KI Equity which do not have piggyback registration rights, (iii) the Gateway Shares (as defined below), (iv) approximately 6,484,519 shares of Cyber’s common stock underlying Series A Preferred Stock to be issued to Hamptons Investment Group Limited (“HIG”) immediately prior to the closing of the Exchange, and (v) 134,100 shares of Cyber’s common stock issued to Richardson & Patel LLP after Closing for legal services rendered to Prime in connection with the Exchange and Financing. (The shares Cyber is required to register, as described above, are collectively referred to hereinafter as the “Registrable Securities”.) The Registration Rights Agreement provides that Cyber must file a Registration Statement on Form SB-2 (the “Registration Statement”) relating to the resale of the Registrable Securities within 30 days following the Closing (the “Filing Deadline Date”) and shall use its commercially reasonable efforts to cause such Registration Statement to become effective within 150 days following the Closing. In the event that it does not meet its registration obligations, then Cyber has agreed to pay holders of Series B Preferred Stock and Warrants, as partial liquidated damages for the damages to them by reason thereof, and not as a penalty, at a rate equal to two percent (2%) of the purchase price of the shares held by each holder of Series B Preferred Stock and Warrants per month, for each calendar month of the Registration Default Period (pro rated for any period less than 30 days), subject to a cumulative maximum value of 14%; provided, however, if a breach of the Registration Rights Agreement obligation occurs (or is continuing) on a date more than one year after the purchaser acquired the Registrable Securities (and thus the one year holding period under Rule 144(d) has elapsed), liquidated damages shall be paid only with respect to that portion of a purchaser’s registrable securities that cannot then be immediately resold in reliance on Rule 144; provided a legal opinion with respect to the availability of Rule 144 for the resale of Registrable Securities received upon conversion of the Series B Preferred Shares has been rendered by a law firm acceptable to both the Company and the Holder as evidence that Rule 144 is available for such Registrable Securities.

In connection with the Closing, Cyber filed a press release announcing the Closing and the completion of the Financing, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.1.

Except for the Exchange Agreement and the transactions contemplated by that agreement, neither Cyber, nor the directors and officers of Cyber serving prior to the consummation of the Exchange, had any material relationship with Infosmart, or any of the Infosmart Shareholders.

Cyber is presently authorized under its Articles of Incorporation to issue 40,000,000 shares of common stock, no par value per share, and 10,000,000 shares of preferred stock, no par value per share. Of the 10,000,000 shares of preferred stock authorized, 1,200,000 shares were designated as Series A Convertible Preferred Stock and 1,800,000 shares were designated as Series B Convertible Preferred Stock pursuant to Certificates of Determination ("Certificates of Determination") that were approved by Cyber's board of directors, and filed with and accepted by, the Secretary of State of the State of California prior to the Closing of the exchange transaction. Further, pursuant to the Exchange Agreement, Cyber issued 2,850,000 shares of Cyber’s common stock to Worldwide Gateway Co., Ltd. (“Gateway”) immediately prior to the Closing for Gateway’s services as a consultant to Cyber connection with the Exchange (“Gateway Shares”). Thus, as of the Closing, and immediately after the completion of the Financing, Cyber had 12,969,040 shares of common stock issued and outstanding, 1,000,000 shares of Series A Preferred Stock issued and outstanding, and 1,092,857.143 shares of Series B Preferred Stock issued and outstanding.

MANDATORY CONVERSION OF PREFERRED STOCK INTO COMMON STOCK

Under the terms of the Exchange Agreement, the Infosmart Shares held by the Infosmart Shareholders were exchanged for 1,000,000 shares of our Series A Preferred Stock. Each Series A Preferred share will be convertible into 116.721360 shares of Cyber’s common stock (the “Conversion Rate”). The Series A Preferred Shares will immediately and automatically be converted into shares of Cyber’s common stock (the “Mandatory Conversion”) upon the approval by a majority of Cyber’s stockholders (voting together on an as-converted-to-common-stock basis), following the Exchange transaction, of an increase in the number of authorized shares of Cyber’s common stock from 40,000,000 shares to 300,000,000 shares and a change of Cyber’s corporate name (collectively, the “Corporate Actions”). In connection with the Closing, KI Equity and the Infosmart Shareholders entered into a voting agreement (“Voting Agreement”) to vote their Cyber shares in favor of the Corporate Actions.

The holders of Preferred Stock (including the Investors acquiring such shares as part of the Financing after the Closing of the Exchange) are entitled to vote together with the holders of the common stock, as a single class, upon all matters submitted to holders of common stock for a vote. Each share of Preferred Stock will carry a number of votes equal to the number of shares of common stock issuable as if converted at the record date. As such, after the Closing and the Financing, the Infosmart Stockholders, and Investors have 91.84% of the total combined voting power of all classes of Cyber stock entitled to vote.

Upon Mandatory Conversion of the shares of Series A and Series B Preferred Stock, the Infosmart Stockholders and Investors will, in the aggregate, receive approximately 146,031,705 shares of Cyber's common stock, representing 91.84% of the outstanding shares of Cyber's common stock immediately following the Mandatory Conversion. The stockholders of Cyber immediately prior to the Exchange will, following the Mandatory Conversion, own approximately 12,969,040 shares of Cyber's common stock, representing 8.16% of the outstanding shares of common stock.

Effective as of the Closing, Kevin R. Keating, Margie L. Blackwell, Luca Toscani and Jeff L. Andrews resigned as a directors of Cyber and following persons were appointed to Cyber’s board of directors:

•  Kwok Chung (“Andy Kwok”), InfoSmart’s current Chief Executive Officer
•  Sze Po Nei (“Pauline Sze”), InfoSmart’s current Chief Financial Officer
•  Andrew Chung Yuen Chang (“Andrew Chang”), a director of InfoSmart
•  Godwin Wong, an independent director designated by KI Equity.

Additional information concerning Andy Kwok, Pauline Sze, Andrew Chang and Godwin Wong is set forth below.

BUSINESS

BUSINESS OF CYBER

Prior to the Closing, Cyber was a public “shell” company with nominal assets whose sole business has been to identify, evaluate and investigate various companies with the intent that, if such investigation warrants, a reverse merger transaction be negotiated and completed pursuant to which Cyber would acquire a target company with an operating business with the intent of continuing the acquired company’s business as a publicly held entity.

BUSINESS OF INFOSMART

Overview

Infosmart manufactures 8x and 16x recordable digital versatile discs (“DVDRs”), and is preparing to launch production of new optical storage media, namely, high density DVDR (“HD DVD”)/Blu-Ray discs. Infosmart operates a state of the art recordable DVDR factory in Hong Kong, which is presently operating at maximum capacity. In order to act as a one-stop-shop for the optical storage media needs of its customers, Infosmart outsources orders for products it does not produce itself, such as DVD±RW and DVD-RAM and other low margin DVDR items. However, there has been a permanent shift in Infosmart’s operations in favor of sales of own-manufactured discs: 89% of Infosmart’s revenues in 2005 were from sales of manufactured discs, up from 66% in 2004. In the future, Infosmart expects sales of purchased discs to be insignificant.

Infosmart is establishing a production facility and a sales base in Brazil in 2006.  Infosmart intends to boost its productivity and return on investment from its existing DVDR equipment by relocating some production to Brazil, one of the world’s largest developing economies.

In March 2006, Infosmart formed Discobras, a Brazilian company, with a local partner, with registered capital of US$8 million. Infosmart’s subsidiary, IS Media, holds a 99.42% ownership interest in Discobras and the local partner holds the remaining 0.58% ownership interest in Discobras. Infosmart has already received licenses and all necessary documents and approvals for operating a DVDR production facility in Brazil. The facility has been leased since April 2006 and is already prepared for machines to be installed in October 2006. Production in Brazil is expected to start in the fourth quarter of 2006. Infosmart’s Regional Director for South America, Sebastian Tseng, has lived in Argentina for many years, speaks fluent Spanish and is conversational in Portuguese.

Infosmart’s strategy is to continue to produce 8x and 16x discs for developed and, increasingly, developing economies, while preparing some of its production lines for next generation media - HD DVD output. By the end of 2007, management plans to have at least two production lines converted to HD DVD output and another 44 lines ready for conversion. The timing of product and territory market entry and exit is a critical determinant of success in the optical media market. Flexibility in Infosmart’s technology base and manufacturing locations will enable the company to time the switch of emphasis to HD DVD production and regional markets according to local information and actual, rather than projected, market developments.

Infosmart was incorporated in the British Virgin Islands on August 23, 2005 under the International Business Companies Act, British Virgin Islands. Pursuant to a group reorganization (“Infosmart Reorganization”) completed in October 2005, Infosmart became the holding company of IS Technology, IS International and IS Media by the acquisition of 100% (directly and indirectly) of the issued and outstanding common stock of each such entity. Founded in Hong Kong in August of 2002, IS Technology was the first company in Hong Kong to manufacture recordable digital versatile disks. With the continual growth in DVDR demand, the initial shareholders of IS Technology took in other shareholders to form the other two companies, IS International and IS Media, to produce DVDRs. These three companies form Infosmart’s main operational business. In fiscal 2004, Infosmart’s revenues were $22,421,765 and its net income was $3,024,300. In fiscal 2005, Infosmart’s revenues were $24,577,206 and its net income was $4,214,761. Infosmart currently has customers in Western Europe and Australia and plans further expansion into North and South America, the Middle East, Africa, Eastern Europe and Russia.

Industry Overview and Market Opportunity

In general, demand for DVDR discs has been growing rapidly. Such increased demand has been driven by the higher market penetration of DVD drives, players and recorders, which was boosted by the rapid rise in the number of movies marketed in the DVD format. The installed base of DVD drives, players and recorders doubled from approximately 200 million units in 2004 to approximately 390 million units in 2005. These estimates are inclusive of the installed base of DVD drives in personal computers (PCs) which was estimated to rise from 81 million in 2004 to 158 million in 2005. In addition, worldwide demand for DVDR discs grew 12% in 2004 to approximately 2.1 billion units in 2005. Management believes the writable DVDR market saw a 93% sales volume growth in 2005. Due to strong growth of worldwide DVD recorder shipment and PC installation and prices of DVD drives falling 2%-3% per year, annual DVDR disc demand is projected to rise to around 4 billion units by 2005 and peak at almost 9 billion discs per year by 2008.

Currently, the largest markets for DVDR discs are Europe, USA and Japan. We believe that demand for DVDR discs from South America, the Middle East and Eastern Europe will grow quickly. Taiwanese companies account for approximately 60% of the world’s installed DVDR disc production capacity and output.

Computer storage media products that have historically competed with DVDR discs include hard discs, USB drives and flash memory, and floppy discs. Hard discs have up to 500GB of capacity, cost around $0.75/GB and are the most economical choice for large storage needs. However, the hard disc is less versatile, more fragile and harder to install than optical storage media; it is also bulky and has poor portability. Both USB drives and flash memory are compact in size and provide great portability and reusability, but are relatively expensive ($70-$100/GB) and have limited storage capacity (maximum only 1-2 GB). These devices are mainly used to store computer and music/home video files where portability is required. Floppy disc capacity is too small for multimedia or today’s software files.

For full movies or computer file backups, CD-R and DVDR offer large (from 750MB to 9.4GB) and economical (from $0.18 to $0.80 per disc) storage solutions. Rewritable DVD±RW discs are reusable but more expensive, and therefore less popular, than write-once DVD±R discs.

In addition to its historical competitors, DVDR now faces competition from newer forms of optical storage mediums, such as HD DVD and Blu-Ray.

Older technology such as SL DVD already has an established large hardware base and thus there is constant demand for SL DVD media around the globe. These large volume production items like 8x and 16x SL DVDR discs can be rapidly produced and sold with little incremental effort. The high-tech consumers in developed countries, however, are demanding higher reading and writing speed and larger capacity for their growing needs on sizeable applications, files and high-definition media contents. Sales of 8x SL DVDR is on the downward trend as consumers can get 16x SL DVDR with negligible price difference.

Over time, the demand for DVDR discs may shift away from SL DVD and towards other forms of optical storage media with larger capacity and higher data transfer rates. For technical reasons, 16x represents the speed limit for DVDR discs, and thus faster data transfer can only be achieved by increasing the quantity of information transferred per second. This has spurred the development of a range of technologies designed to increase the density of information storage on DVD discs, such as using lasers of different wavelengths (HD DVD or Blu-Ray) or a second layer information storage on the disc (DL DVD). How effectively such newer technologies compete in the optical storage media depends on a number of factors, as discussed below.

Global DVDR disc production is highly competitive and manufacturers must continuously cut costs and keep up with product life cycles to survive. Market timing is critical in the optical storage media market. Management expertise is necessary in order to judge market entry at the early growth phase of a product cycle. Manufacturers that enter a product market too early in the introduction stage of the life cycle face insufficient demand, high production costs and the risk that their production technology will be overtaken by subsequent innovations. Those who enter too late, as many did with respect to the 4x DVD disc market in 2003/2004, may face falling margins in a maturing or declining market as the relevant product nears the end of its life cycle.

The product cycle for SL DVD in developed countries, like Europe and the U.S., is in the maturity stage, as reflected by a high quantity of demand and falling prices. With the introduction of HD DVD and Blu-Ray, SL DVDR demand might further decrease as consumers turn to HD DVD or Blu-Ray for their high capacity storage needs for high definition media. In Infosmart’s analysis, HD DVD and Blu-Ray discs are still in the introduction stage. These items currently have a low share of the DVD market but their share could grow very rapidly if the products are successfully commercialized. The development of high density optical media awaits resolution of the format war between HD-DVD and Blu-Ray and technical maturity of the production process before the full market potential of these products can be realized.

Due to a sooner than expected release of HD DVD and Blu-Ray hardware and media into the market, the DL DVDR had quickly gone past the growth phase of its product life cycle since late 2005. The price and market demand for DL DVDR has dropped substantially with consumers waiting for the launch of the next generation high-density media. DL DVDR has quickly become one of those products that is expected to be displaced by more advanced technologies.

In contrast to developed countries, demand for DVDR discs continues to grow in developing countries. With the disparity between developed and developing countries, the demand for all high-tech products, including DVDs, in developing countries lagged behind the demand for same products in developed countries. The time gap between technology adoption in developed and developing countries has prolonged the original product life cycle for optical storage media. Currently, 8x DVDR has already reached the maturity stage (or even the decline stage) of the product life cycle in developed countries such as U.S., Europe and Australia. However, the same 8x products are in the growth stage in developing countries such as those in South America and Africa. Therefore, by capturing the market in these developing markets, Infosmart can maximize the productivity and the values of its existing DVDR machines. The prices for DVDR products are also better in developing countries than in developed countries where the prices are driven down by intense competition.

Infosmart currently manufactures 8x and 16x write-once DVDR discs which are sold in several countries worldwide and believes that demand for recordable DVDR products will continue to grow in the foreseeable future, especially in developing countries. To increase sales in developed countries, Infosmart plans to focus some of its production on the HD DVD. Infosmart is preparing for HD DVD production. Thirty two (32) of Infosmart’s forty four (44) production lines can be upgraded to HD DVD production at a time of management’s choosing.

Infosmart is positioned as a strong competitor in meeting the growing demand for recordable DVD products. Infosmart is a DVDR manufacturer with no obsolete legacy CD plants and it offers a combination of the following key factors needed for success in this innovative sector: ability to time market entry to match the growth phase in a product’s life cycle; ability to time exit from mature markets when unprofitable; adaptability achieved by using upgradeable manufacturing technology; flexibility gained by using outsourced capacity where necessary as products mature; cost competitiveness; and entrepreneurial drive. Infosmart already has a large base of customers and is striving to find new customers for its products.

As explained above, the timing of market entry and exit is a critical determinant of success in the optical media market. By entering the lucrative storage media market in Brazil in the early growth stage, Infosmart can maximize the revenue potentials of its existing production lines. Infosmart is also preparing to launch production of HD-DVD/Blu-Ray discs at the optimal time.

Employees

As of June 30, 2006, we had 148 full-time employees, including management. None of these employees are represented by any collective bargaining agreements. Neither we nor any of the subsidiaries have experienced a work stoppage. Management believes that our relations with our employees are good.

Current Products

Currently, sales of our 8x DVDR disc account for approximately between 70% to 80% of Infosmart’s output; 16x DVDR discs make up the remainder. Management expects 8x sales to remain the bulk of Infosmart’s sales partly because the Brazilian market is overwhelmingly an 8x market. Management expects the contribution to sales by product in 2006 and 2007 to follow the pattern set out in the table below:

Disc Type	2006E	2007E
16x	28%	14%
8x	72%	74%
HD DVD	0%	12%

Research and Development

Infosmart plans to invest $1,250,000 over the next 18 months on pre-production activities for HD DVD production, including dye and stamper testing, mould modification and process fine-tuning. In order to be one of the first manufacturers to mass-produce HD DVDs to coincide with the early growth phase of the product life cycle, Infosmart has been working closely with dye and stamper developers in Taiwan and will be conducting pre-production testing to prepare for HD DVD production. However, if the market turns in favor of Blu-Ray, the Company will have to purchase new equipment to produce Blu-Ray discs.

Manufacturing

Infosmart currently operates three factories, whose combined production capacity is 12 million 8x and 16x SL DVDR discs per month. Currently, the product mix is about 70-80% of 8x discs and 20-30% of 16x discs. Infosmart has the flexibility to switch production easily between the two product types. After manufacturing the discs, Infosmart puts its products through a rigid quality assurance process. Infosmart’s Quality Management System complies with ISO9001:2000 requirements and Infosmart is ISO 9000 certified. Our production equipment is easily upgradeable to HD DVD production, and the company will derive competitive advantage from this flexibility if HD DVD wins the standard war against Blu-Ray. Whichever format wins, however, the Company expects to make needed production purchases in 2007 in order to catch the expected first waves of demand in the high definition media storage market.

Intellectual Properties and Licenses

Infosmart does not own any patents or any other intellectual properties. The intellectual properties used in manufacturing our products are provided to us pursuant to two separate cooperation agreements described below.

Agreement 1

The first cooperation agreement (“Agreement 1”) was entered into between our subsidiary Infosmart Technology Limited (“IS Technology”) and Mega Century Limited (“Mega Century”), a Hong Kong company formerly controlled by Chief Financial Officer Pauline Sze) on January 1, 2006. Under Agreement 1, the parties agreed to combine operationally their production facilities so that Mega Century and IS Technology can both produce DVDRs using certain intellectual properties for the production of DVDRs for which Mega Century was granted a patent licenses (the “Patent License”) for use by the DVD developer, and also the right to manufacture DVDRs under a government manufacturing license (the “Manufacturing License”) held by the Mega Century. In addition, Mega Century agreed that (1) IS Technology has full legal and beneficial ownership of the first 6,500,000 DVD discs (the “First Minimum Quantity”) produced in IS Technology’s production facilities each whole month during the one year term of Agreement 1, which IS Technology can sell to third parties or to Mega Century; and (2) for any amount of DVDs produced in excess of the First Minimum Quantity (excluding quantities sold by IS Technology directly to Mega Century), IS Technology will receive 70% of the gross profits from the sale of such DVDs.

In exchange, IS Technology agreed that for any amount of discs produced in excess of the First Minimum Quantity (excluding quantities sold by IS Technology directly to Mega Century), Mega Century receives 30% of the gross profits from the sale of such DVDs. Under Agreement 1, Mega Century is responsible for paying all the relevant licensee fees and IS Technology is responsible for all the recurrent costs and expenses incurred for the production of all DVD products manufactured at IS Technology’s production facility during the one year term of Agreement 1. On January 1, 2006, Mega Century, IS Technology and Infosmart International Enterprises Limited (“IS International”) entered into an Amendment Agreement amending Agreement 1 whereby IS International agreed to be an additional party to Agreement 1 and to undertake IS Technology’s rights and obligations with IS Technology, jointly and severally.

Agreement 2

The second cooperation agreement (“Agreement 2”) was entered into between our subsidiary Infoscience Media Limited (“IS Media”) and Infoscience Holdings Limited, an independent third party, (the “Third Party”) on December 1, 2005. Under Agreement 2, the parties agreed to combine operationally their production facilities so that both IS Media and the Third Party can both produce DVDRs at their combined facilities using certain intellectual properties for the production of DVDs for which the Third Party holds patent licenses (the “Patent License”) for use from the DVD developer (the “License Agreement”) and also a right to manufacture DVDs under a government manufacturing license (the ”Manufacturing License”) held by the Third Party. The Third Party also agreed that IS Media shall have full legal and beneficial ownership of the first 5,000,000 DVD discs (the “Second Minimum Quantity”) produced in both IS Media’s and the Third Party’s production facilities (the “Combined Facilities”) for each whole month during the one year term of Agreement 2.

In exchange, IS Media agreed: (1) the Third Party shall receive full legal and beneficial ownership of all DVDs produced in the Combined Facilities that are in excess of the Second Minimum Quantity; and (2) to provide the Third Party with stand-by credit facility of not more than HK$30,000,000 from IS Media’s own sources or indirectly from any third party including any licensed Hong Kong bank. Under Agreement 2, the Third Party is responsible for paying all the relevant licensee fees and IS Media is responsible for all the recurrent costs and expenses (except for rent and public utilities, for which each party is responsible for the costs they incur in their own production facility) incurred for the production of all DVD products manufactured in the Combined Facilities during the one year term of Agreement 2.

Patent Licenses

We plan to directly apply for both a Patent License from the DVD developer to produce the Products and also the Manufacturing License in 2006 before the expiration of Agreement 1 and Agreement 2. In addition, upon completion of the Discobras DVDR production facility Brazil, Infosmart will also apply for the required Patent License for use of intellectual property required to manufacture its DVDR products in Brazil.

The Patent Licenses discussed above were both granted under the Patent Licenses discussed above that that are held by Mega Century and the Third Party were obtained through a joint patent licensing program (the “DVDR Patent License Program”) that is administered by Koninklijke Philips Electronics, N.V. (“Philips”). Parties acquiring the patent licenses through this DVDR Patent License Program are allowed to use patents owned (or for which these companies have patent applications pending) by participating companies including Philips, Sony, Hewlett Packard and/or Pioneer that are essential in the DVDR manufacturing process. The patent license offered through Philips’ DVDR Patent Licensing Program is offered under non-discriminatory terms and conditions and in principle is available to all manufacturers. Thus, Infosmart should be able to gain approval upon application for use of the Patent Licenses. However, in the event that such approval is delayed for a long period or denied, then Infosmart plans to renew the Cooperation Agreements so that Infosmart can continue to produce its DVDR products.

Production Costs

Raw material costs constitute approximately 50% of the production costs for DVDR discs. Key materials used in DVDR production are polycarbonate, silver target, organic dye, printing oil and bonding glue. The most important cost item is polycarbonate, which accounts for about half of cost of goods sold.

The supply market for polycarbonate is competitive. Major polycarbonate suppliers include Teijin Chemicals, Dow Chemical, General Electric, Bayer, and Mitsubishi. Infosmart orders polycarbonate from a variety of sources depending on price and availability. Since polycarbonate is a petroleum byproduct its price is affected by crude oil prices and can be volatile. Infosmart places three (3) month supply contracts with polycarbonate vendors. These supply contracts guarantee quantity but leave pricing to be market determined.

Polycarbonate prices (PCB) increased from $1.90 - 2.50/kg in 2004 to around $2.80/kg - $3.50/kg in 2005 because of surging oil prices and supply constraints, thereby seriously cutting the profit margins of disc manufacturers worldwide. Capacity was hit in 2004 by the explosion of GE’s PCB factory in Spain. At the end of 2005, worldwide PCB capacity expanded as a major new factory came online in Shanghai, and two other large factories in Japan and the U.S. expanded output in response higher market prices. PCB prices were approximately $3.00/kg - $3.10/kg at the beginning of 2006, and have since dropped into the $2.80-$3.10 range. It is anticipated that expanded industry capacity for PCB will offset upward price pressures resulting from rising oil prices, leading to price stability or even a modest price decline in PCB prices in the near term.

Marketing And Distribution

We mainly sell to distributors, who resell to retailers. Infosmart has acquired about 80% of its customers, and increased its exposure in Europe, USA, South America, the Middle East, Asia and China, through attendance at trade shows such as:

• CeBIT (Hannover, Germany) 2003, 2004, 2005
• Comdex (Las Vegas, USA) 2003
• Computex (Taipei, Taiwan) 2004
• Gitex (Dubai, UAE) 2004 and 2005
• China Sourcing Fairs 2004
• IT Brazil 2005, 2006
• Hong Kong Electronics Show 2004, 2005, 2006

Infosmart has gained the rest of its customers mainly through print advertising and referrals.

Infosmart is also planning a marketing campaign in Brazil including advertisements in Brazilian newspapers and magazines, and it also plans to attend the following local Brazilian trade exhibitions in 2006:

• Abras (exhibition for buyers and purchasers for supermarkets and retail shops)
• HI-FI (exhibition of audio and video products)
• ESCORALERES (exhibition for schools and student usage products)
• GAME (video game trade show)

Targeted New Overseas Markets:

South America and Brazil

Infosmart received several large orders after attending the IT Brazil 2005 exhibition. We expect sales in South America will grow dramatically in the near future and Infosmart plans to deepen penetration of key South American markets in 2006 by establishing a production facility and sales office in Brazil. We plan to achieve these objectives through Discobras, a Brazilian joint venture in which we have a 99.42% stake. For other South American countries, Infosmart will select strong distribution partners, conduct more marketing activities and exhibitions, and pre-positioning inventory in bonded warehouses in the region to ensure prompt delivery.

Brazil will be Infosmart’s main focus in 2006. In addition to attending IT Brazil 2006, Infosmart will attend local computer games exhibitions and the main tradeshow for supermarket and chain store buyers in 2007. Infosmart’s sales team will continue to secure distributors and strategic channel partners for specific territorial submarkets in Brazil.

Infosmart plans to launch its own brand “Discobras” in the Brazilian retail market from 2007, with sales to supermarkets and chain stores such as Bompreco (a Wal-Mart subsidiary). Management expects that sales directly to retailers will generate higher profit margins sales to local wholesalers, and has earmarked a $650,000 budget for this marketing effort over the next 18 months.

Management believes that Infosmart’s Brazilian plant will support the company’s push to become known as a top quality local DVDR manufacturer that offers stable supply and competitively priced products. Infosmart offers a 100% guarantee against defects in materials and workmanship for all its products. The company’s quality control system in Hong Kong for the DVDR manufacturing process complies with ISO 9001:2000 standards, and the entire manufacturing process and system from Hong Kong will also be applied to the Brazilian production facility.

Other Developing Markets - The Middle East, Africa, Eastern European Region/Russia.

Some of Infosmart’s Western Europe distributors sell the company’s products to retailers in the Middle East and Eastern Europe. We plan to exploit opportunities in major developing markets in the Middle East, Africa, Russia and Eastern Europe countries directly by attending tradeshows and advertising in trade websites.

Online Marketing Exposure

The Internet is increasingly being used for product sourcing. Infosmart currently invests $20,000 per year on online exposure in industry portals such as globalsources.com, alibaba.com and the Hong Kong Trade Development Council website. Infosmart plans to increase its online promotional activities.

Current Customers

We have established a wide client base and distribution network covering Europe/UK, the Middle East, Australia/New Zealand, and Asia.

Infosmart’s top 3 customers by value, who accounted for 84% of our revenue in 2005, are as follows:

•
E-Net Distribution is the largest optical media distribution company in Europe; business from E-Net contributes 69% of Infosmart’s revenue. E-Net sells to European as well as Middle Eastern retailers and sources from Infosmart about 15% of the blank DVDR discs that it sells.

•
NaSa Multimedia Technology (NaSa) markets Infosmart’s DVDR blank media in Australia and New Zealand under its “Laser” brand. NaSa obtains 80-100% of its DVDR blank media supplies from Infosmart. Sales to NaSA account for 8.7% of Infosmart’s revenue.

•
DVD Technology, a leading distributor of optical storage products in the UK, also sells to continental Western and Eastern European retailers. DVD Technology’s obtains about 20% of its DVDR blank media supplies from Infosmart. Sales to DVD Technology account for 6.5% of Infosmart’s revenue.

Management expects that the proportion of revenue accounted for by these customers will decrease as its new markets develop in South America. Infosmart will be careful to maintain relationships with existing customers in developed countries because they are expected to be volume buyers of Infosmart’s HD DVD discs.

Our pricing and payment terms are flexible. Infosmart’s objective is to build a strong base of loyal customers and management will offer competitive price to capture market share in specific markets that have strong growth prospects. Our payment terms are more stringent for new customers and more flexible for long-term customers and established businesses.

In the Brazil local market, it is the norm to pay Cash on Delivery (C.O.D.). Infosmart does not intend to give any payment terms to its Brazilian customers in 2006, which will eliminate any credit risk from new customers in this newly developed market. Only when Infosmart starts dealing with major supermarkets and chain stores in 2007, will Infosmart be giving payment terms of up to sixty (60) days for these long-term customers.

Competition

Competitive Products

We currently produce Single Layer (“SL”) DVDR discs of two writable speeds (8x and 16x), but we are preparing to launch production of High Density discs in the HD DVD format. The table and discussion below describe some competitor products:

Computer storage media comparison

Product	Media Type	Storage Capacity	Unit Price ($)	Price per MB (¢/MB)
Floppy Disc	Non- optical	1.44 MB	0.22	23.75
USB Drive	Non- optical	2 GB	70 - 140	7-12
Flash Memory	Non- optical	1 GB	76 - 120	7.4-11.7
Hard Disc	Non- optical	200 GB	130	0.06
CD-R	Optical	700 MB	0.18-0.30	0.026-0.043
DVD±R*	Optical	4.7 GB	0.6-0.8	0.012-0.017
DL DVD±R*	Optical	8.5 GB	2.50	0.029
HD DVD**	Optical	15-30 GB	10-15	0.05-0.07
Blu-Ray	Optical	25-50 GB	25-30	0.06-0.10

Note: 1GB = 1024 MB

Optical storage media, hard discs, USB drives and flash memory are the most commonly used computer storage media. Hard discs have up to 500GB of capacity, cost around $0.75/GB and are the most economical choice for large storage needs. However the hard disc is less versatile, more fragile and harder to install than optical storage media; it is also bulky and has poor portability.

Both USB drives and flash memory are compact in size, provide great portability and reusability, but are relatively expensive ($70-100/GB) and have limited storage capacity (maximum only 1-2 GB). These devices are mainly used to store computer and music/home video files where portability is required. Floppy disc capacity is too small for multimedia or today’s software files.

For full movies or computer file backups CD-R and DVDR offer large (from 750MB to 9.4GB) and economical (from $0.18 to $0.80 per disc) storage solutions. Rewritable DVD±RW discs are reusable but more expensive, and therefore less popular, than write-once DVD±R discs.

HD DVD and Blu-Ray represent the next optical media generation after DL DVD. HD DVD specifications were proposed in February 2004 by NEC and Toshiba. Blu-Ray and HD DVD discs have ultra-large capacity and are predicted to be impacting the market in a significant way from late 2006 to 2007.

Competitor Companies

Infosmart’s competitors are numerous and include companies such as CMC Magnetics and UME Disc Group. Some of Infosmart’s competitors have significantly larger manufacturing market share, but that is not necessarily indicative of greater profitability. Infosmart believes that it has achieved optimal capacity and can match the lowest SL DVD production costs anywhere in the industry.

Product Mix

Currently, 8x DVDR discs account for 100% of Infosmart’s exports to Brazil and approximately 70% of Infosmart’s output by value in Hong Kong, while 16x DVDR discs make up the remainder. Management expects that the demand for 8x DVDR discs in Brazil will be strong for the foreseeable future because current recording hardware installed in Brazil and other developing countries mostly utilize 8x DVDR discs. Infosmart expects to ship almost 20 million 8x DVDR discs from Hong Kong to Brazil in 2006 to satisfy Brazilian demand before the Discobras plant begins production. Infosmart expects the Discobras production facility will produce 13.2 million 8x DVDR discs in 2006 and 67.6 million discs in 2007. Infosmart’s Hong Kong production facilities are projected to produce 50.6 million and 58.1 million 8x DVDR discs in 2006 and 2007, respectively, to fulfill non-Brazilian demand from existing customers around the world and new customers in developing markets such as Chile, Argentina, and Nigeria. In total, Infosmart’s group sales for 8x DVDR discs are expected to be 92.1 million discs and 127.7 million discs in 2006 and 2007, respectively.

Infosmart’s sales of 16x DVDR discs are not expected to grow as much because the company will focus its efforts on generating incremental sales mainly to developing country markets, where 8x DVDR discs rather than 16x DVDR discs are expected to be mainstream in 2006 and 2007. Management projects that 16x DVDR disc sales will be approximately 39.6 million discs in 2006 and in 2007. Management anticipates that the company will ship around 1.9 million HD DVD discs in 2007.

Principal Executive Offices

Our principal executive office located at 5/F., QPL Industrial Building, 126-140 Texaco Road, Tsuen Wan, Hong Kong, China SAR and the telephone number is 852-2944-9905.

Filing Status

We file reports with the Securities and Exchange Commission ("SEC"). You can read and copy any materials we file with the Commission at its' Public Reference Room at 450 Fifth Street, NW, Washington, DC 20549. You can obtain additional information about the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains an Internet site (www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission, including us.

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this report before making an investment decision with regard to our securities. The statements contained in or incorporated into this offering that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to the Infosmart’s Business

The limited operating history of Infosmart makes evaluation of our business difficult.

The Company and its subsidiaries have limited operating histories. Infosmart was incorporated in the British Virgin Islands on August 23, 2005, and IS Technology was founded in August of 2002. These limited operating histories and the unpredictability of our industry make it difficult for investors to evaluate our business and future operating results. An investor in the Company's securities must consider the risks, uncertainties and difficulties frequently encountered by companies in new and rapidly evolving markets. The risks and difficulties we face include challenges in accurate financial planning as a result of limited historical data and the uncertainties resulting from having had a relatively limited time period in which to implement and evaluate our business strategies as compared to older companies with longer operating histories.

Infosmart currently experiences customer concentration, which exposes it to all of the risks faced by Infosmart’s material customers.

Currently, 84% of all of our revenues are derived from three customers. E-Net Distribution, Infosmart’s largest customer, contributes approximately 69% of Infosmart’s revenues. DVD Technology and NaSa Multimedia Technology each contribute approximately 6.5% and 8.7%, respectively, of Infosmart’s revenues. Until Infosmart secures additional customer relationships, it is possible that Infosmart may experience periods during which it will be highly dependent on one or a limited number of customers. Dependence on a single or a few customers will make it difficult to negotiate satisfactorily attractive prices for the Company’s products and will expose the Company to the risk of substantial losses if a single dominant customer stops conducting business with the Company. Moreover, the Company will be subject to the risks faced by these major customers to the extent that such risks impede such customer's ability to stay in business and make timely payments to the Company.

We continually seek to develop new products and standards, which may not be widely adopted by consumers or, if adopted, may reduce demand by consumers for our older products.

We continually seek to develop new products and standards and enhance existing products and standards with higher memory capacities and other enhanced features. We cannot assure you that our new products and standards will gain market acceptance or that we will be successful in penetrating the new markets that we target. As we introduce new products and standards, it will take time for these new products and standards to be adopted, for consumers to accept and transition to these new products and standards and for significant sales to be generated from them, if this happens at all. Moreover, broad acceptance of new products and standards by consumers may reduce demand for our older products and standards. If this decreased demand is not offset by increased demand for our new products and standards, our results of operations could be harmed. We cannot assure you that any new products or standards we develop will be commercially successful.

Our future operating results may fluctuate and cause the price of our common stock to decline.

We expect that our revenues and operating results will continue to fluctuate significantly from quarter to quarter due to various factors, many of which are beyond our control. The factors that could cause our operating results to fluctuate include, but are not limited to:

•	price competition;
•	general price increases by suppliers and manufacturers;

•	our ability to maintain and expand our customer relationships;
•	the introduction of new or enhanced products and strategic alliances by us and our competitors;
•	the success of our brand-building and marketing campaigns;
•	consumer acceptance of our products and general shifts in consumer behavior with respect to our industry;
•	our ability to maintain, upgrade and develop our production facilities and infrastructure;
•	technical difficulties and system downtime;
•	the amount and timing of operating costs and capital expenditures relating to expansion of our business, operations and infrastructure;
•	general economic conditions as well as economic conditions specific to our industry; and
•	our ability to attract and retain qualified management and employees.

If our revenues or operating results fall below the expectations of investors or securities analysts, the price of our common stock could significantly decline.

Our ability to manage our future growth is uncertain.

We are currently anticipating a period of growth as a result of our corporate growth strategy, which aims to, among other things, further develop our manufacturing capabilities, expand our product offerings, and reach new customers. In pursuing these objectives, the resulting strain on our managerial, operational, financial and other resources could be significant. Success in managing such expansion and growth will depend, in part, upon the ability of senior management to manage effectively. Any failure to manage the anticipated growth and expansion could have a material adverse effect on our business.

Increased product returns will decrease our revenues and impact profitability.

We do not make allowances for product returns in our financial statements based on the fact that we have not had a material historical return rate. In order to keep product returns low, we continuously monitor product purchases and returns and may change our product offerings based on the rates of returns. If our actual product returns significantly increase, especially as we expand into new product categories, our revenues and profitability could decrease. Any changes in our policies related to product returns may result in customer dissatisfaction and fewer repeat customers.

Our growth and operating results could be impaired if we are unable to meet our future capital needs.

We may need to raise additional capital in the future to:

•	fund more rapid expansion;
•	acquire or expand into new facilities;
•	maintain, enhance and further develop our manufacturing systems;
•	develop new product categories or enhanced services;
•	fund acquisitions; or
•	respond to competitive pressures.

If we raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our stockholders will be diluted. Furthermore, any new securities could have rights, preferences and privileges senior to those of the Company's preferred shares and the common stock into which the Company's preferred shares are convertible. We currently do not have any commitments for additional financing. We cannot be certain that additional financing will be available when and to the extent required or that, if available, it will be on acceptable terms. If adequate funds are not available on acceptable terms, we may not be able to fund our expansion, develop or enhance our products or services or respond to competitive pressures.

The loss of key senior management personnel could negatively affect our business.

We depend on the continued services and performance of our senior management and other key personnel, particularly Andy Kwok, our Chief Executive Officer, Gavin Wong, our V.P. of Sales and Marketing and Sebastian Tseng, our Regional Director for South America and V.P. of Production and R&D. The loss of any of our executive officers or other key employees could harm our business. Infosmart currently has employment agreements with its key personnel. Further, the Company expects that it will enter into employment agreements with certain of our executive officers and key employees upon completion of the Combination as described in more detail in the section of this Form 8-K Current Report titled “Employment Agreements” Infosmart has a “key person” life insurance policy for Andy Kwok.

Rapid changes in technology could adversely affect our business and hurt our competitive position.

We believe that our ability to increase sales by developing appealing, innovative products has an important role to play in our growth. However, it is extremely difficult to predict future demand in the rapidly changing storage media industry and develop new technologies to meet that demand. We may fail to develop and supply in a timely manner attractive, new products with innovative technologies for this industry and its markets. In the event that our management misreads the industry and market and/or is slow in developing innovative technologies on a cost competitive basis, actual earnings could differ significantly from our forecasts. At the same time, we may cease to be able to compete in markets, resulting in a significant adverse effect on our business results and growth prospects.

The use of technologies and intellectual properties for the production of all of our products are derived from two cooperation agreements and the failure to maintain the effectiveness of such agreements could substantially and adversely affect our business.

Our ability to produce our products depends on two cooperation agreements (the “Cooperation Agreements”) with two parties (“Cooperative Partners”) that have been granted licenses (the “Patent Licenses”) for the use of technologies and intellectual properties necessary for the production of all of our products. Such Cooperation Agreements currently expire on December 31, 2006, but Infosmart can renew both agreements. A failure to extend and otherwise maintain effectiveness of such agreements could prevent us from conducting our business of manufacturing our products and could substantially and adversely affect our business.

The patents required for manufacturing our DVD products are owned by multiple companies. Our failure to obtain all of the required patents to manufacture our products may interfere with our current or future product development and sales.

We have never conducted a comprehensive patent search relating to the technology we use in our products. The Patent Licenses held by the parties with whom we have Cooperation Agreements were obtained through a joint patent licensing program (the “DVDR Patent License Program”) that is administered by Koninklijke Philips Electronics, N.V. (“Philips”). Parties acquiring the patent licenses through this DVDR Patent License Program are allowed to use patents owned by companies including Philips, Sony, Pioneer and/or Hewlett Packard (or for which such companies have patent applications pending) that are essential for manufacturing DVDR products. However, there may be other issued or pending patents owned by third parties that are required for manufacturing our products for which our Cooperative Partners do not have a patent license. If so, we could incur substantial costs defending against patent infringement claims or we could even be blocked from selling our products. We cannot determine with certainty whether any other existing third party patents or the issuance of any new third party patents would require us or our Cooperative Partners to alter, or obtain licenses relating to, our processes or products, or implement alternative non-infringing approaches, all at a significant additional cost to the Company. There is no assurance that we or our Cooperative Partners will be able to obtain any such licenses on terms favorable to us, if at all, and obtaining and paying royalties on new licenses might materially increase our costs. Additionally, the fees in respect of existing licenses could increase materially in the future when these licenses are renewed, and such increase may have a significantly and adversely impact our business.

Infosmart’s inability to obtain its own Patent Licenses through the DVD Patent License Program prior to the expiration of the Cooperation Agreements could adversely affect its operations.

Infosmart is planning to apply for its own Patent Licenses before the expiration of the two Cooperation Agreements within 90 days of the closing of the Combination. In the event that Infosmart is unable to obtain its own Patent Licenses, then it plans to exercise its option to renew Cooperation Agreements. However, if the Company is unable to obtain its own Patent Licenses then we may not be able to manufacture our products and this could significantly and adversely affect our business results and financial condition. Infosmart’s inability to either obtain its own Patent Licenses or to renew and maintain the effectiveness of the Cooperation Agreements could result in delays in product development or prevent us from selling our products until equivalent substitute technology can be identified, licensed and/or integrated or until we are able to substantially engineer our products to avoid infringing the rights of third parties. We might not be able to renegotiate agreements, be able to obtain necessary licenses in a timely manner, on acceptable terms, or at all, or be able to re-engineer our products successfully. Moreover, the loss of or inability to extend any of these Patent Licenses would increase the risk of infringement claims being made against us, which claims could have a material adverse effect on our business.

Infosmart may be unable to obtain its own new Hong Kong business customs license for its manufacturing facilities in Hong Kong

The Hong Kong government requires companies manufacturing DVDs to obtain a business license for the manufacture of optical Disc/Stampers (the “HK Business Licenses”) from the Customs and Excise Department of Hong Kong. Infosmart currently manufacturers its products under HK Business Licenses held by its Cooperative Partners under the Cooperation Agreement. In addition, the Company plans to obtain its own HK Business Licenses for its Hong Kong factories within 90 days of the Closing of the Offering. However, if the Company is unable to obtain such business licenses and is also unable to extend the Cooperation Agreements beyond December 31, 2006, then production of our products at Infosmart’s Hong Kong factories may be halted, causing substantial losses to the Company.

Our business may suffer if we are sued for infringing upon the intellectual property rights of third parties.

There may be cases where it is alleged that the Company’s products infringe on the intellectual property rights of third parties. As a result, the Company may suffer damages or may be sued for damages. In either case, settlement negotiations and legal procedures would be inevitable and could be expected to be lengthy and expensive. If the Company’s assertions are not accepted in such disputes, it may have to pay damages and royalties and suffer losses such as the loss of markets. The failure to prevent infringement on the rights of others could have a materially adverse effect on the Company’s business development and business results and financial condition.

We are dependent on certain raw materials and other products, and our business will suffer if we are unable to procure such materials and products.

Our manufacturing systems are premised on deliveries of raw materials and other supplies in adequate quality and quantity in a timely manner from many external suppliers. In new product development, the Company may rely on certain irreplaceable suppliers for materials. Because of this, there may be cases where supplies of raw materials and other products to the Company are interrupted by: an accident or some other event at a supplier; supply is suspended due to quality or other issues; or there is a shortage of or instability in supply due to a rapid increase in demand for finished products that use certain materials and products. If any of these situations becomes protracted, the Company may have difficulty finding substitutes in a timely manner from other suppliers, which could have a significant, adverse effect on the Company’s production and prevent it from fulfilling its responsibilities to supply products to its customers. Furthermore, if an imbalance arises in the supply-demand equation, there could be a spike in the price of raw materials. In the event of these or other similar occurrences, there could be a material adverse effect on the Company’s business results and financial condition.

We compete in a highly competitive industry where some of our competitors are larger and have more resources than us.

We operate in a highly competitive environment. Our competitors are both larger and smaller than Infosmart in terms of resources and market share. The marketplaces in which Infosmart operates are generally characterized by rapid technological change, frequent new product introductions and declining prices. In these highly competitive markets, the Company’s success will depend to a significant extent on its ability to continue to develop and introduce differentiated and innovative products and customer solutions successfully on a timely basis. The success of the Company’s product offerings is dependent on several factors including understanding customer needs, strong digital technology, differentiation from competitive offerings, market acceptance and lower costs. Although management believes that it can take the necessary steps to meet the competitive challenges of these marketplaces, no assurance can be given with regard to the Company’s ability to take these steps, the actions of competitors, some of which will have greater resources than the Company, or the pace of technological changes.

Technology in our industry evolves rapidly, potentially causing our products to become obsolete, and we must continue to enhance existing systems and develop new systems or we will lose sales.

Rapid technological advances, rapidly changing customer requirements and fluctuations in demand characterize the current market for our products. Further, there are alternative data storage media and additional media is under development, including high capacity hard drives, new CD-R/DVD-R technologies, file servers accessible through computer networks and the Internet. Our existing and development-stage products may become obsolete if our competitors introduce newer or more appealing technologies. If these technologies are patented or proprietary to our competitors, we may not be able to access these technologies. We believe that we must continue to innovate and anticipate advances in the storage media industry in order to remain competitive. If we fail to anticipate or respond to technological developments or customer requirements, or if we are significantly delayed in developing and introducing products, our business will suffer lost sales.

Our market is becoming more competitive. Competition may result in price reductions, lower gross profits and loss of market share.

The storage media industry is becoming more competitive and we face the potential for increased competition in developing and selling our products. Our competitors may have or could develop or acquire significant marketing, financial, development and personnel resources. We cannot assure you that we will be able to compete successfully against our current or future competitors. The storage media industry has increased visibility, which may lead to large, well-known, well-financed companies entering into this market. Increased competition from manufacturers of systems or consumable supplies may result in price reductions, lower gross profit margins, increased discounts to distribution and loss of market share and could require increased spending by us on research and development, sales and marketing and customer support.

If Infosmart is unable to compete effectively with existing or new competitors, the loss of its competitive position could result in price reductions, fewer customer orders, reduced revenues, reduced margins, reduced levels of profitability and loss of market share.

Infosmart has several competitors, which include the largest DVDR manufacturers in the world. Certain of these competitors compete aggressively on price and seek to maintain very low cost structures. Some of these competitors are seeking to increase their market share, which creates increased pressure, including pricing pressure, within the market. In addition, certain of the competitors, including CMC and Ritek, have financial and human resources that are substantially greater than those of Infosmart, which increases the competitive pressures Infosmart faces. Customers make buying decisions based on many factors, including among other things, new product and service offerings and features; product performance and quality; ease of doing business; a vendor’s ability to adapt to customers’ changing requirements; responsiveness to shifts in the marketplace; business model; contractual terms and conditions; vendor reputation and vendor viability. As competition increases, each factor on which Infosmart competes becomes more important and the lack of competitive advantage with respect to one or more of these factors could lead to a loss of competitive position, resulting in fewer customer orders, reduced revenues, reduced margins, reduced levels of profitability and loss of market share. Infosmart expects competitive pressure to remain intense.

The products Infosmart makes have a life cycle. If Infosmart is unable to successfully time market entry and exit and manage its inventory, it may fail to enter profitable markets or exit unprofitable markets.

We operate in a highly competitive, quickly changing environment. Infosmart is preparing for HD DVD production. Thirty two (32) of Infosmart’s forty four (44) production lines can be upgraded to HD DVD production at a time of management’s choosing. However, if the market turns in favor of Blu-Ray, the Company will have to purchase new equipment to produce Blu-Ray discs, and thus the company’s business and operating results could be adversely affected. If strong competitors challenge Infosmart in Brazil and other key markets, the Company will need to quickly develop an adequate competitive response. If the Company fails to accurately anticipate market and technological trends its business and operating results could be materially and adversely affected.

We must also be able to manufacture the products at acceptable costs. This requires us to be able to accurately forecast customer demand so that it can procure the appropriate inputs at optimal costs. We must also try to reduce the levels of older product inventories to minimize inventory write-offs. If the Company has excess inventory, it may be necessary to reduce its prices and write down inventory, which could result in lower gross margins. Additionally, the Company’s customers may delay orders for existing 8x or 16x products in anticipation of new HD DVD or Blu-Ray product introductions. As a result, the Company may decide to adjust prices of existing products during this process to try to increase customer demand for these products. The Company’s future operating results would be materially and adversely affected if such pricing adjustments were to occur and the Company was unable to mitigate the resulting margin pressure by maintaining a favorable mix of products, or if the Company was unsuccessful in achieving input cost reductions, operating efficiencies and increasing sales volumes.

If the Company is unable to timely develop, manufacture, and introduce new products in sufficient quantity to meet customer demand at acceptable costs, or if Company is unable to correctly anticipate customer demand for the Company’s new and existing products, the Company’s business and operating results could be materially adversely affected.

If our products fail to compete successfully with other existing or newly-developed products for the storage media industry, our business will suffer.

The success of our products depends upon end users choosing our DVDR technology for their storage media needs. However, alternative data storage media exist, such as high capacity hard drives, new CD-R/DVDR technologies, file servers accessible through computer networks and the Internet, and additional media is under development. If end users perceive any technology that is competing with ours as more reliable, higher performing, less expensive or having other advantages over our technology, the demand for our DVDR products could decrease. Further, some of our competitors may make strategic acquisitions or establish cooperative relationships with suppliers or companies that produce complementary products such as cameras, computer equipment, software or biometric applications. Competition from other storage media is likely to increase. If our products do not compete successfully with existing or new competitive products, our business will suffer.

Our products may have manufacturing or design defects that we discover after shipment, which could negatively affect our revenues, increase our costs and harm our reputation.

Our products may contain undetected and unexpected defects, errors or failures. If these product defects are substantial, the result could be product recalls, an increased amount of product returns, loss of market acceptance and damage to our reputation, all of which could increase our costs and cause us to lose sales. We do not carry general commercial liability insurance covering our products. In addition, Infosmart is preparing to launch production of HD DVD discs in 2007. HD DVD production will require the company to master new production techniques and modify machinery and equipment. It is possible that the Company may fail to achieve mastery of these new techniques and production yields could suffer as a result.

The development of digital distribution alternatives, including the copying and distribution of music and video and other electronic data files could lessen the demand for our products.

We are dependent on the continued viability and growth of physical distribution of music, video and other electronic data through recordable media. Alternative distribution channels and methods, both authorized and unauthorized, for delivering music, video and other electronic data may erode our volume of sales and the pricing of its products and services. The growth of these alternatives is driven by advances in technology that allow for the transfer and downloading of music, video and other electronic data files from the Internet. The proliferation of this copying, use and distribution of such files is supported by the increasing availability and decreasing price of new technologies, such as personal video recorders, DVD burners, portable MP3 music and video players, widespread access to the Internet, and the increasing number of peer-to-peer digital distribution services that facilitate file transfers and downloading. We expect that file sharing and downloading, both legal and illegal, will continue to exert downward pressure on the demand for traditional DVDRs. As current technologies and delivery systems improve, the digital transfer and downloading of music, video and other electronic data files will likely become more widespread. As the speed and quality with which music, video and other electronic data files can be transferred and downloaded improves, file sharing and downloading may in the future exert significant downward pressure on the demand for DVDRs. In addition, our business faces pressure from the emerging distribution alternatives, like video on demand (“VOD”) and personal digital video recorders. As substantially all of our revenues are derived from the sale of DVDRs, increased file sharing, downloading and piracy or the growth of other alternative distribution channels and methods, could materially adversely affect its business, financial condition and results of operations.

The Company’s revenues, cash flows and operating results may fluctuate for a number of reasons.

Future operating results and cash flows will continue to be subject to quarterly fluctuations based on a wide variety of factors, including seasonality. Although Infosmart’s sales and other operating results can be influenced by a number of factors and historical results are not necessarily indicative of future results, Infosmart’s sequential quarterly operating results generally fluctuate downward in the fourth quarter of each fiscal year when compared with the immediately preceding quarter. For example, the Company’s first calendar quarter is modestly affected by the Chinese New Year.

A significant portion of the revenues will depend on the success of the Company’s new venture in Brazil.

A significant portion of the Company’s revenues will depend on the success of the Infosmart’s new Brazilian venture. Infosmart has no prior manufacturing and distribution experience in Brazil, and will rely on the local knowledge of its Brazilian joint venture partner and the general knowledge of the South American marketplace of its regional director Sebastian Tseng. The Company’s results could suffer should its relationships with either of these two parties deteriorate in the early months of the Brazilian venture.

We are at risk of losing our significant investment in Brazil if we are unable to obtain the intellectual property licenses required for our Discobras manufacturing facility.

The owners of the technologies and intellectual property necessary for the production of our products require that we obtain separate Patent Licenses for the use of intellectual property in our new DVDR manufacturing facility in Brazil. The Company plans to apply for the Patent Licenses for use at the Discobras manufacturing facility in 2006. However, if there is a substantial delay in obtaining approval for our use of the Patent Licenses, then we may be unable to manufacture a sufficient amount of our products to fill our sales orders, and this could cause the Company to lose substantial revenues. Further, in the event we are unable to obtain the Patent Licenses, then we may not be able to manufacture our products in Brazil, thus placing the Company at risk of losing its significant investment in the Brazilian venture.

Past activities of Cyber Merchants and its affiliates may lead to future liability for the combined companies.

Prior to the Combination, Cyber engaged in businesses unrelated to that of the Company’s new operations. Any liabilities relating to such prior business against which Infosmart is not completely indemnified may have a material adverse effect on the Company.

Risks Relating To Doing Business in Hong Kong and Brazil

Adverse changes in economic and political policies of the People’s Republic of China government could have a material adverse effect on the overall economic growth of Hong Kong, which could adversely affect our business.

Although, as described above, we are planning a new venture in Brazil, substantially all of our business operations are currently conducted in Hong Kong, a special administrative region in the People’s Republic of China (“PRC”). Accordingly, our results of operations, financial condition and prospects are subject to a significant degree to economic, political and legal developments in Hong Kong and the PRC. The PRC’s economy differs from the economies of most developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the PRC economy has experienced significant growth in the past 20 years, growth has been uneven across different regions and among various economic sectors of China. The PRC government has implemented various measures to encourage economic development and guide the allocation of resources. Some of these measures benefit the overall PRC economy, but may also have a negative effect on us.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in Hong Kong or China based on United States or other foreign laws against us, our management or the experts named in the prospectus.

We currently conduct substantially all of our operations in Hong Kong and substantially all of our assets are located in Hong Kong. In addition, all of our senior executive officers reside within Hong Kong. As a result, it may not be possible to effect service of process within the United States or elsewhere outside Hong Kong upon our senior executive officers, including with respect to matters arising under U.S. federal securities laws or applicable state securities laws. Moreover, neither the PRC nor Hong Kong have treaties with the United States or many other countries providing for the reciprocal recognition and enforcement of judgment of courts.

Fluctuation in the value of the Hong Kong Dollar may have a material adverse effect on your investment.

The value of the Hong Kong dollar against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. Although the exchange rate between the Hong Kong dollar and the U.S. dollar has been effectively pegged, there can be no assurance that the Hong Kong dollar will remain pegged, to the U.S. dollar, especially in light of the significant international pressure on the Chinese government to permit the free floatation of the RMB and the Hong Kong dollar, which could result in an appreciation of RMB or the Hong Kong dollar against the U.S. dollar. Our revenues and costs are mostly denominated in Hong Kong dollars, while a significant portion of our financial assets are also denominated in Hong Kong dollars. Any significant revaluation of the Hong Kong dollar may materially and adversely affect our cash flows, revenues, earnings and financial position, and the value of, and any dividends payable on, our stock in U.S. dollars. For example, an appreciation of the Hong Kong dollar against the U.S. dollar would make any new Hong Kong dollar denominated investments or expenditures more costly to us, to the extent that we need to convert U.S. dollars into Hong Kong dollars for such purposes. An appreciation of the Hong Kong dollar against the U.S. dollar would also result in foreign currency translation losses for financial reporting purposes when we translate our U.S. dollar denominated financial assets into the Hong Kong dollar, as the Hong Kong dollar is our reporting currency.

We face risks related to health epidemics and other outbreaks.

Our business could be adversely affected by the effects of SARS or another epidemic or outbreak. China and Hong Kong reported a number of cases of SARS in April 2004. Any prolonged recurrence of SARS or other adverse public health developments in China or in Hong Kong may have a material adverse effect on our business operations. For instance, health or other government regulations adopted in response may require temporary closure of our production facilities or of our offices. Such closures would severely disrupt our business operations and adversely affect our results of operations. We have not adopted any written preventive measures or contingency plans to combat any future outbreak of SARS or any other epidemic.

Changes in Hong Kong or Brazil’s political or economic situation could harm us and the Company’s operational results.

In addition to our operations in Hong Kong, we are currently establishing a production facility and a sales base in Brazil. Economic reforms adopted by the Chinese or Brazilian governments have had positive effects on the economic development of these countries, but the governments could change these economic reforms or any of the legal systems at any time. This could either benefit or damage the Company’s operations and profitability. Some of the things that could have this effect are:

•	Level of government involvement in the economy;
•	Control of foreign exchange;
•	Methods of allocating resources;
•	Balance of payments position;
•	International trade restrictions; and
•	International conflict.

Any of the foregoing events or other unforeseen consequences of public health problems could damage the Company’s operations.

The Brazilian government has historically exercised, and continues to exercise, significant influence over the Brazilian economy. Brazilian political and economic conditions will have a direct impact on our business and the market price of our securities.

The Brazilian government frequently intervenes in the Brazilian economy and occasionally makes substantial changes in policy, as often occurs in other emerging economies. The Brazilian government’s actions to control inflation and carry out other policies have in the past involved wage and price controls, currency devaluations, capital controls and limits on imports, among other things. Our business, financial condition and results of operations may be adversely affected by factors in Brazil including:

•	Currency volatility;
•	Inflation acceleration;
•	Monetary policy and interest rate increases;
•	Fiscal policy and tax changes;
•	International trade policy including tariff and non-tariff trade barriers;
•	Foreign exchange controls;
•	Energy shortages; and
•	Other political, social and economic developments in or affecting Brazil.

In 2005, government figures, legislators and political party officials, especially those of the President’s party, have been the subject of a variety of allegations of unethical or illegal conduct. These accusations, which are currently being investigated by the Brazilian Congress, involve campaign financing and election law violations, and influencing of government officials and Congressmen in exchange for political support. Several members of the President’s party and of the federal government, including the President’s chief of staff, have resigned. We cannot predict what effect these accusations and investigations may have on the Brazilian economy.

Inflation and government measures to curb inflation may contribute significantly to economic uncertainty in Brazil and to heightened volatility in the Brazilian securities markets and, consequently, may adversely affect our business in Brazil.

Brazil has in the past experienced extremely high rates of inflation, with annual rates of inflation reaching as high as 2,567% in 1993 (as measured by the Índice Geral de Preços do Mercado published by Fundação Getúlio Vargas, or IGP-M Index). More recently, Brazil’s rates of inflation were 10.4% in 2001, 25.3% in 2002, 8.7% in 2003, 12.4% in 2004 and 0.2% in the nine months ended September 30, 2005 (as measured by the IGP-M Index). Inflation, governmental measures to combat inflation and public speculation about possible future actions have in the past had significant negative effects on the Brazilian economy and have contributed to economic uncertainty in Brazil. If Brazil experiences substantial inflation in the future, our costs may increase and our operating and net margins may decrease. Inflationary pressures may also lead to further government intervention in the economy, which could involve the introduction of government policies that may adversely affect the overall performance of the Brazilian economy.

Restrictions on currency exchange may limit the Company’s ability to receive and use the Company’s revenues effectively.

If we successfully establish our business operations in Brazil, some of the Company’s revenues will be settled in the Brazilian Real. Any future restrictions on currency exchanges may limit the Company’s ability to use revenue generated in Reals to fund any future business activities outside Brazil or to make dividend or other payments in U.S. dollars. Currently, the Company can legally exchange and transfer out of Brazil after-tax profits of up to the Company’s total investment in its Brazilian subsidiary Discobras, which we expect to be approximately $8 million for 2006 and an additional $6 million for 2007.

The value of the Company’s securities will be affected by the foreign exchange rate between the U.S. dollar, the Hong Kong dollar and the Real.

The value of the Company’s common stock will be affected by the foreign exchange rate between U.S. and Hong Kong dollars and Real, and between those currencies and other currencies in which the Company’s sales may be denominated. For example, to the extent that the Company needs to convert U.S. or Hong Kong dollars into Real for the Company’s operational needs and should the Real appreciate against the U.S. dollar at that time, the Company’s financial position, the business of the Company, and the price of the Company’s common stock may be harmed. Conversely, if the Company decides to convert the Company’s Real into U.S. or Hong Kong dollars for the purpose of declaring dividends on the Company’s common stock or for other business purposes and the U.S. dollar appreciates against the Real, the U.S. or Hong Kong dollar equivalent of the Company’s earnings from the Company’s subsidiaries in Hong Kong would be reduced. The Company will engage in hedging activities to manage our financial exposure related to currency exchange fluctuation. In these hedging activities, we might use fixed-price, forward, futures, financial swaps and option contracts traded in the over-the-counter markets or on exchanges, as well as long-term structured transactions when feasible.

We will depend on Brazil’s foreign investment incentive programs, which provide reductions in taxation or exemptions from taxation for our operations in Brazil. The loss of the tax benefits from these incentive programs may substantially affect our earnings.

Under the State of Bahia’s investment incentive program, our Brazilian subsidiary, Discobras, has been granted a reduction in the Value Added Tax (“VAT”) it is required to pay for products. Discobras pays 2.28% only, as compared to VAT of 12% in Salvador, or 18% in São Paulo. This VAT reduction will be available to us until June 2016. We will also avail ourselves of an incentive program for foreign investment which exempts Discobras from paying Brazil’s ICMS taxes on raw materials it imports for production in Brazil and create substantial tax savings for the Company. This tax exemption will last through June 2016. In the event that the VAT reduction program is no longer available to us or we are unable to extend the ICMS tax-exemption, our after-tax earnings would decline by the amount of the tax benefits, which may be substantial.

Risks Relating to this Offering and Ownership of Our Securities

Your rights with respect to ownership of the Company's Series A and Series B Preferred Shares are set forth in the Certificate of Determination of Rights, Preferences, Privileges and Restrictions for the Series A and Series B Preferred Stock and form of Warrants and such documents should be reviewed carefully with your legal counsel.

Your rights with respect to ownership of the Company's Series A and Series B Preferred Shares  are set forth in the Certificate of Determination of Rights, Preferences, Privileges and Restrictions for the Series A and Series B Preferred Stock that is attached hereto as Exhibits 3.3 and 3.4 and in the form of Warrant attached as Exhibit 10.17 to this Form 8-K. Such documents contain important provisions that provide you with rights, limitations and obligations and should be reviewed carefully with your legal counsel.

Upon closing of the Exchange and the Financing, we will operate as a public company subject to evolving corporate governance and public disclosure regulations that may result in additional expenses and continuing uncertainty regarding the application of such regulations.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related rules and regulations, are creating uncertainty for public companies. We are presently evaluating and monitoring developments with respect to new and proposed rules and cannot predict or estimate the amount of the additional compliance costs we may incur or the timing of such costs. These new or changed laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by courts and regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. Maintaining appropriate standards of corporate governance and public disclosure may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. In addition, if we fail to comply with new or changed laws, regulations and standards, regulatory authorities may initiate legal proceedings against us and our business and our reputation may be harmed.

Following the Exchange and the Financing, the shares of the Company may have limited liquidity.

Following the Exchange and the Financing, a substantial portion of the Company’s shares of common stock will be subject to registration, and will be closely held by certain institutional and insider investors. Consequently, the public float for the shares may be highly limited. As a result, should you wish to convert the Series B Preferred Stock and sell your shares into the open market you may encounter difficulty selling large blocks of your shares or obtaining a suitable price at which to sell your shares.

The Series B Preferred Shares sold by us in the Financing initially will not be registered and you will not be able to sell these preferred shares or the shares of common stock underlying the preferred shares of the Company you obtain in the Financing until such shares are registered. There can be no assurance that we will be able to register the shares of the Company in a timely manner.

None of the Series B Preferred Shares ("Securities"), the Cyber Merchants shares of common stock underlying the Securities, nor the shares of the Company’s common stock issued to the holders of Infosmart’s capital stock in the Exchange will be registered or freely tradable immediately after the closing of the Financing and Exchange. We will use our reasonable best efforts to register the shares of the Company’s common stock underlying the Securities that you obtain pursuant to the Offering in the time frame laid out in the Registration Rights Agreement that will be entered into by you and us in connection with your investment. However, there can be no assurance that we will be able to meet the time frame laid out in the Registration Rights Agreement. Our inability to meet such registration requirements will force you to hold the Securities acquired in the Financing for a substantial period of time without having liquidity for those Securities or the shares of the Company’s common stock underlying the Securities.

Our stock price may be volatile, which may result in losses to our shareholders.

The stock markets have experienced significant price and trading volume fluctuations, and the market prices of companies quoted on the Over-The-Counter Bulletin Board, the stock market in which shares of the Company’s common stock will be quoted, generally have been very volatile and have experienced sharp share price and trading volume changes. The trading price of our common stock is likely to be volatile and could fluctuate widely in response to many of the following factors, some of which are beyond our control:

•	variations in our operating results;

•	announcements of technological innovations, new services or product lines by us or our competitors;

•	changes in expectations of our future financial performance, including financial estimates by securities analysts and investors;

•	changes in operating and stock price performance of other companies in our industry;

•	additions or departures of key personnel; and

•	future sales of our common stock.

Domestic and international stock markets often experience significant price and volume fluctuations. These fluctuations, as well as general economic and political conditions unrelated to our performance, may adversely affect the price of our common stock. In particular, following initial public offerings, the market prices for stocks of companies often reach levels that bear no established relationship to the operating performance of these companies. These market prices are generally not sustainable and could vary widely. In the past, following periods of volatility in the market price of a public company’s securities, securities class action litigation has often been initiated.

We have broad discretion as to the use of proceeds from this Financing and may not use the proceeds effectively.

Our management team will retain broad discretion as to the allocation and timing of the use of proceeds from the Financing and may spend these proceeds in ways with which our shareholders may not agree. The failure of our management to apply these funds effectively could result in unfavorable returns and uncertainty about our prospects, each of which could cause the price of our common stock to decline.

We anticipate that upon the completion of the Financing and Exchange, our officers and directors will own a substantial portion of our outstanding common stock, which will enable them to influence many significant corporate actions and in certain circumstances may prevent a change in control that would otherwise be beneficial to our shareholders.

Upon completion of the Financing and Exchange, our directors and executive officers will control approximately 64% of our outstanding shares of common stock. Specifically, Andy Kwok, Infosmart’s Chief Executive Officer and Pauline Sze, Infosmart’s Chief Financial Officer, will control approximately 64% of the outstanding shares of common stock of the Company upon completion of the Financing and the Exchange. These stockholders, acting together, could have a substantial impact on matters requiring the vote of the shareholders, including the election of our directors and most of our corporate actions. This control could delay, defer or prevent others from initiating a potential merger, takeover or other change in our control, even if these actions would benefit our shareholders and us. This control could adversely affect the voting and other rights of our other shareholders and could depress the market price of our common stock.

A large number of additional shares may be sold into the public market in the near future, which may cause the market price of our common stock to decline significantly, even if our business is doing well.

Sales of a substantial amount of common stock in the public market, or the perception that these sales may occur, could adversely affect the market price of our common stock. After the Financing and the conversion of our Series A Preferred Stock and our Series B Preferred Stock, we will have approximately 159,000,745 shares of common stock outstanding. This includes 116,721,360 shares to be received by the shareholders of Infosmart in the Combination after the conversion of the Series A Preferred Stock. As restrictions on resale of such additional shares end, the market price could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them.

We will incur increased costs and compliance risks as a result of becoming a public company.

As a public company, we will incur significant legal, accounting and other expenses that Infosmart did not incur as a private company prior to the Financing and Exchange. We will incur costs associated with our public company reporting requirements. We also anticipate that we will incur costs associated with recently adopted corporate governance requirements, including certain requirements under the Sarbanes-Oxley Act of 2002, as well as new rules implemented by the SEC and the National Association of Securities Dealers (“NASD”). We expect these rules and regulations, in particular Section 404 of the Sarbanes-Oxley Act of 2002, to significantly increase our legal and financial compliance costs and to make some activities more time-consuming and costly. Like many smaller public companies, we face a significant impact from required compliance with Section 404 of the Sarbanes-Oxley Act of 2002. Section 404 requires management of public companies to evaluate the effectiveness of internal control over financial reporting and the independent auditors to attest to the effectiveness of such internal controls and the evaluation performed by management. The SEC has adopted rules implementing Section 404 for public companies as well as disclosure requirements. The Public Company Accounting Oversight Board, or PCAOB, has adopted documentation and attestation standards that the independent auditors must follow in conducting its attestation under Section 404. We are currently preparing for compliance with Section 404; however, there can be no assurance that we will be able to effectively meet all of the requirements of Section 404 as currently known to us in the currently mandated timeframe. Any failure to implement effectively new or improved internal controls, or to resolve difficulties encountered in their implementation, could harm our operating results, cause us to fail to meet reporting obligations or result in management being required to give a qualified assessment of our internal controls over financial reporting or our independent auditors providing an adverse opinion regarding management’s assessment. Any such result could cause investors to lose confidence in our reported financial information, which could have a material adverse effect on our stock price.

We also expect these new rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our Board of Directors or as executive officers. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

If we fail to maintain the adequacy of our internal controls, our ability to provide accurate financial statements and comply with the requirements of the Sarbanes-Oxley Act of 2002 could be impaired, which could cause our stock price to decrease substantially.

Since, prior to the Financing, Infosmart operated as a private company without public reporting obligations, Infosmart has committed limited personnel and resources to the development of the external reporting and compliance obligations that would be required of a public company. Recently, Infosmart has taken measures to address and improve our financial reporting and compliance capabilities and we are in the process of instituting changes to satisfy our obligations in connection with joining a public company, when and as such requirements become applicable to us. Prior to taking these measures, we did not believe we had the resources and capabilities to do so. We plan to obtain additional financial and accounting resources to support and enhance our ability to meet the requirements of being a public company. We will need to continue to improve our financial and managerial controls, reporting systems and procedures, and documentation thereof. If our financial and managerial controls, reporting systems or procedures fail, we may not be able to provide accurate financial statements on a timely basis or comply with the Sarbanes-Oxley Act of 2002 as it applies to us. Any failure of our internal controls or our ability to provide accurate financial statements could cause the trading price of our common stock to decrease substantially.

Cyber Merchants common shares are thinly traded and, you may be unable to sell at or near ask prices or at all if you need to convert your Series B Preferred Stock and sell your shares to raise money or otherwise desire to liquidate such shares.

The Company cannot predict the extent to which an active public market for its common stock will develop or be sustained. Cyber Merchants’ common shares have historically been sporadically or “thinly-traded” on the “Over-The-Counter Bulletin Board,” meaning that the number of persons interested in purchasing our common shares at or near bid prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that Cyber Merchants is a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that current trading levels will be sustained.

The market price for Cyber Merchants common stock is particularly volatile given our status as a relatively small company with a small and thinly traded “float” and lack of current revenues that could lead to wide fluctuations in our share price. The price at which you convert your Series B Preferred Stock into the Company’s common stock many be indicative of the price that will prevail in the trading market. You may be unable to sell your common stock at or above your purchase price if at all, which may result in substantial losses to you.

The market for Cyber Merchants’ common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in Cyber Merchants’ share price is attributable to a number of factors. First, as noted above, our common shares are sporadically and/or thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by its shareholders may disproportionately influence the price of those shares in either direction. The price for its shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, an investment in Cyber Merchants is a speculative or “risky” investment due to Cyber Merchants’ lack of revenues or profits to date and uncertainty of future market acceptance for current and potential products. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

Other than the dividend payments that will be due for the Series B Preferred Stock, we do not anticipate paying any cash dividends.

Other than the dividend payments that will be due for the Series B Preferred Stock, we presently do not anticipate that we will pay any dividends on any of our capital stock in the foreseeable future. The payment of dividends, if any, would be contingent upon our revenues and earnings, if any, capital requirements, and general financial condition. The payment of any dividends will be within the discretion of our Board of Directors. We presently intend to retain all earnings, if any, to implement our business plan; accordingly, we do not anticipate the declaration of any dividends in the foreseeable future.

SELECTED CONSOLIDATED FINANCIAL DATA

You should read the summary consolidated financial data set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition or Plan of Operations” and our predecessor’s financial statements and the related notes included elsewhere in this report. We derived the financial data for the period January 1 through June 31, 2006 and as of December 31, 2005 and 2004 from the predecessor’s financial statements included in this report. The historical results are not necessarily indicative of the results to be expected for any future period.

	Six months ended June 30,		Year ended December 31,
	2006	2005	2005	2004

Net sales	$12,562,004	$14,489,359	$24,577,206	$$22,421,765
Cost of sales	(9,077,139)	(10,469,875)	(18,441,644)	(17,763,244)

Gross profit	3,484,865	4,019,484	6,135,562	4,658,521
Administrative expenses	(610,325)	(320,881)	(739,621)	(673,973)
Depreciation	(121,084)	(100,655)	(214,534)	(177,823)
Selling and distributing costs	(198,713)	(116,179)	(188,058)	(405,989)

Income from operations before the following
Items and taxes	2,554,743	3,481,769	4,993,349	3,400,736
Professional fees for pre-listing exercise	-	-	(320,892)	-
Reversal of commission payable	-	716,575	718,250	-
Other income	171,250	200,562	302,903	679,660
Interest expenses	(275,486)	(230,075)	(520,827)	(319,693)

Income before income taxes	2,450,507	4,168,831	5,172,783	3,760,703
Income taxes	(437,095)	(729,545)	(958,022)	(736,403)

Net income	$2,013,412	$3,439,286	$4,214,761	$3,024,300

		As at December 31,
	As at June 30, 2006	2005	2004
Consolidated Balance Sheet Data:
Cash and Cash Equivalents	$188,219	$154,368	$95,226
Working Capital Deficit	994,286	2,838,819	5,692,014
Total Assets	28,172,973	24,920,741	22,568,708
Total Debt	17,142,293	15,879,322	16,886,198
Total Shareholders’ Equity	11,030,680	9,041,419	5,682,510

Footnotes

The transaction contemplated under the Exchange Agreement (the “Exchange”) is deemed to be a reverse acquisition, where Cyber (the legal acquirer) is considered the accounting acquiree and Infosmart (the legal acquiree) is considered the accounting acquirer. The consolidated financial statements of the combined entity will in substance be those of Infosmart, with the assets and liabilities, and revenues and expenses, of Cyber being included effective from the assumed date of August 25, 2005 (date of Cyber’s inception) for the unaudited pro forma condensed combined statement of operations, and May 31, 2006 for the unaudited pro forma condensed combined balance sheet. Cyber is deemed to be a continuation of the business of Infosmart.

The unaudited pro forma condensed combined balance sheet as of May 31, 2006 is prepared based on the unaudited historical balance sheets of Infosmart of June 30, 2006 and the audited historical balance sheet of Cyber as of May 31, 2006, and includes adjustments which give effect to the Exchange Transaction and are computed assuming the transaction was consummated on May 31, 2006.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

The following discussion and analysis of the results of operations and financial condition of Infosmart for the three and six months ended June 30, 2006 and 2005 and the fiscal years ended December 31, 2005 and 2004 should be read in conjunction with Selected Consolidated Financial Data and Infosmart’s financial statements and the notes to those financial statements that are included elsewhere in this Memorandum. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Notice Regarding Forward-Looking Statements and Business sections in this Memorandum. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

Overview

Infosmart Group Limited (“Infosmart”) was incorporated in the British Virgin Islands on August 23, 2005 under the International Business Companies Act, British Virgin Islands. Prior to the Re-structuring (as described below) Prime Fortune, a British Virgin Islands company (“Prime”), was the sole shareholder of 100% of Infosmart’s issued capital shares. In August 2006, the board of directors of both Prime and Infosmart decided to re-structure certain shareholdings in Infosmart, so that after the re-structuring, Prime would no longer own 100% of Infosmart’s issued capital shares and so that Prime Corporate Developments Ltd. (“Prime Corporate”), Kwok Chung and Lui Sau Wan would replace Prime as the direct owners of 100% of the issued capital shares and equity ownership of Infosmart (the “Re-structuring”).

Prior to the Re-structuring, Prime owned 100% of the issued capital shares of Infosmart, which consisted on one (1) issued capital share, and Prime’s issued capital shares were owned as follows: 713 shares held by Prime Corporate, 212 shares held by Kwok Chung, and 75 shares held by Lui Sau Wan. On August 11, 2006, and in connection with the Re-structuring, Prime’s board of directors approved resolutions for Prime to transfer the one (1) issued capital share of Infosmart owned by Prime to Prime shareholder Kwok Chung in exchange for a cash payment of $1.00 (the “Prime Transfer”), and that pursuant to such resolutions, Prime transferred the one Infosmart share to Kwok Chung on August 11, 2006 in exchange for the $1.00 cash payment.

Further, on August 11, 2006 and concurrent with the Prime Transfer, the Company’s Board approved resolutions for the issuance of 999 new shares in Infosmart to Prime Corporate Developments Limited (“Prime Corporate”), Kwok Chung and Lui Sau Wan, as follows: 713 shares to Prime Corporate, 211 shares to Kwok Chung, and 75 shares to Lui Sau Wan, in exchange for a cash payment by Prime Corporate, Kwok Chung and Lui Sau Wan of $1.00 per Infosmart share that each receives (the “Infosmart Share Issuance”) or an aggregate total payment of $999 for such shares. On August 11, 2006, the Company issued the 999 Infosmart shares, in amounts as described above, to Prime Corporate, Kwok Chung and Lui Sau Wan and, in exchange, received the $999 cash payment, pursuant to such resolutions.

As a result of and immediately after the Prime Transfer and the Infosmart Share Issuance, Prime Corporate, Kwok Chung and Lui Sau Wan became the owners of 100% of the issued capital shares of Infosmart, with each of them owning the same number of Infosmart shares as the number of Prime shares that each currently owns. Pursuant to a group reorganization completed in October 2005 (the “Reorganization”), Infosmart is the holding company (directly and indirectly) of IS Technology, IS International, IS Media and Infosmart’s new Brazilian joint venture, Discobras, by the acquisition of 100% of the issued and outstanding common stock of IS Technology and IS International. IS Technology wholly owns IS Media, which, in turn, owns 99.42% of Discobras.

Infosmart started in the DVDR manufacturing business with the establishment of IS Technology. Founded in Hong Kong in August of 2002, IS Technology was the first company in Hong Kong to manufacture recordable digital versatile disks (“DVDRs”). With the continual growth in DVDR demand, the initial shareholders of IS Technology took in other shareholders to form two other companies, Info Smart International Enterprises Limited and Infoscience Media Limited, to produce DVDRs. These three companies form Infosmart’s main operational business. Infosmart is a profitable and growing company led by industry veterans and is one of the world’s top producers of DVDRs. Infosmart currently manufactures 8x and 16x discs, and is preparing to launch production of new optical storage media, namely, writable HD DVD discs. Infosmart currently has customers in Western Europe and Australia and plans further expansion into North and South America, the Middle East, Africa, Eastern Europe and Russia. To capture the lucrative South American market, Infosmart is establishing a sales and distribution network and a production facility in Brazil.

Critical Accounting Policies and Estimates

Our management's discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported net sales and expenses during the reporting periods. On an ongoing basis, we evaluate our estimates and assumptions. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are more fully described in Note 5 to our consolidated financial statements appearing at Exhibit 99.2, we believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating

Basis of presentation and consolidation

On October 20, 2005, Infosmart’s Reorganization was completed and accordingly, accounting for recapitalization is adopted for the preparation of consolidated financial statements. Generally, this means that the consolidated financial statements are issued under the name of the legal parent, Infosmart Group Limited, but includes the combined financial statements of IS Technology and IS International. The comparative figures represent their combined financial position, the results of operations and cash flows. The accompanying consolidated financial statements of Infosmart have been prepared in accordance with generally accepted accounting principles in the United States of America. The consolidated financial statements include the accounts of Infosmart and its subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation.

Use of estimates

In preparing of the financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting years. These accounts and estimates include, but are not limited to, the valuation of accounts receivable, inventories, deferred income taxes and the estimation on useful lives of plant and machinery. Actual results could differ from those estimates.

Cash and cash equivalents

Infosmart considers all cash and other highly liquid investments with initial maturities of three months or less. At December 31, 2005, the Company had $154,368 in cash and cash equivalents. DVDR production is a capital-intensive business. Most of the Company’s capital lease and bank loans are on a short-term basis. These short-term arrangements allow the Company to minimize interest payment but at the same time kept the Company’s net cash flow at a low level. Therefore, even though a large amount of cash is collected from sales of goods, a considerable portion of the cash is used to pay for leased equipment. The Company has paid off $7,537,978 and $4,008,648 of capital lease/bank loans in 2004 and 2005 respectively. By the beginning of 2006, only 6 machines out of the total of 44 machines were leased equipment. With majority of the Company’s lease obligations completed, the Company’s net cash flow is expected to improve in 2006.

Trade receivable

Trade receivables are stated at original amount less allowance made for doubtful receivables, if any, based on a review of all outstanding amounts at the year end. Full allowances for doubtful receivables are made when the receivables are overdue for 1 year and an allowance is also made when there is objective evidence that Infosmart will not be able to collect all amounts due according to original terms of receivables. Bad debts are written off when identified. Infosmart extends unsecured credit to customers in the normal course of business and believes all trade receivables in excess of the allowances for doubtful receivables to be fully collectible. Infosmart does not accrue interest on trade accounts receivable. The normal credit terms range from 15 to 60 days. During the reporting years, Infosmart had no bad debt experience and, accordingly, did not make any allowance for doubtful debts.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined on a first-in, first out basis and includes all expenditures incurred in bringing the goods to the point of sale and putting them in a saleable condition. In assessing the ultimate realization of inventories, the management makes judgments as to future demand requirements compared to current or committed inventory levels. Infosmart’s reserve requirements generally increase as the management projected demand requirements; decrease due to market conditions, product life cycle changes. During the reporting years, Infosmart was not required to make any allowance for slow-moving or defective inventories.

Plant and equipment

Plant and equipment are stated at cost less accumulated depreciation. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use. Maintenance, repairs and betterments, including replacement of minor items, are charged to expense; major additions to physical properties are capitalized.

Depreciation of plant and equipment is provided using the straight-line method over their estimated useful lives. The principal annual rates are as follows:

Production line and equipment	10% with 30% residual value
Others	20%

Effective April 1, 2004, the depreciation rate for the production line and equipment was changed from 20% to 10% with a residual value of 30% on cost. With reference to a valuation carried out at November 9, 2005 by a major production line and equipment supplier, the management considered that the revised depreciation method reflected more fairly the expected useful lives of the production line and equipment and its resalable value. The effect of a change in an accounting estimate is recognized prospectively by including it in consolidated statements of operations in 2004 and it increased the results of operations for 2004 by approximately $1,650,732.

Impairment of long-lived assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Infosmart recognizes impairment of long-lived assets in the event that the net book values of such assets exceed the future undiscounted cashflows attributable to such assets. No impairment of long-lived assets was recognized for any of the periods presented.

Financial instruments

The carrying values of Infosmart’s financial instruments, including cash and cash equivalents, restricted cash, trade and other receivables, deposits, dividend payable, trade and other payables approximate their fair values due to the short-term maturity of such instruments. The carrying amounts of borrowings approximate their fair values because the applicable interest rates approximate current market rates.

Foreign currency translation

Infosmart is exposed to certain foreign currency risk from export sales transactions and recognized trade receivables as they will affect the future operating results of Infosmart. Infosmart did not have any hedging activities during the reporting period. As the functional currency of Infosmart is HK$, the exchange difference on translation to US dollars for reporting purpose is taken to other comprehensive income.

Income taxes

Infosmart uses the asset and liability method of accounting for income taxes pursuant to SFAS No. 109 “Accounting for Income Taxes”. Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carryforwards and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Revenue recognition

Revenue from sales of the Infosmart’s products is recognized when the significant risks and rewards of ownership have been transferred to the buyer at the time of delivery and the sales price is fixed or determinable and collection is reasonably assured.

Concentrations of credit risk

Financial instruments that potentially subject Infosmart to significant concentrations of credit risk consist principally of trade receivables. Infosmart extends credit based on an evaluation of the customer’s financial condition, generally without requiring collateral or other security. Infosmart conducts periodic reviews of the client’s financial conditions and payment practices. Further, Infosmart will maintain an allowance for doubtful accounts based on the management’s expectations on actual losses possibly incurred. Other than set forth below, no customers represented 10% or more of Infosmart’s net sales and trade receivable.

At December 31, 2005 and 2004, customers that represented 10% or more of Infosmart’s net sales and their trade receivables are:

Net sales	Year Ended December 31,
	2005	2004
DVD Technology	$1,592,482	$3,492,778
ENet	17,164,213	16,188,381
	$18,756,695	$19,681,159

Trade receivables	As of December 31,
	2005	2004
DVD Technology	$376,160	$513,912
ENet	1,610,075	699,141
	$1,986,235	$1,213,053

Recent accounting pronouncements

In November 2004, the FASB issued SFAS No. 151, “Inventory costs - an amendment of ARB No. 43, Chapter 4.” (“SFAS 151”). SFAS 151 amends ARB 43, Chapter 4 to clarify that “abnormal” amount of idle freight, handling costs and spoilage should be recognized as current period charges. SFAS 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005.

In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment” (“SFAS 123R”), which revises SFAS No. 123, “Accounting for Stock Based Compensation”, and supersedes APB 25. Among other items, SFAS 123R eliminates the use of APB 25 and the intrinsic value method of accounting, and requires companies to recognize in the financial statements the cost of employee services received in exchange for awards of equity instruments, based on the grant-date fair value of those awards. This cost is to be recognized over the period during which an employee is required to provide service in exchange for the award (typically the vesting period). SFAS 123R also requires that benefits associated with tax deductions in excess of recognized compensation cost be reported as a financing cash inflow, rather than as an operating cash flow as required under current literature.

SFAS 123R permits companies to adopt its requirements using either a “modified prospective” method, or a “modified retrospective” method.

Under the “modified prospective” method, compensation cost is recognized in the financial statements beginning with the effective date, based on the requirements of SFAS 123R for all share-based awards granted or modified after that date, and based on the requirements of SFAS 123 for all unvested awards granted prior to the effective date of SFAS 123R. Under the “modified retrospective” method, the requirements are the same as under the “modified prospective” method, but this method also permits entities to restate financial statements of previous periods based on pro forma disclosures made in accordance with SFAS 123. Infosmart is adopting SFAS 123R effective January 1, 2006 using the modified prospective method.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS 154”), which changes the requirements for the accounting for and reporting of a change in accounting principle. The statement requires retrospective application to prior period financial statements of changes in accounting principle, unless impracticable to do so. It also requires that a change in the depreciation, amortization, or depletion method for long-lived non-financial assets be accounted as a change in accounting estimate, effected by a change in accounting principle. Accounting for error corrections and accounting estimate changes will continue under the guidance in APB Opinion 20, “Accounting Changes”, as carried forward in this pronouncement. The statement is effective for fiscal years beginning after December 15, 2005.

In November 2005, the FASB issued FSP Nos. FAS 115-1 and 124-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” This FSP addresses the determination as to when an investment is considered impaired, whether the impairment is ‘other-than-temporary’, and the measurement of an impairment loss. The investment is impaired if the fair value is less than cost. The impairment is ‘other-than-temporary’ for equity securities and debt securities that can contractually be prepaid or otherwise settled in such a way that the investor would not recover substantially all of its cost. If ‘other-than-temporary’, an impairment loss shall be recognized in earnings equal to the difference between the investment’s cost and its fair value. The guidance in this FSP is effective in reporting periods beginning after December 15, 2005.

In February 2006, the Financial Accounting Standards Board issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments, which amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS No. 155”), and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS No. 155 simplifies the accounting for certain derivatives embedded in other financial instruments by allowing them to be accounted for as a whole if the holder elects to account for the whole instrument on a fair value basis. SFAS No. 155 also clarifies and amends certain other provisions of SFAS No. 133 and SFAS No. 140. SFAS No. 155 is effective for all financial instruments acquired, issued or subject to a remeasurement event occurring in fiscal years beginning after September 15, 2006. Earlier adoption is permitted, provided the Company has not yet issued financial statements, including for interim periods, for that fiscal year.

In July 2006, the FASB issued FIN 48 “Accounting for Uncertainty in Income Taxes.” This interpretation requires that we recognize in our financial statements, the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective as of the beginning of our 2007 fiscal year, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings.

Results of Operations

Comparison of Years Ended December 31, 2005 and December 31, 2004.

Net Sales. Infosmart’s net sales were $24,577,206 in 2005, an increase of approximately 9.6% on prior year sales of $22,421,765. The increase in revenues was driven by a 49% growth in manufactured disc revenues to $21,966,222 from $14,736,765. This more than offset a 66% decline in sales of purchased discs manufactured by third parties. Eighty nine percent of the company’s revenues were from sales of manufactured discs, up from 66% in 2004. This trend marks a permanent shift in Infosmart’s operations in favour of sales of own-manufactured discs and in the future the company expects sales of purchased discs to be insignificant. Infosmart’s manufactured discs in 2005 were mostly 8x and 16x DVDRs; 4x DVDR discs were largely purchased for resale. In 2004, Infosmart’s manufactured product mix was largely composed of 4x and 8x DVDRs. The average sale price of the Infosmart’s manufactured discs in 2005 was 18.1 cents, 14.6% down from 21.2 cents in 2004.

Cost of Sales. Cost of sales increased from $17,763,244 or approximately 79.2% of net sales in fiscal 2004, to $18,441,644, or approximately 75% of net sales in the same period in fiscal 2005. The approximately 3.8% increase is primarily attributable to the increase in our volume of sales. Unit cost of goods sold (“COGS”) fell by 12.9% to 13.3 cents per disc, driven by a 20% fall in polycarbonate (PCB) costs during 2005, from $3.5/kg to $2.8/kg. PCB normally accounts for 50%-60% and 30%-40% of Infosmart’s raw material costs and COGS, respectively. The decrease in the overall cost of sales as a percentage of net sales is mainly attributable to the drop in the cost of purchased discs as a percentage of their sales, from 93.1% in 2004 to 87.0% in 2005. This exceeded a modest rise in the cost of manufactured discs as a percentage of their sales, from 72.0% in 2004 to 73.6% in 2005.

Gross Profit. Gross profit increased approximately 31.7% from $4,658,521 in 2004 to $6,135,562 in 2005. This increase in gross profit is due to the Infosmart’s reduction of rebates offered to customers purchasing high quantities. These rebates were originally conceived when market prices of discs were high and became less appropriate as they fell during 2005.

Selling and Distribution Costs. Selling and distribution costs decreased approximately 53.7% from $405,989 in 2004 to $188,058 in 2005. This decrease in selling and distribution costs is primarily due to the fall in commission and traveling expenses from approximately total of $288,000 in 2004 to $53,000 in 2005. In 2004, in order to expand our market share and boost sales, higher commission and traveling expenses were incurred. In 2005, stronger customer relationships were already established and thus those expenses were reduced accordingly.

Administrative Expenses. Administrative expenses increased approximately 9.7% from $673,973 in 2004 to $739,621 in 2005. This increase in administrative expenses is due to the establishment of IS Media (Factory 3) and the employment of 10 new administrative personnel.

Net Income. Net income increased approximately 39.4% from $3,024,300 in 2004 to $4,214,761 in 2005. Further, Infosmart’s net income margin was 17.1% and 13.5% in 2005 and 2004, respectively. This increase in net income is due primarily to the rise in revenues and fall in cost of goods sold and sales, general and administrative expenses as a percentage of sales. In addition, the company and its customers agreed to cancel potential sales rebates worth $718,250, which had been accrued in past years, because these rebates had been agreed, but not paid, in relation to selling prices which had subsequently been reduced by the company, and were therefore no longer commercially justified. This non-cash reversal exceeded $320,892 incurred in professional fees in 2005 in preparation for the reverse merger listing.

Comparison of Three Month and Six Month Periods Ended June 30, 2006 and June 30, 2005.

The following table sets forth the results of our operations for the periods indicated as a percentage of net sales:

	Three months ended June 30				Six months ended June 30
	2006	% of	2005	% of	2006	% of	2005	% of
	Unaudited	Revenue	Unaudited	Revenue	Unaudited	Revenue	Unaudited	Revenue
SALES	$6,330,486	100.00%	$8,648,450	100.00%	$12,562,004	100.00%	$14,489,359	100.00%

COST OF SALES	4,436,765	70.09%	6,373,868	73.70%	9,077,139	72.26%	10,469,875	72.26%

GROSS PROFIT	1,893,721	29.91%	2,274,582	26.30%	3,484,865	27.74%	4,019,484	27.74%

ADMINISTRATIVE EXPENSES	336,784	5.32%	225,443	2.61%	610,325	4.86%	320,881	2.21%

DEPRECIATION	62,947	0.99%	51,232	0.59%	121,084	0.96%	100,655	0.69%

SELLING AND DISTRIBUTING COSTS	150,426	2.38%	30,724	0.36%	198,713	1.58%	116,179	0.80%

INCOME FROM OPERATIONS	1,343,564	21.22%	1,967,183	22.74%	2,554,743	20.34%	3,481,769	24.04%

REVERSAL OF COMMISSION PAYABLE	-	0.00%	716,575	8.29%	-	0.00%	716,575	4.95%

OTHER INCOME	119,725	1.89%	69,069	0.80%	171,250	1.36%	200,562	1.38%

INTEREST EXPENSES	127,335	2.01%	162,445	1.88%	275,486	2.19%	230,075	1.59%

INCOME BEFORE INCOME TAXES	1,335,954	21.10%	2,590,382	29.95%	2,450,507	19.51%	4,168,831	28.78%

INCOME TAXES	242,048	3.82%	454,299	5.25%	437,095	3.48%	729,545	5.04%

NET INCOME	1,093,906	17.28%	2,136,083	24.70%	2,013,412	16.03%	3,439,286	23.74%

Comparison of Three Months Ended June 30, 2006 and 2005

Net Sales. For the three months ended June 30, 2006, Infosmart’s net sales decreased 26.8% from $8,648,450 to $6,330,486 relative to the three months ended June 30, 2005. The decrease in revenues was driven by the decrease in the average sale price of the Infosmart’s manufactured discs and the shifting of the sales force from Europe to Brazil. Another factor is the conversion of one production line to test HD-DVD production frequently. It causes the production capacity of the production line decreased by 5%.

Cost of Sales. Cost of sales decreased from $6,373,868 or approximately 73.7% of net sales for the three months ended June 30, 2005, to $4,436,765, or approximately 70.1% of net sales for the three months ended June 30, 2006, an decrease of 30.4% over the same comparable quarters in 2005 and 2006. The decrease in cost of sales was driven by the continuing moving downward trend in polycarbonate (PCB) costs during 2006. The PCB costs, however, have a lower sensitivity than the sale price.

Gross Profit. Gross profit decreased approximately 16.7% from $2,274,582 for the three months ended June 30, 2005 to $1,893,721 for the three months ended June 30, 2006. This decrease in gross profit is due to the average sale selling price per disc was about 10% down from 18.1 cents in 2005.

Selling and Distribution Costs. For the three months ended June 30, 2006, selling and distribution costs increased approximately 389.6% from $30,724 to $150,426 relative to the three months ended June 30, 2005. This increase in selling and distribution costs is primarily due to the fall in commission and traveling expenses from approximately $288,000 in 2004 to $53,000 in 2005. In 2004, in order to expand our market share and boost sales, higher commission and traveling expenses were incurred. In 2005, stronger customer relationships were already established and thus those expenses were reduced accordingly.

Administrative Expenses. Administrative expenses increased approximately 49.4% from $225,443 for the three months ended June 30, 2005 to $336,784 for the three months ended June 30, 2005. This increase in administrative expenses is due to the establishment of Brazil plant and sales office and the employment of new administrative personnel. Further, legal and professional fees were continuously paid for listing exercise during the period.

Net Income. Net income decreased approximately 48.8% from $2,136,083 for the three months ended June 30, 2006 to $1,093,906 for the three months ended June 30, 2005. Further, Infosmart’s net income margin was 17.3% and 24.7% in the same comparable quarters in 2006 and 2005, respectively. This decrease in net income is due primarily to the fall in revenues and increase in general and administrative expenses as a percentage of sales. In addition, the company and its customers agreed to cancel potential sales rebates worth $716,575, which had been accrued in past years, because these rebates had been agreed, but not paid, in relation to selling prices which had subsequently been reduced by the company, and were therefore no longer commercially justified.

Comparison of Six Months Ended June 30, 2006 and 2005

Net Sales. For the six months ended June 30, 2006, Infosmart’s net sales decreased 13.3% from $14,489,359 to $12,562,004 relative to the six months ended June 30, 2005. The decrease in revenues was driven by the decrease in the average sale price of the Infosmart’s manufactured discs compared with the same quarters in 2005. It causes the production capacity of the production line decreased by 5%.

Cost of Sales. Cost of sales decreased from $10,469,875 or approximately 72.3% of net sales for the six months ended June 30, 2005, to $9,077,139, or approximately 72.3% of net sales for the six months ended June 30, 2006, an decrease of only 13.3%, as compared to a 13.3% decrease in sales over the same comparable quarters in 2005 and 2006. The decrease in cost of sales was driven by the continuing moving downward trend in polycarbonate (PCB) costs during 2006. The PCB costs, however, have a lower sensitivity than the sale price.

Gross Profit. Gross profit decreased approximately 13.3% from $ 4,019,484 for the six months ended June 30, 2005 to $3,484,865 for the six months ended June 30, 2006. This decrease in gross profit is due to the average sale selling price per disc was about 10% down from 18.1 cents in 2005.

Selling and Distribution Costs. For the six months ended June 30, 2006, selling and distribution costs increased approximately 71.0% from $116,179 to $198,713 relative to the six months ended June 30, 2005. This increase in selling and distribution costs is due to the promotion of new market in Brazil and its neighbors.

Administrative Expenses. Administrative expenses increased approximately 90.2% from $320,881 for the six months ended June 30, 2005 to $610,325 for the six months ended June 30, 2006. This increase in administrative expenses is due to the establishment of Brazil plant and sales office and the employment of new administrative personnel. Further, legal and professional fees were continuously paid for listing exercise during the period.

Net Income. Net income decreased approximately 41.5% from $3,439,286 for the six months ended June 30, 2005 to $2,013,412 for the six months ended June 30, 2006. Further, Infosmart’s net income margin was 16.0% and 23.7% in the same comparable quarters in 2006 and 2005, respectively. This decrease in net income is due primarily to the fall in revenues and increase in general and administrative expenses as a percentage of sales. In addition, the company and its customers agreed to cancel potential sales rebates worth $716,575, which had been accrued in past years, because these rebates had been agreed, but not paid, in relation to selling prices which had subsequently been reduced by the company, and were therefore no longer commercially justified.

Liquidity and Capital Resources

Cash Flows

Twelve Months ended December 31, 2005

We have funded our operations through December 31, 2005 primarily through retained earnings and borrowings.

Net cash flow provided by operating activities was $6,825,041 in fiscal 2004 and $2,269,328 in fiscal 2005. The reduction of net cash flow in fiscal 2005 was mainly due to the increase in trade receivables and decrease in trade payable as compared to fiscal 2004. Since most of the customers are repeat customers, Infosmart gave longer trade terms to those customers who have a good payment history and who have conducted business with Infosmart for more than one year. Also, Infosmart had shipped a big Christmas/New Year order to E-Net, which was worth more than $1.8 million and which was recorded as part of trade receivable as of December 31, 2005. Therefore, the trade receivable for fiscal 2005 was $3,252,678, an increase of $1,388,245 compared to the trade receivable of $1,864,433 in fiscal 2004. Another factor contributing to the decrease in the net cash flow by operating activities was the decrease in trade payable from $3,958,980 in fiscal 2004 down to $1,800,984 in fiscal 2005. Material costs were rising in 2005, but Infosmart purchased in bulk when prices dropped and negotiated lower prices from material suppliers by offering shorter payment terms. These arrangements also caused a decrease in net cash flow because Infosmart was paying suppliers at a much faster rate than in fiscal 2004. However, Infosmart was able to secure materials at lower prices in a volatile market, thereby minimizing the overall material costs.

Net cash flow used in investing activities was $3,645,625 for fiscal 2004 and $1,454,531 in fiscal 2005. Uses of cash flow for investing activities include capital expenditures for the acquisition of plant and equipment. The uses of cash flow were offset by the sale of certain plant and equipment.

Net cash flow used in financing activities was $3,443,540 in fiscal 2004 and $756,134 in fiscal 2005. The decrease in net cash flow was mainly due to the decrease in repayment of obligations under capital leases. Significant production lines and equipment were acquired under capital leases in fiscal 2004 and most of the leases’ terms were for one year.

Six Months Ended June 30, 2006

Net cash flow provided by operating activities was $1,382,470 for the six months ended June 30, 2006 and $1,024,112 for the six months ended June 30, 2005. The increase of net cash flow provided by operating activities for the six months ended June 30, 2006 was mainly due to Infosmart paid significant amount of legal and professional fees relating to the listing exercise during the six months ended June 30, 2005, which was included in prepaid expenses. Another factor contributing to the increase in the net cash flow by operating activities was the increase in trade payable. Material costs were rising in 2005, but Infosmart purchased in bulk when prices dropped and negotiated lower prices from material suppliers by offering shorter payment terms. These arrangements also caused a decrease in net cash flow because Infosmart was paying suppliers at a much faster rate. However, Infosmart was able to secure materials at lower prices in a volatile market, thereby minimizing the overall material costs. During the six months ended June 30, 2006, the supply of material was more stable and hence, Infosmart was not required to settle with suppliers as fast as in 2005. The above factors eliminate the effect of the increase in trade receivables.

Net cash flow used in investing activities was $1,385,893 and $226,643 for the six months ended June 30, 2006 and 2005 respectively. Uses of cash flow for investing activities relate to the capital expenditures for the acquisition of plant and equipment.

Net cash flow provided by financing activities was $37,686 for the six months ended June 30, 2006. Compared with the net cash flow used in financing activities of $285,899 for the six months ended June 30, 2005, the increase of net cash flow was mainly due to the decrease in repayment of obligations under capital leases. The capital leases terms were matured during the period ended June 30, 2006.

Contractual Obligations and Off-Balance Sheet Arrangements

Contractual Obligations

We have certain fixed contractual obligations and commitments that include future estimated payments. Changes in our business needs, cancellation provisions, changing interest rates, and other factors may result in actual payments differing from the estimates. We cannot provide certainty regarding the timing and amounts of payments. We have presented below a summary of the most significant assumptions used in our determination of amounts presented in the tables, in order to assist in the review of this information within the context of our consolidated financial position, results of operations, and cash flows.

The following tables summarize our contractual obligations as of December 31, 2005, and the effect these obligations are expected to have on our liquidity and cash flows in future periods.

	Payments Due by Period
	Total	Less than 1 year	1-3 Years	3-5 Years	5 Years +
	In Thousands
Contractual Obligations:
Bank Indebtedness	$4,462	$4,462	—	—	—
Other Indebtedness	$3,747	$1,997	$1,604	$146	—
Capital Lease Obligations	$53	$53	—	—	—
Operating Leases	$70	$70	—	—	—
Purchase Obligations	—	—	—	—	—
Total Contractual Obligations:	$8,332	$6,582	$1,604	$146

Bank indebtedness consists of secured and unsecured borrowings from Infosmart’s banking facilities including letters of credit, bank overdrafts, and non-recurring bank loans.

Other indebtedness consists of loans and debt financing from independent third parties for working capital and the acquisition of DVDR production lines and equipment.

Capital lease obligations consist of leases for certain production lines and equipment under non-cancelable lease agreements.

Operating lease amounts include leases for office and factory premises under various non-cancelable operating lease agreements that expire at various dates through years 2004 to 2006, with an option to renew the lease. All leases are on a fixed repayment basis. None of the leases includes contingent rentals.

Off-balance Sheet Arrangements

A bank guarantee was given by a bank to a electric utility company on Infosmart’s behalf. This guarantee exempted Infosmart from the obligation of paying a deposit required by the electric utility company. This off-balance sheet arrangement has no effect on the Infosmart’s liquidity, capital resources, market risk support or credit risk support, other than allowing Infosmart to retain the HK$1.1 million deposit that would have been required by the utility company. Infosmart is not aware of any events, demands, commitments, trends or uncertainties that will result in of reasonably likely result in the termination of this arrangement.

Other than the arrangement described above, we have not entered into any other financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Related Party Transactions

For a description of out related party transactions see the section of the Memorandum entitled “Certain Relationships and Related Transactions.”

Quantitative and Qualitative Disclosures about Market Risk

Infosmart does not use derivative financial instruments in its investment portfolio and have no foreign exchange contracts. Infosmart’s financial instruments consist of cash and cash equivalents, trade accounts receivable, accounts payable and long-term obligations. Infosmart considers investments in highly liquid instruments purchased with a remaining maturity of 90 days or less at the date of purchase to be cash equivalents. However, in order to manage the foreign exchange risks, Infosmart will engage in hedging activities to manage our financial exposure related to currency exchange fluctuation. In these hedging activities, we might use fixed-price, forward, futures, financial swaps and option contracts traded in the over-the-counter markets or on exchanges, as well as long-term structured transactions when feasible.

Interest Rates. Our exposure to market risk for changes in interest rates relates primarily to our short-term investments and short-term obligations; thus, fluctuations in interest rates would not have a material impact on the fair value of these securities. At June 30, 2006, Infosmart had approximately $188,219 in cash and cash equivalents. A hypothetical 10% increase or decrease in interest rates would not have a material impact on our earnings or loss, or the fair market value or cash flows of these instruments.

Foreign Exchange Rates. The majority of our revenues derived and expenses and liabilities incurred are in Hong Kong dollars. Thus, our revenues and operating results may be impacted by exchange rate fluctuations in the currencies of Hong Kong. We have not tried to reduce our exposure to exchange rate fluctuations by using hedging transactions. However, we may choose to do so in the future. We may not be able to do this successfully. Accordingly, we may experience economic losses and negative impacts on earnings and equity as a result of foreign exchange rate fluctuations. The effect of foreign exchange rate fluctuation during the year ended December 31, 2005 was not material to us.

DESCRIPTION OF PROPERTY

Hong Kong offices and facilities

Our main offices and manufacturing facilities are located in Hong Kong. The Company stores and delivers products from its manufacturing facilities located in Chai Wan and Tsuen Wan, New Territories, Hong Kong. Infosmart has placed a high priority on operating a safe, clean, and well-maintained distribution facility, which is a key selling point for many customers. The Company’s prime location provides excellent proximity for shipping products to a diverse customer base located in all regions of the world.

The total approximate square footage of our facilities is summarized as follows:

Location	Principal Activities	Area (sq. feet)	Lease Expiration Date
Fortune Factory Building, 40 Lee Chung Street Chai Wan, Hong Kong.	Administrative offices, Manufacturing facility (Factories 1 & 2)	31,186 sq. ft.	Lease for 7,500 sq. ft. expires December 2006; and Lease for 26,686 sq. ft. expires in December 2007

5/F., QPL Industrial Building, 126-140 Texaco Road, Tsuen Wan, New Territories, Hong Kong	Manufacturing facility (Factory 3)	40,000 sq. ft.	March 2009 (entered by Infoscience Holdings Limited)

The Company leases office and factory premises under various non-cancelable operating lease agreements that expire at various dates through years 2004 to 2006, with an option to renew the lease. All leases are on a fixed repayment basis. None of the leases includes contingent rentals. Minimum future commitments under these agreements payable as of December 31, 2005 are as follows:

Year ending December 31
2006	$69,515

Rental expense was $518,967 and $158,051 during 2005 and 2004, respectively. We believe that our existing facilities are well maintained and in good operating condition.

Brazil production facility

In the first quarter of 2006, Infosmart started the construction of the production facility in Brazil. Once the factory with the supporting infrastructure is ready, Infosmart will relocate twelve of its existing production lines from Factory 1 to Brazil in mid October 2006. Infosmart’s Brazilian production facility is located in Camaçari, State of Bahia, close to Salvador. The factory is approximately 1,800 sq. meters and can accommodate 26 production lines. Good progress had been made in the construction of the factory. Further, all licenses required for the facility have been obtained, an incentive program from the State of Bahia had been approved, and the factory and the warehouse have been leased. The construction costs for the Brazil factory are currently being financed through loans from Infosmart shareholders.

The Company also uses a warehouse and the sales office, which are located in São Paulo and is where most of the current commercial activities are conducted. Both the warehouse and the sales office are owned by our local Brazilian partner and we are not obligated pay rent for using both of these premises. The warehouse is located at Rua Santa Clara, Brás, while the sales office is located at Rua Catumbi, Belém, both in São Paulo.

The total approximate square footage of our facilities is summarized as follows:

Location	Principal Activities	Area (sq. feet)	Lease Expiration Date
Loteamento Poloplast Quadra D lote 5, galpoes C, D, and E, Camacari, State of Bahia, Brazil - BA, CEP 42801-170	Manufacturing facility	25,000 sq. ft.	March 31, 2009, with options for renewal.

Rua Catumbi, Belem, Sao Paulo, Brazil	Warehouse	15,000 sq. ft.	None.

Rua Santa Clara, No 272/274, Bras, Sao Paulo, Brazil - SP, CEP 03025-030	Sales Office	2,000 sq. ft.	None.

MANAGEMENT

Appointment of New Directors

In connection with the Exchange Agreement, Cyber appointed four new directors to its board of directors. Furthermore, concurrent with the closing of the Exchange Agreement, Mr. Kevin R. Keating, the former President, Treasurer and Secretary of Cyber, resigned from these positions. Immediately following the resignation of Mr. Keating, Mr. Kwok Chung (“Andy Kwok”) was appointed Chief Executive Officer and President, and Ms. Sze Po Nei (“Pauline Sze”) was appointed Chief Financial Officer, Treasurer and Secretary, respectively, of Cyber.

The following table sets forth the names and ages of our directors and executive officers, as of the date of this current report:

Name	Age	Position
Kwok Chung (“Andy Kwok”)	39	Chief Executive Officer, President and Director
Sze Po Nei (“Pauline Sze”)	33	Chief Financial Officer, Treasurer, Secretary and Director
Chang Chung Yuen, Andrew (“Andrew Chang”)	36	Chairman of the Board of Directors
Godwin Wong	56	Director

Current Management

Andy Kwok, Chief Executive Officer, President and Director, has over 12 years experience in the optical storage media industry. In 1993, he began his international sales career with a subsidiary of Sonopress AG, one of the world’s top three pre-recorded CD/DVD manufacturers, and gained significant experience of the dynamics of storage media markets around the world. In 1997, Mr. Kwok co-founded Mega Winner (HK), Ltd. (“Mega Winner”), a leading CD manufacturer, before spotting the DVDR market opportunity and co-founding Infosmart in 2002. He served as Chairman of the Hong Kong Optical Disc Manufacturing and Technology Association from 2000 to 2002. He received his Bachelor of Mathematics degree from the Chinese University of Hong Kong.

Pauline Sze, Chief Financial Officer, Treasurer, Secretary, and Director, co-founded InfoSmart in 2002 and oversees its finance, human resources, accounting, purchasing and shipping departments. Before joining InfoSmart, she worked with Wing Shing Cassette Manufacturing Co. Ltd. between 1996 and 1998 and witnessed the evolution of media production from cassette to VCD to DVDR. She established her own company, Mega Century, with her spouse in 1998 to produce VCDs. Ms. Sze’s relationship with and ownership in Mega Century were completely terminated in February 2005. Ms. Sze received her degree in Business Administration from the British Columbian Institute of Technology in Canada. Ms. Sze is the wife of Mr. Wong Hiu Ming (“Tony Wong”), who is a non-executive member of the Board of Directors of Prime, Infosmart, IS International, IS Technology, and IS Media.

Andrew Chang, Chairman of the Board of Directors, is a seasoned entrepreneur. In 1995, he founded Hang Tat International (HK) Ltd., a telecommunication devices manufacturing business, which today employs 1,400 workers and has revenues of $15 million. Hang Tat International (HK) Ltd. exports most of its output to the U.S. and its major customers include Family Dollar, Best Buy, Circuit City, Southern Telecom and jWIN Electronics. Mr. Chang holds a Master of Economics degree from the University of Macquaire, Australia and a Bachelor of Commerce degree majoring in accounting from the University of New South Wales, Australia. Mr. Chang is the cousin of Mr. Tony Wong, one of InfoSmart’s non-executive directors.

Godwin Wong, Director, has been on the faculty of the Haas School of Business at the University of California, Berkeley for twenty years. He was raised in Hong Kong and was educated in U.S.A. with Ph.D. from Harvard University, Master’s from U.C.L.A. and baccalaureate from the University of Wisconsin. Dr. Wong serves on the Board of Directors of the United Commercial Bank, other NASDAQ companies and certain technology ventures in the San Francisco area and overseas, and previously for other California financial institutions. He has been advisor/consultant, and specialist/strategist to various organizations, corporations, government agencies, business enterprises in the U.S., Canada, Europe and Asia. Dr. Wong has been appointed Chief Expert Advisor for the City Government of Beijing HaiDian, where the Silicon Valley of China, Zhong Guan Cun, is situated. He also serves as director of one of the top ten software companies in Shanghai. He has assisted companies in the negotiation of businesses transactions, technology transfer, mergers and acquisitions. Representing various investment groups, he has run his own San Francisco management companies in real estate, consulting, and investment management with over 35 employees. He speaks, reads and writes fluent Chinese in four dialects.

To the best of Cyber’s knowledge, none of the officers or directors appointed following the Closing, including any of their affiliates, currently beneficially own any equity securities or rights to acquire any securities of Cyber, and no such persons have been involved in any transaction with Cyber or any of its directors, executive officers or affiliates that is required to be disclosed pursuant to the rules and regulations of the SEC, other than with respect to the transactions that have been described herein. To the best of Cyber’s knowledge, none of the officers and directors appointed following the Closing have been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, nor have they been a party to any judicial or administrative proceeding during the past five years, except for matters that were dismissed without sanction or settlement, that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Mr. Andy Kwok is a 25% shareholder and director of Mega Winner (Hong Kong), Ltd. (“Mega Winner”), a corporation incorporated under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China which is currently subject to a bankruptcy lawsuit filed against it by Media Lab Ltd., an Australian company in Hong Kong’s High court on February 11, 2004. The court has ruled for Mega Winner to be wind-up (Companies Winding-up No. 1360 of 2003). A Liquidator was appointed on March 1, 2004 to wind-up Mega Winner.

Board of Directors

Our board of directors is currently composed of 4 members, all of whom are Infosmart employees and/or directors, except for Godwin Wong. Godwin Wong is an independent director designated by KI Equity to serve as a director for the one year period following Closing (“KI Equity Director”). Andy Kwok, Pauline Sze and Andrew Chang (collectively, the “Management Directors”) will have the right to appoint three persons as independent directors, however, these board positions are expected to be filled following the Closing. The Voting Agreement will require KI Equity and the Infosmart Shareholders to vote their Cyber shares for the above director designees.

Mr. Chang has been elected as the Chairman of the Board of Directors. In this capacity he is responsible for meeting with the Chief Executive Officer to review financial and operating results, agendas and minutes of board and committee meetings, and presiding at the meetings of the committees of the board of directors.

The Management Directors have the right and intend to review and select additional candidates to serve on our board of directors. Currently, only Godwin Wong is “independent,” within the meaning of the applicable federal securities laws. However, we expect to be able to attract and recruit additional candidates to serve on our board as independent directors, the timing of which will depend on the availability and willingness of qualified independent director candidates to serve in such capacity.

Board Committees

As of this date, our board of directors has not appointed an audit committee or compensation committee, however, we are not currently required to have such committees. Accordingly, we do not have an “audit committee financial expert” as such term is defined in the rules promulgated under the Securities Act of 1933 and the Securities and Exchange Act of 1934. The functions ordinarily handled by these committees are currently handled by our entire board of directors. Our Board of Directors intends, however, to review our governance structure and institute board committees as necessary and advisable in the future, to facilitate the management of our business.

No Code of Ethics

A code of ethics relates to written standards that are reasonably designed to deter wrongdoing and to promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Full, fair, accurate, timely and understandable disclosure in reports and documents that are filed with, or submitted to, the SEC and in other public communications made by an issuer;

•	Compliance with applicable governmental laws, rules and regulations;

•	The prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

•	Accountability for adherence to the code.

Cyber has not adopted a code of ethics that applies to the Chief Executive Officer and Chief Financial Officer because it had no meaningful operations prior to the Closing. However, Cyber plans to adopt a code of ethics after the Closing.

Conflicts of Interest

Certain conflicts of interest existed at May 31, 2006 and may continue to exist between Cyber and its officers and directors due to the fact that each has other business interests to which they devote their primary attention. Each officer and director may continue to do so notwithstanding the fact that management time should be devoted to the business of Cyber. Certain conflicts of interest may exist between Cyber and its management, and conflicts may develop in the future. Cyber has not established policies or procedures for the resolution of current or potential conflicts of interest between Cyber, its officers and directors or affiliated entities. There can be no assurance that management will resolve all conflicts of interest in favor of Cyber, and conflicts of interest may arise that can be resolved only through the exercise by management their best judgment as may be consistent with their fiduciary duties. Management will try to resolve conflicts to the best advantage of all concerned, but there may be times when an acquisition opportunity is given to another entity to the disadvantage of Cyber’s stockholders and for which there will be no recourse.

As part of the Exchange, Cyber engaged Keating Securities, LLC, an affiliate of Keating Investments, LLC, the managing member of Cyber’s controlling stockholder, to act as a financial advisor in connection with the Exchange for which it will earn a $450,000 advisory fee upon the Closing. Margie L. Blackwell and Luca Toscani were directors of Cyber who resigned on the Closing Date in connection with Exchange and are each members of Keating Investments, LLC, and Jeff L. Andrews was also a director of Cyber, who resigned on the Closing Date in connection with the Exchange and is a Vice President of Keating Investments, LLC.

Board Meetings and Committees

Cyber’s Board of Directors held five special meetings of directors during the fiscal year ended May 31, 2006. In addition, the board of directors took a number of actions by written consent of all of the directors. Directors may be paid their expenses, if any, of attendance at such meeting of the Board of Directors, and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as Director. No such payment shall preclude any Director from serving Cyber in any other capacity and receiving compensation therefore except as otherwise provided under applicable law. Except as set forth below, no compensation has been paid to the Directors. The Board of Directors may designate from among its members an executive committee and one or more other committees. No such committees are currently appointed or in place.

Cyber is not a "listed company" under SEC rules and is therefore not required to have a compensation committee or a nominating committee. Cyber does not currently have a compensation committee but it intends to appoint such committee after the Closing.

Cyber neither has a nominating committee for persons to be proposed as directors for election to the Board of Directors nor a formal method of communicating nominees from shareholders. Cyber does not have any restrictions on shareholder nominations under its certificate of incorporation or by-laws. The only restrictions are those applicable generally under California law and the federal proxy rules. Currently, the entire Board of Directors decides on nominees, on the recommendation of one or more members of the Board of Directors. Only one of the members of the Board of Directors, Godwin Wong, is "independent." The Board of Directors will consider suggestions from individual shareholders, subject to evaluation of the person's merits. Stockholders may communicate nominee suggestions directly to any of the Board members, accompanied by biographical details and a statement of support for the nominees. The suggested nominee must also provide a statement of consent to being considered for nomination. Although there are no formal criteria for nominees, Cyber’s Board of Directors believes that persons should be actively engaged in business endeavors, have a financial background, and be familiar with acquisition strategies and money management.

The Board of Directors has not to adopted a formal methodology for communications from shareholders but plans to adopt such methodology after the Closing.

Cyber does not have a policy regarding the attendance of board members at the annual meeting of shareholders. At the last annual meeting of shareholders held May 16, 2005, one member of the board was in attendance.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between our board of directors and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

EXECUTIVE COMPENSATION

Summary of cash and other compensation

The following Executive Compensation Chart highlights the compensation for Cyber’s executive officers. No other executive officers received salary and bonus in excess of $100,000 for the prior three fiscal years.

Long Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/ SARs (#) (#)	LTIP Payouts ($)	All Other Compensation ($)
Frank Yuan (former CEO and President) (1)	2005 2004 2003	$137,500 $150,000 $150,000	$0 $0 $0	$0 $0 $0	$42,943 (2) N/A N/A	N/A 185,000 (3) 5,000 (4)	N/A N/A N/A	N/A N/A N/A
Kevin R. Keating (former President, Secretary and Treasurer) (5)	2005 2004 2003	$0 $0 $0	$0 $0 $0	$0 $0 $0	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A	$12,500 (6) N/A N/A

(1)	Mr. Frank Yuan resigned as Cybers’ Chairman, Chief Executive Officer, President and Chief Financial Officer on September 30, 2005.

(2)	Consists of grants of stock options under Cyber’s 2001 Stock Option Plan. All the stock options were cancelled during fiscal 2005.

(3)	Consists of value of stock bonus consisting of 38,862 shares of Cyber’s common stock.

(4)	Consists of value of stock bonus.

(5)	Kevin R. Keating was appointed as Cybers’ President, Secretary, Treasurer and Director on September 30, 2005. He resigned from such positions at the Closing.

(6)	On October 5, 2005, Cyber issued 250,000 shares of its common stock to Kevin R. Keating for services rendered to Cyber valued at $12,500, or $0.05 per share.

The following summary compensation table indicates the cash and non-cash compensation earned during the fiscal year ended December 31, 2005 by the Chief Executive Officer and each of our other four highest paid executives of our predecessor, Infosmart, whose total compensation exceeded $100,000 during the fiscal year ended December 31, 2005.

Summary compensation table

Long Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Other Annual Compensation ($) (1)	Restricted Stock Award(s) ($)	Securities Underlying Options/ SARs (#) (#)	LTIP Payouts ($)	All Other Compensation ($)
Andy Kwok, CEO and Director	2005 2004 2003	$30,769 $30,769 $12,820	$0 $0 $0	$61,538 $46,153 $19,230	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A
Pauline Sze, CFO and Director	2005 2004 2003	$30,769 $30,769 $ 6,410	$0 $0 $0	$46,153 $46,153 $12,820	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A

(1)
Salary and other annual compensation paid to Mr. Kwok and Ms. Sze are expressed in U.S. Dollars based on the interbank exchange rate of 7.75802 Hong Kong Dollars for each 1.00 U.S. Dollar, on June 1, 2006. Other annual compensation consists of a housing allowance that will no longer be paid to Mr. Kwok and Ms. Sze in 2006.

Director Compensation and Stock Option Grants

Prior to the share exchange transaction, Cyber compensated its directors with stock options for their service as directors. Prior stock options granted and vested under Cyber’s 1996, 1999 and 2001 Stock Option Plans were cancelled during fiscal 2005. The value of the stock bonus issued to the directors of Cyber effective May 31, 2005 approximated $7,000.

Except as set forth above, there was no other compensation paid to Frank Yuan, Kevin R. Keating or any other director of Cyber during the fiscal year ended May 31, 2006. There were no option grants to Frank Yuan, Kevin R. Keating or any other director of Cyber during the fiscal year ended May 31, 2006.

Pursuant to an action by Cyber’s board on August 24, 2005, Cyber cancelled all outstanding stock options granted under Cyber’s 1996, 1999 and 2001 Stock Option Plans (“Option Plans”) and further terminated each of Option Plans. Certain option holders agreed to the cancellation of their options, and Frank Yuan agreed to assume all obligations of Cyber with respect to options to purchase 36,025 shares of Cyber’s common stock held by certain employees and consultants who did not agree to cancel their options.

Effective June 22, 2006, the board of directors terminated and discontinued the Company’s 1998 Incentive Stock Option Plan and 1998 Stock Bonus Plan. The board of directors plans to evaluate the Company’s need for equity incentive plans, and may institute such plans in the future if the board determines they are needed for compensation of its officers, directors and employees, or that formation of such plans is otherwise in the best interests of the Company.

No directors of Infosmart received any compensation for their service on Infosmart’s board. Infosmart, IS International, IS Technology, IS Media and Discobras have no stock options issued or outstanding and do not maintain any stock option or equity incentive plans.

Employment Agreements

The following are summaries of Infosmart’s employment agreements with its executive officers and/or directors which we plan to assume following the Closing of the Exchange:

Infosmart entered into a Letter of Appointment agreement with Mr. Andy Kwok on June 1, 2006. Effective June 1, 2006, Mr. Kwok was appointed Chief Executive Officer and Director of InfoSmart and his base monthly salary is HK$60,000 per month or approximately US$7,772 per month. Such salary is subject to an annual review by the Board of Directors (“Board”) at a time determined by the Board. Under the terms of the agreement, Mr. Kwok is also entitled to receive reimbursements for all reasonable business, office personnel, company-related entertainment and travel expenses that he incurs or he pays for on behalf of the Company.

Infosmart entered into a Letter of Appointment agreement with Mr. Andrew Chang on July 1, 2006. Effective July 1, 2006, Mr. Chang was appointed Chairman and Director of InfoSmart and his base monthly salary is HK$50,000 per month or approximately US$6,435 per month. Such salary is subject to an annual review by the Board of Directors (“Board”) at a time determined by the Board. Under the terms of the agreement, Mr. Chang is also entitled to receive reimbursements for all reasonable business, office personnel, company-related entertainment and travel expenses that he incurs or he pays for on behalf of the Company.

Infosmart entered into a Letter of Appointment agreement with Ms. Pauline Sze on June 1, 2006. Effective June 1, 2006, Mr. Sze was appointed Chief Financial Officer and Director of InfoSmart and his base monthly salary is HK$50,000 per month or approximately US$6,435 per month. Such salary is subject to an annual review by the Board of Directors (“Board”) at a time determined by the Board. Under the terms of the agreement, Ms. Sze is also entitled to receive reimbursements for all reasonable business, office personnel, company-related entertainment and travel expenses that she incurs or she pays for on behalf of the Company.

All of the above-described Letters of Appointment agreements state the officer and/or directors employment may be terminated immediately, without Company prior notice or payment in lieu of notice if at any time the officer and or director (1) becomes physically or mentally disabled whether totally or partially so that he is substantially unable to perform his duties for a period of or for 30 days in the aggregate in any period of six consecutive months, (2) is convicted of a criminal offense, except one which in the reasonable of the Board does not affect his position with the Company at the time of such conviction, (3) commits repeated or continued (after warning) any persistent or material breach of the employment agreement; (4) is guilty of willful neglect in discharging his duties or commits any grave misconduct which in the absolute opinion of the Board tends to bring himself or the Company into disrepute; or (5) commits an act of bankruptcy or compounded with his creditors generally or is guilty of conduct which would make his continued appointment prejudicial to the interests of the Company. Further, the agreements provide for employee insurance, mandatory provident fund benefits and, after completion of the three-month probation period, medical insurance. These agreements also contain restrictive covenants preventing competition with Infosmart during their employment and for a period of 12 months after termination, and also covenants preventing the use of confidential business information, except in connection with the performance of their duties for the Company, during or at any time after termination of their employment.

SECURITY OWNERSHIP PRIOR TO CHANGE OF CONTROL

The following table sets forth certain information regarding Cyber’s common stock beneficially owned on August 15, 2006, for (i) each shareholder Cyber knows to be the beneficial owner of 5% or more of its outstanding common stock, (ii) each of Cyber’s executive officers and directors, and (iii) all executive officers and directors as a group. In general, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of such security, or the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which the person has the right to acquire beneficial ownership within 60 days. To the best of Cyber’s knowledge, all persons named have sole voting and investment power with respect to such shares, except as otherwise noted. Except as set forth in this Information Statement, there are not any pending or anticipated arrangements that may cause a change in control of Cyber. At August 15, 2006, 10,119,040 shares of Cyber’s common stock were outstanding.

Name	Number of Shares Beneficially Owned		Percent of Shares
Kevin R. Keating 936A Beachland Boulevard, Suite 13 Vero Beach, Florida 32963	250,000	(1)	2.5%
KI Equity Partners II, LLC c/o Timothy J. Keating, Manager 5251 DTC Parkway, Suite 1090 Greenwood Village, Colorado 80111	8,604,160	(2)	85.0%
All Executive Officers and Directors as a group	250,000		2.5%

(1)
Kevin R. Keating is not affiliated with and has no equity interest in KI Equity Partners II, LLC (“KI Equity”) and disclaims any beneficial interest in the shares of Cyber’s common stock owned by KI Equity.

(2)
Timothy J. Keating is the manager of KI Equity and exercises sole voting and investment control over such shares. KI Equity is not owned by or affiliated with Kevin R. Keating and disclaims any beneficial interest in the shares of Cyber’s common stock owned by Kevin R. Keating.

SECURITY OWNERSHIP AFTER CHANGE OF CONTROL

The following table sets forth certain information regarding Cyber’s common stock beneficially owned on August 16, 2006, for (i) each stockholder known to be the beneficial owner of 5% or more of Cyber’s outstanding common stock, (ii) each executive officer and director, and (iii) all executive officers and directors as a group, on a pro forma basis to reflect the transactions contemplated by the Exchange Agreement, assuming the closing of the Exchange, the issuance of the Gateway Shares, the conversion of the Series A Preferred Shares received by the Infosmart Shareholders (including HIG) in the Exchange, and the conversion of the Series B Preferred Shares issued to Investors under the Financing based on gross proceeds of $7,650,000, were completed as of such date.

Based on  the completion of the Exchange, gross proceeds from the Financing of $7,650,000, the issuance of the Gateway Shares, and assuming (i) the conversion of the Series A Preferred Shares issued to the Infosmart Shareholders, and (ii) the conversion of all Series B Preferred Shares issued to Investors under the Financing, occurred as of August 16, 2006, Cyber expects to have 159,000,745 shares of common stock outstanding.

Name of Beneficial Owner and Address (1)	Number of Shares of Common Stock Beneficially Owned (2)		Percent of Shares of Common Stock Beneficially Owned (2)
Andy Kwok	23,370,211		14.70%
Pauline Sze	78,598,867	(3)	49.43%
Andrew Chang	0		0%
Godwin Wong	0		0%
Prime Corporate Developments Limited	78,598,867	(4)	49.43%
Lui Sau Wan	8,267,763	(6)	5.20%
Hamptons Investment Group Limited	6,484,519	(7)	4.08%
KI Equity Partners II, LLC c/o Timothy J. Keating, Manager 5251 DTC Parkway, Suite 1090 Greenwood Village, Colorado 80111	8,604,160	(5)	5.41%
All Executive Officers and Directors as a Group (4 persons)	101,969,078		64.13%

(1)	Unless otherwise indicated, the address of the beneficial owner will be c/o Infosmart Group Limited, is 5th Floor, QPL Industrial Building, 126-140 Texaco Road, Tsuen Wan, Hong Kong.

(2)
The amounts of beneficial ownership is based on the completion of the Exchange, the completion of the Financing with gross proceeds raised of $7,650,000, and the issuance of 2,850,000 shares of Cyber's common stock to Gateway as compensation for consulting services rendered to Cyber in connection with the Exchange and it also assumes the conversion of 1,000,000 Series A Preferred Shares issued pursuant to the Exchange, in which each Series A Preferred Share is converted into 116.721360 shares of Cyber's common stock (116,721,360 shares of common stock on an as-converted basis) and the conversion of 1,092,857.143 Series B Preferred Shares issued pursuant to the Financing, in which each Series B Preferred Share is converted into 26.819924 shares of Cyber's common stock (29,310,345 shares of common stock on an as-converted basis). Percentage of common stock beneficially owned is based on a total of 159,000,745 shares of Cyber's common stock outstanding as of the Exchange and the Financing. Figures may vary slightly due to rounding.

(3)
Includes 78,598,867 shares of Cyber’s common stock owned by Prime Corporate Developments Limited (“Prime Corporate”). Ms. Pauline Sze is the sole owner of Prime Corporate and exercises sole voting and investment control over such shares.

(4)	Ms. Pauline Sze is the sole owner of Prime Corporate and exercises sole voting and investment control over the shares owned by Prime Corporate.

(5)	Timothy J. Keating is the manager of KI Equity Partners II, LLC (“KI Equity”), and exercises sole voting and investment control over such shares.

(6)	Ms. Lui Sau Wan’s address is No. 188, Victoria Road, Hong Kong.

(7)
Shares were issued to Hamptons Investment Group for its services as a finder in connection with the Exchange transaction. Their address is Unit 3, 25/F, Global Gateway (Hong Kong), 98 Wang Lung Street, Tsuen Wan, Hong Kong.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CYBER

Cyber had a revolving $500,000 line of credit with Frank Yuan and his spouse, Vicky Yuan. The line of credit bears interest at 8% per annum and expires on February 2006. The line of credit has been terminated and Cyber’s obligations thereunder were assumed by ASAP Show, Inc.

Pursuant to certain Stock Option Assumption Agreement entered into between Cyber and Frank Yuan as of May 31, 2005 (“Option Assumption Agreement”), Frank Yuan, the former CEO of Cyber agreed to assume all obligations of Cyber with respect to options to purchase 36,025 shares of Cyber Common Stock held by certain employees and consultants. In connection with the Option Assumption Agreement, Yuan delivered a certificate representing 36,025 shares of Cyber Common Stock, which shares may be cancelled to the extent Yuan fails to deliver shares to such holders upon exercise.

A certain Amended and Restated Securities Purchase Agreement (“SPA”) by and among KI Equity, Cyber and Frank Yuan (“Yuan”) dated August 25, 2005, pursuant to Section 7.2 thereof Yuan has agreed to indemnify KI Equity and Cyber for certain claims and liabilities arising prior to the closing of the Amended SPA for a limited time.

A certain Transfer and Assumption Agreement dated May 31, 2005 (“Assumption Agreement”) by and among Cyber, Yuan and ASAP Show, Inc. (“ASAP”), a then wholly owned subsidiary of Cyber, under which Cyber transferred all of its Assets (as defined therein) to ASAP and ASAP assumed all of Cyber’s liabilities (“Assumed Liabilities”). Under Section 5 of the Assumption Agreement, ASAP and Yuan agreed to indemnify Cyber for any claims and liabilities relating to the Assumed Liabilities. Further, pursuant to Section 3 of the Assumption Agreement, an indemnity reserve for $50,000 (“Indemnity Escrow”) was established to satisfy any claims that may arise for indemnity under the Amended SPA or the Assumption Agreement. Cyber has retained the Indemnity Escrow beyond the six month period after the closing of the Amended SPA pending the resolution of the Preference Action discussed below.

On March 7, 2006, a complaint was filed against Cyber in a Chapter 7 bankruptcy proceeding in U.S. Bankruptcy Court in the District of Delaware in the matter captioned In Re: Factory 2-U Stores, Inc. (“Preference Action”). The complaint seeks to recover from Cyber $91,572 in alleged preferential transfers made to Cyber by the debtor during the ninety-day period prior to the filing of the debtor’s bankruptcy petition. Cyber intends to defend against such preference claim by asserting that such transfers were made in the ordinary course of business and such other available defenses. Cyber filed its answer to the compliant on or about April 20, 2006. To the extent Cyber incurs any losses, costs or damages with respect to the preference claim, including attorneys’ fees and related costs, Cyber believes it may recover such losses, costs and damages from Frank Yuan and ASAP pursuant to the indemnification provisions under the Assumption Agreement and/or Amended SPA. Cyber has informed Frank Yuan and ASAP that it intends to seek indemnification from them with respect to the preference claim. Further, the Company has informed Frank Yuan and ASAP that the $50,000 reserve originally due to be paid March 30, 2006 under the terms of the Assumption Agreement will be retained by Cyber until this preference claim is resolved to satisfy any potential indemnity claims.

Effective October 5, 2005, Cyber entered into a contract with Vero Management, L.L.C. (“Vero”) for managerial and administrative services, which contract was amended effective November 1, 2005. Vero has not been engaged to provide, and Vero does not render, legal, accounting, auditing, investment banking or capital formation services. Kevin R. Keating, a director of Cyber, is the manager of Vero. The term of the contract is for one year, but the contract may be terminated at any time. In consideration of the services provided, Vero is paid $2,500 for each month in which services are rendered. Cyber's contract with Vero was terminated effective at the Closing of the Exchange.

Kevin R. Keating was the sole officer and a director of Cyber prior to the closing of the Exchange. Kevin R. Keating is the father of Timothy J. Keating, the principal member of Keating Investments, LLC. Keating Investments, LLC is the managing member of KI Equity, which is the majority stockholder of Cyber, Keating Securities, LLC, the registered broker-dealer affiliate of Keating Investments, LLC, and KAMS. Kevin R. Keating is not affiliated with and has no equity interest in Keating Investments, LLC, KI Equity, KAMS or Keating Securities, LLC and disclaims any beneficial interest in the shares of Cyber’s common stock owned by KI Equity. Similarly, Keating Investments, LLC, KI Equity, KAMS and Keating Securities, LLC disclaim any beneficial interest in the shares of Cyber’s common stock currently owned by Kevin R. Keating. Mr. Keating is also the manager and sole member of Vero Management, LLC, which had a management agreement with Cyber that terminated effective as of the Closing.

Margie L. Blackwell, Luca Toscani and Jeff L. Andrews are directors of Cyber. Margie L. Blackwell and Luca Toscani are each members of Keating Investments, LLC, and Jeff L. Andrews is a Vice President of Keating Investments, LLC.

At the Closing, pursuant to the terms of the Exchange Agreement, Cyber entered into financial advisory agreement with Keating Securities, LLC (“Keating Securities”), a registered broker-dealer, under which Keating Securities was compensated by Cyber for its advisory services rendered to Cyber in connection with the Exchange. The transaction advisory fee was $450,000. This fee was paid at the Closing of the Exchange.

At the Closing, pursuant to the terms of the Exchange Agreement, Cyber also entered into an aftermarket support agreement between Cyber and Keating Aftermarket Support, LLC (“KAMS”), with such terms and conditions as mutually acceptable to Infosmart, Cyber and KAMS. Pursuant to this agreement, the parties agreed that: (i) KAMS shall provide after market support services to Cyber for a period of one year after the Closing of the Combination with the monthly retainer to be paid to KAMS for such services being $12,500, (ii) Cyber shall engage a qualified research firm approved by KAMS to issue an independent research report and provide research coverage on Cyber following the Closing, with Cyber being responsible for paying an estimated total cost of $35,000 for an initial independent research report and three subsequent quarterly reports thereafter, and (iii) Cyber agreed to allocate a $400,000 annual budget for third party aftermarket support and investor relations services for the one year period after Closing.

Other than the above transactions or otherwise set forth in this Form 8-K Current Report or in any reports filed by Cyber with the SEC, Cyber has not entered into any material transactions with any director, executive officer, and nominee for director, beneficial owner of five percent or more of its common stock, or family members of such persons. Cyber is not a subsidiary of any company.

INFOSMART GROUP

The related transactions of our predecessor’s officers, directors and/or 5% Infosmart shareholders are as follow:

Advances from Related Parties

Advances from certain related parties to Infosmart’s working capital are as follows:

	As of December 31,
	2005	2004

External Scene	$-	$129,000
Tech Power Resources Company, which is controlled by minority interest, Ms. Li Woon Che (before the Reorganization) of ISTL	-	96,448
Mega Century	-	$490,549
Prime Corporate	2,217,054	906,209
Rise Tech	-	154,317
Andy Kwok	-	384,961
Tony Wong	-	1,189,370

	$2,217,054	$3,350,854

The above advances are interest-free, unsecured and all of the related parties have undertaken not to demand repayment in the next twelve months. As of December 31, 2005, the amounts originally due to Tony Wong, Eternal Scene and Pauline Sze, which amounted to $3,870, $129,000 and $1,707,348, respectively, were assigned to Prime Corporate pursuant to consent letters dated the same date.

Related Party Material Transactions

Infosmart’s material transactions with related parties during the years ended December 31, 2005 and 2004 included:

	Year ended December 31,
	2005	2004

Sales of raw materials to Mega Century at costs actual incurred	$29,197	$499,217
Purchases of finished goods from Mega Century at market prices	24,667	1,292,156
Sales of finished goods to Mega Century at market Prices	-	26,040
Factory rentals received from Mega Century at market rentals	2,572	17,873
Machinery rentals received from Mega Century at market rentals	-	481,500
Quarters rentals paid to Eternal Scene at market rentals	-	$62,274

Mega Century Limited, a Hong Kong company (“Mega Century”), is a company formerly controlled by Ms. Pauline Sze. However, only the transactions with Mega Century up to February 7, 2005 are regarded as related party transactions as the management considers that Mega Century was no longer a related party following the transfer of entire interest in Mega Century by Ms. Sze and her family members.

Reorganization Related Transactions

On October 20, 2005, Infosmart and its subsidiaries (including IS Technology, IS International and IS Media (“IML”)) reorganized their corporate structure (the “Infosmart Reorganization”).

Immediately before the Reorganization, the 20,000 fully-paid issued and outstanding shares of IS Technology were held as follows: (a) 14,255 shares held by Eternal Scene International Limited (“Eternal Scene”) (an entity controlled by Infosmart CFO and Director Sze Po Nei (“Pauline Sze”)); (b) 4,245 shares held by Infosmart CEO and Director Mr. Kwok Chung (“Andy Kwok”) and (c) 1,500 shares held in trust by Ms. Li Woon Che (“Ms. Li”) for the benefit of Ms. Lui Sau Wan (“Ms. Lui”), representing approximately 71.3%, 21.2% and 7.5% of the entire issued common stock of ISTL, respectively. On October 19, 2005, IS Technology increased its authorized share capital to 5,000,000 shares.

In connection with the Reorganization, on October 20, 2005, Prime Corporate Developments Limited (“Prime Corporate”), a company solely owned and controlled by Pauline Sze, converted $617,287 (equivalent to HK$4,800,000) in outstanding loans to IS Technology into 4,800,000 shares of IS Technology’s voting common stock, par value $0.13 (equivalent to HK$1) per share. Prime Corporate then directed IS Technology to issue 4,799,999 IS Technology shares to Infosmart and one (1) IS Technology share to be held in trust by Mr. Wong Hiu Ming (“Tony Wong”) for the benefit of Prime Corporate, the husband of Pauline Sze, instead of issuing such shares to Prime Corporate.

Further, following the conversion, Infosmart also acquired the remaining 20,000 outstanding and issued shares of IS Technology stock as follows:

1.	Infosmart acquired the 14,255 IS Technology shares previously held by Eternal Scene in exchange for a cash payment of HK$14,255 or approximately US$1,827.

2.
Mr. Kwok agreed to transfer his 4,245 IS Technology shares to Infosmart in exchange for an issuance to him by Infosmart of 43 shares of Infosmart stock. After transferring his 4,245 IS Technology shares to Infosmart, Mr. Kwok then assigned his right to receive the 43 Infosmart shares to Prime Fortune Enterprises Limited (“Prime”). All of the 1,000 fully-paid issued and outstanding shares of Prime's stock are held as follows: 713 shares by Prime Corporate, 212 shares by Mr. Kwok, and 75 shares by Ms. Lui.

3.
Ms. Li, who held the 1,500 IS Technology shares in trust for the benefit of Ms. Lui, agreed to transfer 1,500 IS Technology shares in exchange for an issuance to her by Infosmart of 15 shares of Infosmart stock. After transferring the 1,500 IS Technology shares to Infosmart, Ms. Li then waived her right to receive the 15 Infosmart shares.

Immediately before the Reorganization, the 200 fully-paid issued shares of IS International were held as follows: (a) 161 shares by Prime Corporate Developments Limited (“Prime Corporate”), an entity controlled by Infosmart CFO and Director Pauline Sze, Prime Corporate’s sole shareholder; (b) 24 shares by Rise Tech Holdings Limited (“Rise Tech”); and (c) 15 shares held in trust by Ms. Li for the benefit of Ms. Lui, representing 80.5%, 12.0% and 7.5% of the entire issued common stock of IS International. Infosmart acquired all 200 issued and outstanding shares of IS Technology stock as follows:

1.
Prime Corporate agreed to transfer its 161 IS International shares to Infosmart in exchange for an issuance to Prime Corporate by Infosmart of 161 shares of Infosmart stock to Prime Corporate (including an issuance of one (1) share to Tony Wong, to hold in trust for the benefit of Prime Corporate). After transferring its 161 IS Technology shares to Infosmart, Prime Corporate then assigned its right to receive the 161 Infosmart shares to Prime.

2.
Rise Tech agreed to transfer its 24 IS International shares to Infosmart in exchange for an issuance to Rise Tech by Infosmart of 24 shares of Infosmart stock. After transferring its 24 IS Technology shares to Infosmart, Rise Tech then waived its right to receive the 24 Infosmart shares.

3.
Ms. Li, who held the 15 IS International shares in trust for the benefit of Ms. Lui, agreed to transfer 15 IS International shares in exchange for an issuance to Ms. Li by Infosmart of 15 shares of Infosmart stock. After transferring the 15 IS Technology shares to Infosmart, Ms. Li then assigned her right to receive the 15 Infosmart shares to Prime.

Thus, after the Reorganization, Infosmart beneficially owns all 4,820,000 shares of issued and outstanding shares IS Technology stock, and all 200 shares of issued and outstanding shares IS International stock. IS Technology owns all of the issued and outstanding shares of IS Media’s stock.

Further, as described above, the following persons assigned the rights to receive a total of 219 Infosmart shares to Prime, as follows: (1) Mr. Kwok, 43 shares; (2) Ms. Li, 15 shares; and (3) Prime Corporate, 161 shares. Rather than being issued the 219 Infosmart shares, Prime agreed to waive its rights to all 219 Infosmart shares in exchange for the issuance of one (1) share of Infosmart stock, which is the only issued and outstanding share of Infosmart stock. Thus, following the Infosmart Reorganization, Prime became the owner of 100% of the voting power in Infosmart.

Re-structuring Related Transactions

In August 2006, the board of directors of both Prime and Infosmart decided to re-structure certain shareholdings in Infosmart, so that after the re-structuring, Prime would no longer own 100% of Infosmart’s issued capital shares and so that Prime Corporate, Kwok Chung and Lui Sau Wan would replace Prime as the direct owners of 100% of the issued capital shares and equity ownership of Infosmart (the “Re-structuring”).

Prior to the Re-structuring, Prime owned 100% of the issued capital shares of Infosmart, which consisted on one (1) issued capital share, and Prime’s issued capital shares were owned as follows: 713 shares held by Prime Corporate, 212 shares held by Kwok Chung, and 75 shares held by Lui Sau Wan. On August 11, 2006, and in connection with the Re-structuring, Prime’s board of directors approved resolutions for Prime to transfer the one (1) issued capital share of Infosmart owned by Prime to Prime shareholder Kwok Chung in exchange for a cash payment of $1.00 (the “Prime Transfer”), and that pursuant to such resolutions, Prime transferred the one Infosmart share to Kwok Chung on August 11, 2006 in exchange for the $1.00 cash payment.

Further, on August 11, 2006 and concurrent with the Prime Transfer, the Company’s Board approved resolutions for the issuance of 999 new shares in Infosmart to Prime Corporate Developments Limited (“Prime Corporate”), Kwok Chung and Lui Sau Wan, as follows: 713 shares to Prime Corporate, 211 shares to Kwok Chung, and 75 shares to Lui Sau Wan, in exchange for a cash payment by Prime Corporate, Kwok Chung and Lui Sau Wan of $1.00 per Infosmart share that each receives (the “Infosmart Share Issuance”) or an aggregate total payment of $999 for such shares, and that on August 11, 2006, the Company issued the 999 Infosmart shares, in amounts as described above, to Prime Corporate, Kwok Chung and Lui Sau Wan and, in exchange, received the $999 cash payment, pursuant to such resolutions.

As a result of and immediately after the Prime Transfer and the Infosmart Share Issuance, Prime Corporate, Kwok Chung and Lui Sau Wan became the owners of 100% of the issued capital shares of Infosmart, with each of them owning the same number of Infosmart shares as the number of Prime shares that each currently owns.

Other Related Transactions

For the period December 31, 2005 through the Closing of the Exchange Agreement, Prime Corporate Developments Limited, an Infosmart and Cyber shareholder and a related entity solely owned by Infosmart’s CFO and Director Ms. Pauline Sze, has loaned approximately $384,615 to Infosmart in connection with the construction of the Discobras manufacturing facility in Brazil.

Pursuant to the Exchange Agreement, as amended on August 16, 2006, immediately prior to the Closing of the Exchange, Infosmart issued 58.82 shares of the its capital stock to Hamptons Investment Group, Ltd. (“HIG”) (which will convert into approximately 6,484,519 of Cyber’s common stock upon Mandatory Conversion of the Series A Preferred Shares, as described above) for services provided as a finder in connection with the Exchange.

DESCRIPTION OF SECURITIES

Cyber is presently authorized under its Articles of Incorporation to issue 40,000,000 shares of common stock, no par value per share, and 10,000,000 shares of preferred stock, no par value per share. Of the 10,000,000 shares of preferred stock authorized, 1,200,000 shares were designated as Series A Convertible Preferred Stock and 1,800,000 shares were designated as Series B Convertible Preferred Stock pursuant to Certificates of Determination ("Certificates of Determination") that were approved by Cyber's board of directors, and filed with and accepted by, the Secretary of State of the State of California prior to the Closing of the exchange transaction. Further, pursuant to the Exchange Agreement, Cyber issued 2,850,000 shares of Cyber’s common stock to Worldwide Gateway Co., Ltd. (“Gateway”) immediately prior to the Closing for Gateway’s services as a consultant to Cyber connection with the Exchange (“Gateway Shares”). Thus, as of the Closing, and after the completion of the Financing, Cyber had 12,969,040 shares of common stock issued and outstanding, 1,000,000 shares of Series A Preferred Stock issued and outstanding, and 1,092,857.143 shares of Series B Preferred Stock issued and outstanding. Following the closing of the exchange transaction and upon approval by the majority of Cyber’s stockholders (voting together on an as-converted-to-common-stock basis) of an increase in the number of Cyber’s authorized shares of common stock, the Company will file an amendment to its articles of incorporation to increase in the number of authorized shares of Cyber’s common stock from 40,000,000 shares to 300,000,000 shares.

The following descriptions of Cybers’ capital stock are only summaries and do not purport to be complete and is subject to and qualified by its Articles of Incorporation, as amended, its By-laws, the Certificates of Determination and by the provisions of applicable corporate laws of the State of California. The descriptions of the common stock and preferred stock, as well as warrants to purchase our common stock, reflect changes to our capital structure that occurred immediately prior to or upon the closing of this Exchange and the Financing:

COMMON STOCK

The holders of Cyber Merchants’ common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, except that upon giving the legally required notice, stockholders may cumulate their shares in the election of directors. Cyber Merchants may pay dividends at such time and to the extent declared by the Board of Directors in accordance with California corporate law. Cyber Merchants’ common stock has no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All outstanding shares of common stock are fully paid and non-assessable. To the extent that additional shares of common stock may be issued in the future, the relative interests of the then existing stockholders may be diluted.

PREFERRED STOCK

Cyber Merchants’ preferred stock may be divided into such number of series as the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of preferred shares, and to fix the number of shares and the designation of any series of preferred shares. The Board of Directors may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any wholly unissued series subsequent to the issue of those shares. The rights of the holders of common stock will be subject to and may be adversely affected by the rights of the holders of any preferred stock that may be issued in the future. Issuance of a new series of preferred stock could make it more difficult for a third party to acquire, or discourage a third party from acquiring, the outstanding shares of common stock and make removal of the Board of Directors more difficult. No shares of preferred stock are currently issued and outstanding, and we have no present plans to issue any shares of preferred stock.

Series A Convertible Preferred Stock

The following is a summary of the preferences and rights contained in the Certificate of Determination (the “Series A Certificate”) of the Series A Convertible Preferred Stock (“Series A Preferred Stock”) and is qualified in its entirety by reference to such Certificate, which is attached hereto as Exhibit 3.3. Capitalized terms not otherwise defined herein have the respective meanings set forth in the Series A Certificate.

Stated Value

Each share of Series A Preferred Stock will have a stated value of $0.0001 per share (“Series A Stated Value”).

Dividends

Holders of Series A Preferred Stock (the “Series A Holders”) will not be entitled to dividends unless the Company pays cash dividends or dividends in other property to holders of outstanding shares of Common Stock, in which event, each outstanding share of the Series A Preferred Stock will be entitled to receive dividends of cash or property in an amount or value equal to the Conversion Rate multiplied by the amount paid in respect of one share of Common Stock. Any dividend payable to the Series A Preferred Stock will have the same record and payment date and terms as the dividend is payable on the Common Stock.

Liquidation Preference

The Series A Preferred Stock shall have a liquidation preference equal to $0.0001 per share.

Adjustments to Conversion Rate and Reorganization

The Conversion Rate for the number of shares of Common Stock into which the Series A Preferred Stock shall be converted on a Mandatory Conversion shall be subject to adjustment from time to time to reflect any stock splits, stock dividends, consolidations, reverse splits, combinations or reclassifications of shares of Common Stock or similar events. In case of any reclassification or reorganization of the outstanding shares of Common Stock which solely affects the par value of the shares of Common Stock, or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and which does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Series A Holders shall have the right thereafter (until the Mandatory Conversion or its equivalent) to receive upon the conversion of the Series A Preferred Stock the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or other transfer, by a holder of the number of shares of Common Stock into which the Series A Preferred Stock is convertible immediately prior to such event; and if any reclassification also results in a change in shares of Common Stock, then such adjustment also shall be made.

Conversion Rights

Mandatory Conversion

At such time as the Company files an amendment to its Articles of Incorporation (“Amendment”) with California’s Secretary of State increasing the authorized number of shares of Common Stock from 40,000,000 to 300,000,000 so that the Company has a sufficient number of authorized and unissued shares of Common Stock so as to permit the conversion of all outstanding shares of the Series A Preferred Stock, then upon the filing and acceptance of the Amendment, whether by amendment or restatement, all the outstanding shares of Series A Preferred Stock will immediately and automatically convert into shares of the Company’s Common Stock without any notice or action required on the part of the Company or the holder (“Mandatory Conversion”). On a Mandatory Conversion, the holders of Series A Preferred Stock will be entitled to receive Common Stock at the conversion rate of 116.721360 shares of fully paid and non-assessable Common Stock for one (1) share of Series A Preferred Stock (“Conversion Rate”).

Redemption Rights

The Series A Preferred Stock does not have any redemption rights.

Voting Rights

The holders of record of shares of Series A Preferred Stock shall be entitled to the following voting rights: (a) those voting rights required by applicable law and as described in the paragraph under “Protective Provisions” below; (b) the right to vote together with the holders of the Common Stock, as a single class, upon all matters submitted to holders of Common Stock for a vote, with each share of Series A Preferred Stock being entitled to a number of votes equal to the number of shares of Common Stock issuable in a Mandatory Conversion based on the then applicable Conversion Rate; (c) whenever holders of Series A Preferred Stock are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken and signed by the holders of the outstanding capital stock of the Company having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all such shares entitled to vote thereon were present and voted, with each share of the Series A Preferred Stock entitling the Series A Holder thereof to one vote on all matters to be voted on by the Series A Holders as set forth in this section (c).

Protective Provisions

So long as any shares of Series A Preferred Stock are outstanding, the Company shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, voting as a separate class: (a) create (by reclassification or otherwise) any new class or series of shares having rights, preferences or privileges equal or senior to the Series A Preferred Stock, other than the shares of Series B Preferred Stock (such Series B Preferred Stock having been created by a certificate of determination to be filed within five (5) business days after the filing of the Series A Certificate; (b) directly or indirectly, alter or change the rights, preferences or privileges of the Series A Preferred Stock; (c) amend the Company’s Articles of Incorporation in a manner that materially adversely affects the rights, preferences or privileges of the holders of the Series A Preferred Stock; (d) increase or decrease the authorized number of shares of Preferred Stock of the Company; (e) liquidate or wind-up the Company; or (f) redeem, purchase or otherwise acquire (or pay into or set funds aside for a sinking fund for such purpose) any share or shares of Preferred or Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Company or any subsidiary pursuant to agreements under which the Company has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, or through the exercise of any right of first refusal.

Series B Convertible Preferred Stock

The following is a summary of the preferences and rights contained in the Certificate of Determination (“Series B Certificate”) of the Series B Convertible Preferred Stock and is qualified in its entirety by reference to such Series B Certificate, which is attached hereto as Exhibit 3.4. Capitalized terms not otherwise defined herein have the respective meanings set forth in the Series B Certificate.

Stated Value

Each share of Series B Preferred Stock will have a stated value of $7.00 per share (“Series B Stated Value”).

Dividends

Holders of Series B Preferred Stock (the “Series B Holders”) are entitled to receive preferential dividends in cash on a quarterly basis at the rate of $0.56 per share per annum plus accumulated and unpaid dividends thereon (including any accrued late fees on overdue and unpaid dividends), (the “Series B Dividend”). Dividends shall be due and payable in arrears on March 29, June 29, September 29 and December 29 of each year, commencing September 29, 2006, except that if such date is not a Business Day, then the dividend shall be payable on the first immediately succeeding Business Day (each such date being hereinafter referred to as a “Dividend Payment Date”). All overdue accrued and unpaid dividends shall entail a late fee at the rate of fifteen percent (15%) per annum (or such lesser amount as required by applicable law), to accrue daily, from the date such dividend is due hereunder through and including the date of payment.  Unless full cumulative dividends (plus any accrued late fees thereon) have been or are contemporaneously distributed to both the Series B Preferred Stock and other preferred shares designated that rank in pari passu as the Series B Preferred Stock (“Parity Dividend Shares”), all dividends the Company declares upon the Series B Preferred Stock and the Parity Divdend Shares shall be declared pro rata with respect to all such shares, so that the amounts of such dividends shall in all cases bear to each other the same ratio that, at the time of the declaration, all accrued but unpaid dividends (plus any accrued late fees thereon) on such shares, respectively, bear to each other. No distributions shall be made with respect to the Common Stock, or other preferred shares designated as ranking junior the Series B Preferred Stock (“Junior Dividend Shares”), until (1) the Series B Dividend shall have been declared and paid or set apart through the most recent Dividend Payment Date, and (2) the Company has set apart for payment an amount in cash equal to the scheduled dividend payments for each of the next two Dividend Payment Dates.

Liquidation Preference

The liquidation value per share of Series B Preferred Stock in the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, shall be an amount equal to (i) the Series B Stated Value (subject to adjustment in the event of a stock split, stock dividend or similar event), plus (ii) an amount equal to the cash value of the accrued and unpaid dividends (including any accrued late fees) with respect to such share, whether or not declared, plus (iii) all liquidated damages and other amounts due in respect of the Series B Preferred Stock as provided in the Series B Certificate (the “Liquidation Value”). Any shares which are junior to, in pari passu with, or senior to the Series B Preferred Stock with respect to redemption payments and rights upon liquidation, dissolution or winding-up of the affairs of the Company are referred to as “Junior Liquidation Shares”, “Parity Liquidation Shares”, and “Senior Liquidation Shares”, respectively. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company (a “Liquidation Event”), the Series B Holders (i) shall not be entitled to receive payments for the liquidation of the Preferred Shares held by them until the liquidation value of all Senior Liquidation Shares shall have been paid in full, and (ii) shall be entitled to receive the greater of: (a) one hundred twenty-five percent (125%) of the Liquidation Value; or (b) an amount equal an amount equal to the closing price of the Company’s common stock on the day of the Liquidation Event multiplied by the number of shares of the Company’s common stock that the Preferred Shares held by such Holder is convertible into (“Liquidation Amount”) of such Preferred Shares held by them in preference to and in priority over any distributions upon the Junior Liquidation Shares. Upon payment in full of the Liquidation Amount to which the Holders are entitled, the Holders will not be entitled to any further participation in any distribution of assets by the Company. If the assets of the Company are not sufficient to pay in full the Liquidation Amount payable to the Holders and the liquidation value payable to the holders of any Parity Liquidation Shares, the holders of all such shares shall share ratably in such distribution of assets in accordance with the amounts that would be payable on the distribution if the amounts to which the Holders and the holders of Parity Liquidation Shares are entitled were paid in full.

Conversion Rights

Series B Holder’s Conversion

Each share of the Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share into shares of Common Stock, subject to certain adjustments (“Series B Holder’s Conversion”). However, the Company shall not issue shares of Common Stock upon a Series B Holder’s Conversion in an amount which results in the Series B Holder or its Affiliates beneficially owning an aggregate of more the 4.99% of the Company’s outstanding Common Stock, after giving effect to such issuance of Common Stock, on the applicable conversion date, with beneficial ownership being determined by reference to Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The number of shares of Common Stock to be delivered by the Company to a Series B Holder pursuant to a conversion shall be determined by dividing (i) the aggregate Liquidation Value of such Series B Holder’s Preferred Shares to be converted by (ii) the conversion price in effect on the applicable conversion date. The initial conversion price shall be $0.261, and is subject to certain adjustments.

Automatic Conversion

The outstanding and unconverted Series B Preferred Shares shall be converted into shares of the Company’s common stock at the Conversion Price then in effect by delivering to the Holders an Automatic Conversion Notice upon the happening of all of the following events: (i) for each of the twenty (20) consecutive Trading Days immediately preceding the date of delivery of the Automatic Conversion Notice, the daily Closing Price of the Common Stock shall be equal to at least two hundred fifty percent (250%) of the Conversion Price in effect as of the date immediately preceding the date of the Automatic Conversion Notice; and (ii) the daily trading volume of the Common Stock for each of the Trading Days during such twenty (20) Trading day period shall be at least 500,000 shares; provided, however, no such conversion is permitted unless at the time of the delivery of the Automatic Conversion Notice and on the Automatic Conversion Date, (A) the Company is in compliance with all of its obligations under this Certificate of Determination and the Transaction Documents, (B) during each of the Trading Days in such twenty (20) day period, the Registration Statement has been effective and has not been suspended by the SEC, (C) as of the Conversion Date, the Registration Statement is effective and has not been suspended by the SEC and no event has occurred which will likely result in the Registration Statement being declared ineffective or suspended by the SEC, and (D) no Triggering Event (as described below under “Redemption Rights”) hereof has occurred and is continuing. The Automatic Conversion Notice shall specify the date on which such conversion is to be effected, which date may not be prior to the day after the Company delivers such Automatic Conversion Notice in accordance the Certificate’s notice provision or later than ten (10) Business Days subsequent to such delivery (the “Automatic Conversion Date”). If no Automatic Conversion Date is specified in the Automatic Conversion Notice, the Automatic Conversion Date shall be the day after the Automatic Conversion Notice is deemed delivered pursuant to the Certificate’s notice provision. However, the Company shall not issue shares of Common Stock upon the Automatic Conversion in an amount which results in the Series B Holder or its Affiliates beneficially owning an aggregate of more the 4.99% of the Company’s outstanding Common Stock, after giving effect to such issuance of Common Stock, on the applicable conversion date, with beneficial ownership being determined by reference to Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

Mandatory Conversion

All of the then outstanding and unconverted shares of Series B Preferred Stock shall automatically be converted into shares of the Common Stock at the then-effective conversion price on the second anniversary of the original issuance date of such shares; provided that, no such conversion is permitted so long as a Triggering Event (as defined below under “Redemption Rights”) or (viii) hereof has occurred and is continuing; provided, further, that the Mandatory Conversion shall be delayed to the extent that a registration statement covering the resale of the Common Stock to be issued to holders of the Preferred Shares upon conversion is and has been continuously effective for a period of at least 120 calendar days prior to the Mandatory Conversion Date, but in no case should the delay be for a period more than 120 days after the Mandatory Conversion Date.

Anti-Dilution Adjustment

The Company will adjust the conversion price to reflect any stock splits, stock dividends or other combinations or distributions to holders of the Company’s securities where the consideration is less than the current conversion price. The Company will not make this adjustment with respect to shares issued (1) upon conversion of the Company’s Series A Preferred Stock issued pursuant to that certain Exchange Agreement, dated July 7, 2006, between the Company and Infosmart (the “Exchange Agreement”) and the stockholders of Infosmart in accordance with the Certificate of Determination of the Series A Preferred Stock as of the date hereof; (2) for the issuance of Common Stock upon the exercise of warrants (including any warrants issued to the Placement Agent) pursuant to the terms of such warrants as of the date hereof issued in connection with the offering of the Preferred Shares (the “Private Placement”); or (3) for the issuance of Common Stock (whether directly or through Options or other Convertible Securities) to employees or directors of the Company pursuant to an equity incentive plan or agreement approved by the Company’s shareholders.

Any grant by the Company (whether directly or by assumption in a merger or otherwise, in any manner) of any warrants, rights to subscribe for, or options to purchase any Common Stock (collectively, the “Options”) or any issuance or sale by the Company (whether directly or by assumption in a merger or otherwise, in any manner) of any security convertible into or exchangeable for shares of Common Stock (“Convertible Securities”) shall be deemed to be an issuance of Common Stock for anti-dilution purposes, whether or not immediately exercisable or convertible. The number of shares of Common Stock deemed to be issued shall be equal to the maximum number of shares of Common Stock issuable upon the exercise of such Options or conversion of such Convertible Securities. The price per share of Common Stock in such deemed issuance or sale of Common Stock shall be determined by dividing: (A) the sum of (a) the total amount, if any, received or receivable by the Company as consideration for the granting of such Options or issuance of such Convertible Securities, plus (b) the minimum aggregate amount of additional consideration payable to the Company upon the full exercise of all such Options or the full conversion of all such Convertible Securities (“Total Consideration”); by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or the conversion of such Convertible Securities.

Voting Rights

Except as otherwise required by law, each Series B Holder shall be entitled to vote on all matters submitted to a vote of shareholders of the Company, and shall be entitled to that number of votes equal to the number of whole shares of Common Stock into which such Series B Holder’s shares of Series B Preferred Stock could then be converted pursuant to the terms of the Series B Certificate at the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. Except as otherwise required by law or as expressly provided herein, the Series B Holders shall vote together as a single class on all matters.

Redemption Rights

Upon a Triggering Event (as defined below), each Series B Holder shall have the right, at such Series B Holder’s option, to require the Company to redeem all, but not less than all, of its then-outstanding Series B Preferred Stock at the Liquidation Amount applicable to such shares as of the Redemption Date (the “Redemption Amount”).

A “Triggering Event” includes one or more of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i) if, during the period in which the Registration Statement shall be required to be effective pursuant to the Registration Rights Agreement entered by and between the Company and the Series B Holders, the effectiveness of the Registration Statement lapses for any reason for more than an aggregate of forty-five (45) calendar days (which need not be consecutive days) during any twelve (12) month period, or the Series B Holders are not be permitted to resell shares of Common Stock required to be registered on the Registration Statement for more than an aggregate of twenty-five (25) calendar days (which need not be consecutive days) during any twelve (12) month period;

(ii) the Company fails to observe or perform any other covenant, agreement or warranty contained in, or otherwise commit any breach of the Transaction Documents, and such failure or breach shall not, if subject to the possibility of a cure by the Company, have been remedied within thirty (30) calendar days after the date on which written notice of such failure or breach shall have been given;

(iii) any material breach of the agreements required by the Purchase Agreement to be delivered to the Series B Holders at the closing thereof;

(iv) the Company shall be party to a Change of Control Transaction;

(v) the Common Stock fails to be listed or quoted for trading on the principal trading exchange or market for the Company’s Common Stock for more than ten (10) Trading Days, which need not be consecutive Trading Days;

(vi) (a) the failure to have the registration statement required to be filed pursuant to Section 3(a) of the Registration Rights Agreement entered into in connection with the sale of the Preferred Shares declared effective by the Commission (as defined by the Registration Rights Agreement) by the one year anniversary of the closing date of the sale of the Preferred Shares AND the holder of such Preferred Shares can not sell any of the common stock to be received upon conversion of such Preferred Share pursuant to Rule 144, provided a legal opinion with respect to the availability of Rule 144 for the resale of Registrable Securities received upon conversion of such Preferred Shares has been rendered by a law firm acceptable to both the Company and the Holder as evidence that Rule 144 is available for such Registrable Securities; or (b) the Exercise Price (as defined in the warrants) of the warrants shall have been adjusted to the minimum Exercise Price of $0.15 and thereafter a Registration Event (as defined in the Registration Rights Agreement) shall have occurred or is continuing;

(vii) the entry by a court having jurisdiction in the premises of (a) a decree or order for relief in respect of the Company or any Subsidiary of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (b) a decree or order adjudging the Company or any Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Subsidiary under any applicable Federal or State law or (c) appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive calendar days;

(viii) the commencement by the Company or any Subsidiary of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Company or any Subsidiary in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company or any Subsidiary in furtherance of any such action;

(ix) any event of default occurs and is declared a default by the Company’s creditor with respect to any material indebtedness in which the amount defaulted exceeds US$250,000 in any one instance and US$500,000 in the aggregate, and any applicable grace periods in such indebtedness with respect to such event of default shall have expired; or

(x) a final judgment or judgments for the payment of money aggregating in excess of $250,000 are rendered against the Company or any of its Subsidiaries and which judgments are not, within sixty (60) calendar days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) calendar days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $250,000 amount set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company will receive the proceeds of such insurance or indemnity within thirty (30) calendar days of the issuance of such judgment.

Registration Rights

The Company will use its best efforts to cause a Registration Statement on Form SB-2 (the “Registration Statement”) relating to the resale of the common stock received by the holders of the Preferred Stock upon conversion of the Preferred Stock (the “Converted Common Stock”) to be filed with the Securities and Exchange Commission within 30 days following the Closing (the “Filing Deadline Date”) and shall use its commercially reasonable efforts to cause such Registration Statement to become effective within 150 days following the Closing. Subject to certain blackout periods, the Company is obligated to use best efforts to maintain the Registration Statement’s effectiveness for such time as is required to permit the persons with the registered shares to be able to sell them in the public market either under the registration statement or Rule 144(k). In the event that it does not meet its registration obligations, then the Company has agreed to each purchaser, as partial liquidated damages for the damages to the purchaser by reason thereof, and not as a penalty, at a rate equal to two percent (2%) of the purchase price of the shares held by such Purchaser per month, for each calendar month of the Registration Default Period (pro rated for any period less than 30 days), subject to a cumulative maximum value of 14%; provided, however, if a breach of the registration rights agreement obligation occurs (or is continuing) on a date more than one year after the Purchaser acquired the Registrable Securities (and thus the one year holding period under Rule 144(d) has elapsed), liquidated damages shall be paid only with respect to that portion of a purchaser’s registrable securities that cannot then be immediately resold in reliance on Rule 144; provided a legal opinion with respect to the availability of Rule 144 for the resale of Registrable Securities received upon conversion of the Series B Preferred Shares has been rendered by a law firm acceptable to both the Company and the Holder as evidence that Rule 144 is available for such Registrable Securities. Each such payment shall be made and in cash and is due and payable within five business days after the end of each calendar month of the Registration Default Period until the termination of the Registration Default Period and within five business days after such termination. The penalty payment may be made at the election of the Company in cash or shares of common stock valued at 50% of the closing bid price for such Common Stock (on the securities market at which time constitutes the principal securities market for the Common Stock) on the day such penalty is due.

WARRANTS

In connection with the Offering, Cyber Merchants will issue the investors warrants to purchase 100% of the amount of shares of common stock into which the Series B Preferred Stock may be converted. Cyber Merchants will also issue a warrant to purchase a number of shares of common stock equal to 10% of the shares of common stock that the Series B Preferred Stock are convertible to the Placement Agents. The warrants will be immediately exercisable at any time for a period of five years at an exercise price equal to 125% of the Conversion Price.

Anti-Takeover Provisions

Cyber Merchants’ restated Articles of Incorporation and Bylaws contain provisions that may make it more difficult for a third party to acquire or may discourage acquisition bids for the Company. Cyber Merchants’ Board of Directors is authorized, without action of its shareholders, to issue authorized but unissued common stock and preferred stock. The existence of undesignated preferred stock and authorized but unissued common stock enables Cyber Merchants, and the combined Company following the Exchange, to discourage or to make it more difficult to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Cyber’s common stock, having no par value per share ("Common Stock"), is traded on the Over-The-Counter Bulletin Board ("OTCBB") under the symbol "CMXG". Following the Combination, the combined Company will be continue to be traded on the OTCBB.

The following table sets forth, for the periods indicated, the reported high and low closing bid quotations for Cyber’s common stock as reported on the OTCBB. The bid prices reflect inter-dealer quotations, do not include retail markups, markdowns or commissions and do not necessarily reflect actual transactions.

Common Stock

Quarter Ended	High Bid	Low Bid

May 31, 2006	1.25	0.30
February 28, 2006	0.51	0.30

November 30, 2005	0.55	0.25
August 31, 2005	1.45	0.25
May 31, 2005	1.28	1.11
February 28, 2005	1.28	0.94

November 30, 2004	1.70	1.11
August 31, 2005	2.55	1.70
May 31, 2005	2.81	2.13
February 28, 2004	2.81	2.81

Note:  Quotations on and prior to July 22, 2005 were adjusted for a 10-for-85 reverse stock split on July 22, 2005.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is U.S. Stock Transfer and Trust Company. Its address is 1745 Gardena Ave., Glendale, California 91204-2991, and its telephone number is (818) 502-1404.

Dividend Policy

We do not currently intend to pay any cash dividends in the foreseeable future on our Common Stock and, instead, intend to retain earnings, if any, for future operation and expansion. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our board of directors may deem relevant.

LEGAL PROCEEDINGS

We are from time to time subject to other claims and litigation arising in the ordinary course of business. In the opinion of management, the ultimate outcome of claims and litigation of which management is aware will not have a material adverse effect on our consolidated financial position or results of operation. Management is not currently aware of any claims and litigation against Infosmart.

In Re: Factory 2-U Stores, Inc. On March 7, 2006, a complaint was filed against Cyber Merchants in a Chapter 7 bankruptcy proceeding in U.S. Bankruptcy Court in the District of Delaware in the matter captioned In Re: Factory 2-U Stores, Inc. The complaint seeks to recover from the Company $91,572 in alleged preferential transfers made to the Cyber Merchants by the debtor during the ninety-day period prior to the filing of the debtor's bankruptcy petition. Cyber Merchants intends to defend against such preference claim by asserting that such transfers were made in the ordinary course of business and such other available defenses. To the extent that Cyber Merchants incurs any losses, costs or damages with respect to the preference claim, including attorneys' fees and related costs, Cyber Merchants believes it may recover such losses, costs and damages from Frank Yuan and ASAP pursuant to the indemnification provisions under the Transfer Agreement. The Company has informed Mr. Yuan and ASAP that it intends to seek indemnification from them with respect to the preference claim. Further, the Company has informed Mr. Yuan and ASAP that the $50,000 reserve originally due to be paid March 30, 2006 under the terms of the Transfer Agreement will be retained by the Company until this preference claim is resolved to satisfy any potential indemnity claims.

Stanley Rosner (“Rosner”) v. World Wide Magic Net, Inc. (n/k/a Cyber) and Burlington Coat Factory, New York State Supreme Court, Nassau County, Index No. 98-006524. Breach of contract, fraud and tortuous interference action seeking $5,000,000 in compensatory damages, unspecified punitive damages and declaratory relief. By stipulation parties dated May 7, 1998, Rosner agreed to transfer the action to Supreme Court, New York County, after conceding Nassau County was not the proper venue for the action. Since that date, Rosner has neither transferred the case nor pursued it further.

RECENT SALES OF UNREGISTERED SECURITIES

Reference is made to Item 3.02 of this Current Report on Form 8-K for a description of recent sales of unregistered securities, which is hereby incorporated by reference.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Pursuant to the provisions of California’s Corporation Code, Cyber has adopted the following indemnification provisions in its restated Articles of Incorporation for its directors and officers:

“(a)  Directors. The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

(b)  Directors and Officers. The corporation is authorized to indemnify the directors and officers of the corporation to the fullest extent permissible under California law.”

In addition, Cyber’s Bylaws contain the following provision regarding indemnification of its officers, directors, employees or other agents of the corporation:

“The corporation has the power to indemnify any person who is or was a director, officer, employee, or other agent of this corporation or of its predecessor, or is or was serving as such of another corporation, partnership, joint venture, trust, or other enterprise, at the request of this corporation against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any threatened, pending, or completed action or proceeding, whether civil, criminal, administrative, or investigative, as provided in California Corporations Code Section 317 as that section now exists or may from time to time be amended to provide.”

Section 204 of the California General Corporation Law allows a corporation, among other things, to eliminate or limit the personal liability of a director for monetary damages in an action brought by the corporation itself or by way of a derivative action brought by shareholders for breach of a director’s duties to the corporation and its shareholders. The provision may not eliminate or limit liability of directors for the following specified actions, however: (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders, or that involve the absence of good faith on the part of the director; (iii) for any transaction from which a director derived an improper personal benefit; (iv) for acts or omissions that show a reckless disregard of the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the corporation or its shareholders; (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders; (vi) for transactions between the corporation and a director, or between corporations having interrelated directors; and (vii) for improper distributions and stock dividends, loans and guaranties. The provision does not apply to acts or omissions occurring before the date that the provision became effective and does not eliminate or limit the liability of an officer for an act or omission as an officer, regardless of whether that officer is also a director.

Section 317 of the California General Corporation Law gives a corporation the power to indemnify any person who was or is a party, or is threatened to be made a party, to any proceeding, whether threatened, pending, or completed, and whether civil, criminal, administrative or investigative, by reason of the fact that that person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. A corporation may indemnify such a person against expenses, judgments, fines, settlements and other amounts actually or reasonably incurred in connection with the proceeding, if that person acted in good faith, and in a manner that that person reasonably believed to be in the best interest of the corporation; and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. In an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter (a) as to which the person shall have been adjudged to be liable to the corporation in the performance of that person’s duty to the corporation and its shareholders, unless and only to the extent that the court in which such proceeding was brought shall determine that, in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses; and (b) which is settled or otherwise disposed of without court approval. To the extent that any such person has been successful on the merits in defense of any proceeding, or any claim, issue or matter therein, that person shall be indemnified against expenses actually and reasonably incurred in connection therewith. Indemnification is available only if authorized in the specific case by a majority of a quorum of disinterested directors, by independent legal counsel in a written opinion, by approval of the shareholders other than the person to be indemnified, or by the court. Expenses incurred by such a person may be advanced by the corporation before the final disposition of the proceeding upon receipt of an undertaking to repay the amount if it is ultimately determined that the person is not entitled to indemnification.

Section 317 of the California General Corporation Law further provides that a corporation may indemnify its officers and directors in excess of the statutory provisions if authorized by its Articles of Incorporation and that a corporation may purchase and maintain insurance on behalf of any officer, director, employee or agent against any liability asserted or incurred in his or her capacity, or arising out of his or her status with the corporation.

The indemnification provisions described above provide coverage for claims arising under the Securities Act and the Exchange Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the Company’s Articles of Incorporation, Bylaws, the California Corporations Code, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 3.02 Unregistered Sales of Equity Securities

In August 2006 and immediately prior to the closing, the Company issued 2,850,000 shares of Cyber’s common stock to Worldwide Gateway Co., Ltd. (“Gateway”) for Gateway’s services as a consultant to Cyber connection with the Exchange (“Gateway Shares”). Such securities were not registered under the Securities Act of 1933. The issuance of these securities was exempt from registration under Section 4(2) of the Securities Act. Cyber made this determination based on the representations of Gateway, which included, in pertinent part, that such shareholder was not a "U.S. person" as that term is defined in Rule 902(k) of Regulation S under the Act, and that such shareholders were acquiring our common stock, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that Gateway understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

Pursuant to the Exchange Agreement, Cyber issued 1,000,000 shares of its Series A Preferred Stock to the Infosmart shareholders in exchange for 100% of the outstanding shares of Infosmart. Each share of the Series A Preferred Stock will be convertible into 116.721360 shares of the Company’s common stock. Such securities were not registered under the Securities Act of 1933. The issuance of these shares was exempt from registration pursuant to Regulation S under the Securities Act of 1933. Cyber made this determination based on the representations of Gateway, which included, in pertinent part, that such shareholders were not a "U.S. person" as that term is defined in Rule 902(k) of Regulation S under the Act, and that such shareholders were acquiring our common stock, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that such shareholders understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

Pursuant to the Financing, Cyber issued 1,092,857.143 shares of its Series B Preferred Stock to the Investors in exchange for gross proceeds of approximately $7,650,000 that the Company received pursuant to Subscription Agreements entered into with the Investors for the purchase of its Series B Preferred Stock at a price of $7.00 per share. When converted to common stock, the conversion price per share is $0.261 per share of common stock, subject to standard adjustments. Such securities were not registered under the Securities Act of 1933. The issuance of these securities was exempt from registration under Section 4(2) of the Securities Act. Cyber made this determination based on the representations of Gateway, which included, in pertinent part, that such shareholders were either (a) "accredited investors" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, or (b) not a "U.S. person" as that term is defined in Rule 902(k) of Regulation S under the Act, and that such shareholders were acquiring our common stock, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that Gateway understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

In connection with Financing and the issuance of the Series B Preferred Stock to the Investors, Cyber also issued warrants to the Investors to purchase the number of shares of the common stock of Cyber Merchants into which such Series B Preferred Stock are convertible (the “Conversion Shares”). Cyber issued warrants to the Investors to purchase an aggregate of 29,310,345 shares common stock. The warrants have an exercise price of $0.326 per share, subject to adjustments. In connection with the Financing, Cyber also issued warrants to placement agents’ Keating Securities, LLC and Axiom Capital Management, Inc. for the purchase of an aggregate of 2,931,035 shares at an exercise price of $0.326. The warrants are fully vested and have a 5-year term. Such securities were not registered under the Securities Act of 1933. The issuance of these securities was exempt from registration under Section 4(2) of the Securities Act. Cyber made this determination based on the representations of the Investors, which included, in pertinent part, that such shareholders were either (a) "accredited investors" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, or (b) not a "U.S. person" as that term is defined in Rule 902(k) of Regulation S under the Act, and that such shareholders were acquiring our common stock, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that the Investors understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

After the completion of the Exchange and the Financing, the Infosmart Shareholders (including HIG) will own 1,000,000 Series A Preferred Shares (equivalent to 116,721,360 shares of Cyber’s common stock on an as-converted basis), the Investors received 1,092,857.143 Series B Preferred Stock that is convertible into approximately 29,310,345 shares of Cyber’s common stock, and the current Cyber stockholders (including Gateway) will own 12,969,040 shares of Cyber’s common stock. Upon the mandatory conversion of the Series A Preferred Stock, the Infosmart Shareholders together with the Investors (assuming the Investors elect to convert all of their Series B Preferred Stock) will own approximately 91.84% of the total outstanding shares of Cyber’s common stock, and the current Cyber stockholders will own approximately 8.16% of the total outstanding shares of Cyber’s common stock.

Item 5.01 Changes in Control of Registrant.

As explained more fully in Item 2.01, in connection with the Exchange Agreement, Cyber issued 1,000,000 shares of its Series A Preferred Stock to the Infosmart shareholders in exchange for the transfer of 100% of the outstanding shares of Infosmart’s capital stock by the Infosmart Shareholders to Cyber. Further, Cyber issued 1,092,857.143 shares of Series B Preferred Stock to the Investors in the Financing. Thus, at the Closing of the Exchange and the Financing, the Infosmart Shareholders (including HIG) owned 1,000,000 Series A Preferred Shares (equivalent to 116,721,360 shares of Cyber’s common stock on an as-converted basis), the Investors received 1,092,857.143 Series B Preferred Stock that is convertible into approximately 29,310,345 shares of Cyber’s common stock, and the current Cyber stockholders (including Gateway) owned 12,969,040 shares of Cyber’s common stock. The holders of Series A and Series B Preferred Shares are entitled to vote together with the holders of the common stock, as a single class, upon all matters submitted to holders of common stock for a vote. Each Series A and Series B Preferred Share will carry a number of votes equal to the number of shares of common stock issuable upon conversion based on the then applicable conversion rate. As such, immediately following the Exchange and Financing transactions, the Infosmart Shareholders (including HIG) held approximately 73.41% of the total combined voting power of all classes of Cyber’s outstanding stock entitled to vote. Reference is made to the disclosures set forth under Item 2.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

In connection with the Closing of the Exchange, and as explained more fully in Item 2.01 above under the section titled “Management” and in Item 5.02 of the Current Report on Form 8-K that is being filed concurrently with this Form 8-K, effective on August 16, 2006, Luca Toscani, Margie Blackwell, Jeff Andrews and Kevin R. Keating resigned as members of Cyber’s board of directors, and Kevin R. Keating resigned as President, Secretary and Treasurer of Cyber. Further, effective August 16, 2006, Kwok Chung, Sze Po Nei, Andrew Chang and Godwin Wong (the “New Cyber Directors”) were appointed as members of Cyber’s board of directors. Finally, effective August 16, 2006, the New Cyber Directors appointed Kwok Chung as the Chief Executive Officer and President of Cyber, and they appointed Sze Po Nei as the Chief Financial Officer, Treasurer and Secretary of Cyber.

The closing of the transaction under the Exchange Agreement, as amended, which resulted in the change of control of the registrant, occurred on August 16, 2006. A copy of the Exchange Agreement is included as Exhibit 2.1 to the Current Report on Form 8-K filed by Cyber on July 12, 2006, and the First Amendment to the Exchange Agreement is included as Exhibit 2.5 to this Current Report on Form 8-K.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Effective as of the Closing, pursuant to the provisions of the bylaws of Cyber, applicable to all holders of capital stock, the Board of Directors of Cyber, by resolution increased the authorized number of directors on the Board of Directors of Cyber from six to seven.

Cyber’s Certificate of Determination, Preferences, Rights and Limitations of Series A Convertible Preferred Stock and its Certificate of Determination, Preferences, Rights and Limitations of Series B Convertible Preferred Stock, as filed with the Secretary of State of California, are attached as Exhibits 3.3 and 3.4 to this Current Report on Form 8-K, and is incorporated herein by reference.

On August 16, 2006, the Board of Directors, by written resolution, approved a resolution that revises Cyber’s bylaws to increase the number of directors allowed for the Company to seven (7).

On August 16, 2006, the Board of Directors, by written resolution, agreed to change the Company’s fiscal year end effective August 16, 2006. The Company’s current fiscal year end is May 31. The new fiscal year end will now be December 31. The report to cover the transition period will be the Form 10-KSB Annual Report.

Item 5.06 Change In Shell Company Status

As explained more fully in Item 2.01 above, Cyber was a "shell company" (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) immediately before the Closing of the Exchange. As a result of the Exchange, Infosmart became the wholly owned subsidiary of Cyber and became Cyber’s main operational business. Consequently, Registrant believes that the Exchange has caused it to cease to be a shell company. For information about the Exchange, please see the information set forth above under Item 2.01 of this Current Report on Form 8-K commencing on page 3, which information is incorporated herein by reference.

Item 9.01 Financial Statement and Exhibits.

(a)  FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

The Audited Consolidated Financial Statements of Infosmart Group Limited as of December 31, 2005 and 2004 are filed as Exhibit 99.2 to this current report and are incorporated herein by reference.

The Unaudited Condensed Consolidated Financial Statements of Infosmart Group Limited as of June 30, 2006 and for the six months ended June 30, 2006 and 2005 are filed as Exhibit 99.3 to this current report and are incorporated herein by reference.

(b)  PRO FORMA FINANCIAL INFORMATION.

The following pro forma financial information is filed as Exhibit 99.4 to this Current Report and is incorporated herein by reference:

1.	The Unaudited Pro Forma Condensed Combined Balance Sheet of Cyber Merchants Exchange, Inc. and Infosmart Group Limited as of May 31, 2006.

2.	The Unaudited Pro Forma Condensed Combined Statements of Operations of Cyber Merchants Exchange, Inc. and Infosmart Group Limited for August 25, 2005 (Inception) to May 31, 2006.

(c)  SHELL COMPANY TRANSACTIONS

Reference is made to Items  9.01(a) and 9.01(b) and the exhibits referred to therein, which are incorporated herein by reference.

(d)  EXHIBITS

EXHIBIT INDEX

Exhibit Number	Description
2.1	Amended and Restated Securities Purchase Agreement, dated August 25, 2005 (5)
2.2	Transfer and Assumption Agreement dated as of May 31, 2005 (5)
2.3	Exchange Agreement by and among Cyber, KI Equity, Hamptons Investment Group, Ltd., Prime and the Prime Shareholders dated July 7, 2006 *(6)
2.4	Guarantee and Assumption Agreement by and among Cyber, Infosmart, IS International, IS Technology and IS Media dated July 7, 2006 (6)
2.5
First Amendment to the Exchange Agreement dated August 16, 2006 between Cyber, KI Equity Partners, LLC, Hamptons Investment Group, Ltd., Prime, Prime Shareholders, Infosmart Group Ltd. and the Infosmart Shareholders *

2.6	Amended and Restated Guarantee and Assumption Agreement by and among Cyber, IS International, IS Technology and IS Media dated August 16, 2006
2.7	Voting Agreement by and among the Infosmart Stockholders and KI Equity dated August 16, 2006
2.8	Escrow Agreement by and among Cyber, KI Equity, Infosmart, the Infosmart Stockholders and Richardson, as escrow agent, dated August 16, 2006
2.9	Financial Advisory Agreement by an among Keating Securities LLC and Cyber Merchants Exchange Inc. dated August 16, 2006
3.1	Articles of Incorporation (1)
3.2	Bylaws (1)
3.3	Certificate Of Determination Of Rights, Preferences, Privileges And Restrictions Of Series A Convertible Preferred Stock
3.4	Certificate Of Determination Of Rights, Preferences, Privileges And Restrictions Of Series B Convertible Preferred Stock
4.1	Lock-Up Agreement (2)
4.2	Specimen Stock Certificate for Shares of Common Stock of the Company (4)
4.3	Warrant expiring October 15, 2002 issued by the Company to Burlington Coat Factory Warehouse Corporation on October 15, 1997 (1)
4.4	Warrant expiring February 10, 2004 issued by the Company to Imperial Bank on February 10, 1999 (4)
4.5	Warrant expiring May 25, 2005 issued by the Company to Factory 2-U on May 25, 2000 (3)
10.1	Lease of registrant's facilities (1)
10.2	Participation Agreement with Burlington Coat Factory Warehouse Corporation (1)
10.3	Contract with Family Bargain Corporation (1)
10.4	1996 World Wide Magic Net, Inc. Stock Option Plan (1)
10.5	1999 Stock Option Plan (4)
10.6	2001 Stock Option Plan (4)
10.7	Software Sales Agreement to Global Purchasing Dotcom (4)
10.8	Software Sales Agreement to eSEA Co., LTD (4)
10.9	Software Sales Agreement to C-Me Taiwan (4)
10.10	Joint Venture Agreement with Good Support International, Limited (4)
10.11	Joint Venture Agreement with Vickem Patana Co., Ltd. (4)
10.12	Joint Venture Agreement with Abest Tech Company, Ltd. (4)
10.13	Factory 2-U Stores, Inc. - Joint Marketing and Cooperation Agreement (4)

10.14	Placement Agent Agreement dated July 7, 2006 between the Registrant, Securities, LLC and Axiom Capital Management, Inc. *
10.15	Form of Subscription Agreement between the Registrant and the Investor to be identified therein
10.16	Registration Rights Agreement
10.17	Form of Common Stock Purchase Warrant
10.18	Assignment and Assumption of Placement Agreement by an among Infosmart, Cyber, Keatings Securities, LLC and Axiom Capital Management, Inc. dated August 16, 2006
10.19	Appointment Letter Agreement by and among Sze Po Nei and Infosmart Group Limited dated June 1, 2006
10.20	Appointment Letter Agreement by and among Andrew Chang and Infosmart Group Limited dated July 1, 2006
10.21	Appointment Letter Agreement by and among Kwok Chung and Infosmart Group Limited dated July 1, 2006
10.22	Cooperation Agreement by and among Infoscience Media Ltd. and Infoscience Holdings Ltd. dated December 1, 2005
10.23	Cooperation Agreement by and among Info Smart Technology Limited. and Mega Century Limited dated January 1, 2006
10.24	Amendment Agreement by and among Info smart Technology Limited, Info Smart International Enterprises Limited, and Mega Century Ltd. dated January 1, 2006
10.25	Banking Facilities Letter Agreement by and between Infoscience Media Limited and Hang Seng Bank Limited dated September 15, 2005
10.26	General Banking Facilities Agreement by and between Info Smart Technology Ltd. and Chiyu Banking Corporation Limited dated November 28, 2003
10.27	Contract for two Automatic Dual Track DVDR Manufacturing Systems "Streamline II DVDR" between Infoscience Media Ltd. and ACME Cassette Manufacturing Limited dated September 15, 2004
17.1	Letter of Resignation from Kevin R. Keating to the Board of Directors (7)
17.2	Letter of Resignation of directors Jeff Andrews, Margie Blackwell and Luca Toscani to the Board of Directors (7)
21.1	List of Subsidiaries
23.1	Consent Letter of PKF
99.1	Press Release
99.2	Financial Statements for the Years Ended December 31, 2005 and 2004
99.3	Financial Statements for the Quarters Ended June 30, 2006 and 2005
99.4	Pro Forma Financial Information

(1)	Filed on May 6, 1999 as an exhibit to the Company's Registration Statement on Form SB-2 (File No. 333-60487), as amended, and incorporated herein by reference.

(2)	Filed on January 27, 2000 as an exhibit to a report by the Company on a Form 8-A and incorporated herein by reference.

(3)	Filed on July 18, 2000 as an exhibit to a report by the Company on a Form 8-K dated June 30, 2000 and incorporated herein by reference.

(4)	Filed on September 29, 2000 as an exhibit to the Company's report on Form 10-KSB for the fiscal year ended June 30, 2000 and incorporated herein by reference.

(5)	Filed on August 26, 2005 as an exhibit to a report by the Company on a Form 8-K dated August 25, 2005 and incorporated herein by reference.

(6)	Filed on July 12, 2006 as an exhibit to a report by the Company on a Form 8-K dated July 7, 2006 and incorporated herein by reference.

(7)	Filed as an exhibit to the Company's other Current Report on Form 8-K filed concurrently with this Form 8-K.

* The schedules to this document are not being filed herewith.  Cyber agrees to furnish supplementally a copy of any such schedule to the Securities and Exchange Commission upon request..

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

CYBER MERCHANTS EXCHANGE INC.

Date: August 23, 2006	By:	/s/ Kwok Chung
Kwok Chung
Chief Executive Officer